Exhibit 10.1**

Certain information (indicated by “[***]”) and schedules have been excluded from this agreement because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

Between

GLAXOSMITHKLINE INTELLECTUAL PROPERTY (No. 4) LIMITED

And

ITEOS belgium s.a.

SCHEDULES

SCHEDULE 1.84 – EOS-448 Antibody

SCHEDULE 1.250 – Third Party Component Contracts

SCHEDULE 3.2 – Initial Global Development Plan

SCHEDULE 3.12 – Form of Material Transfer Record

SCHEDULE 8.3.1 – Pre-Tax Profit or Loss Schedule

SCHEDULE 8.11 – Form of Invoice

SCHEDULE 10.6 – Press Release

SCHEDULE 14.2.1 – ITEOS Background Patents

-i-

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and entered into as of June 11, 2021 (“Execution Date”) and is effective as of the Effective Date (as defined below), between GLAXOSMITHKLINE INTELLECTUAL PROPERTY (No. 4) LIMITED, a company registered in England and Wales (registered number 11721880) and having business offices at 980 Great West Road, Brentford, Middlesex TW8 9GS United Kingdom (“GSK”), and iTeos Belgium S.A., a public limited company having an office at Rue des Frères Wright, 29, B-6041 Gosselies Belgium (“ITEOS”).  GSK and ITEOS are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, GSK, among other things, conducts programs to discover, develop, manufacture and commercialize innovative pharmaceutical medicines;

WHEREAS, ITEOS, among other things, conducts programs to discover and develop therapeutic products for the treatment and prevention of diseases; and

WHEREAS, GSK and ITEOS desire to enter into this Agreement to collaborate with respect to the Development Program and the Commercialization of Licensed Products that may result therefrom, consistent with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1
Definitions

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1	“AAA Rules” has the meaning set forth in Section 16.2 (Arbitration).
1.2	“ACCME Standards” has the meaning set forth in Section 6.9.3 (Applicable Laws and Guidelines).
1.3

“Accounting Standards” means, with respect to GSK, IFRS, and with respect to ITEOS, GAAP, in each case, as consistently applied by the applicable Party and its Affiliates, as the same may be changed from time to time by the Parties.

1.4	“Acquiree” has the meaning set forth in Section 9.12.3(b) (New Affiliate Exception).
1.5	“Acquiror” has the meaning set forth in Section 9.12.3(a) (New Affiliate Exception).
1.6	“Additional Development Activities” has the meaning set forth in Section 3.4.1 (Additional Development Proposals).

1.7	“Additional Development Proposal” has the meaning set forth in Section 3.4.1 (Additional Development Proposals).
1.8

“Affiliate” means, with respect to a given Party, any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls, or is controlled by, or is under common control with such Party.  For the purposes of this Section 1.8 (Affiliate), “control” means ownership, directly or indirectly through one or more Affiliates, of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity, or status as a general partner in the case of any partnership, or any other arrangement whereby a corporation or other entity controls or has the right to control the board of directors or equivalent governing body or management of another corporation or other entity.

1.9	“Agreement” has the meaning set forth in the preamble.
1.10	“Alliance Manager” has the meaning set forth in Section 7.8 (Alliance Managers).
1.11	“Allowable Expenses” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.12	“AMA” has the meaning set forth in Section 6.9.3 (Applicable Laws and Guidelines).
1.13

“Applicable Law” means, individually and collectively, any and all laws, statutes, ordinances, rules, directives and regulations of any governmental or regulatory authority within the applicable jurisdiction that may be in effect from time to time that apply to a Party’s activities or obligations under or in connection with this Agreement, including, if applicable, GMP, GLP, GCP, the FD&C Act, the Prescription Drug Marketing Act of 1987, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the False Claims Act (31 U.S.C. § 3729 et seq.), Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Patient Protection and Affordable Care Act (42 U.S.C. § 18001 et seq.), the Social Security Act (42 U.S.C. Chapter 7), the Antifraud and Abuse Amendment to the Social Security Act, Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), FCPA, Data Protection Laws, and all applicable implementing regulations for the foregoing, and all applicable state laws and the laws of the District of Columbia corresponding to any of the foregoing, all as amended from time to time.

1.14

“Approved Labeling” means, with respect to a Licensed Product: (a) the Regulatory Authority-approved full prescribing information for such Licensed Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Licensed Product.

1.15

“Arising Technology” means all Patents and Know-How invented, discovered, created or developed by or on behalf of a Party solely or the Parties jointly in connection with the exercise of its or their rights or performance of its or their obligations under this Agreement.

1.16	“Background Technology” of a Party means, in the case of GSK, the GSK Background Technology, and in the case of ITEOS, the ITEOS Background Technology.
1.17	“Balancing Payment” has the meaning set forth in Section 8.3.5(b) (Quarterly Reconciliation Payment).
1.18	“Bankruptcy Code” means Title 11 of the United States Code.
1.19	“Benchmark Countries” has the meaning set forth in Section 1.181 (Net Sales).
1.20

“Biosimilar Product” means with respect to a given Licensed Product in a particular country in the Territory, any product sold by a Third Party not authorized by GSK or its Affiliates or its or their Sublicensees that is approved by the applicable Regulatory Authority for such country through any application or submission filed with a Regulatory Authority for Regulatory Approval of a biological product determined to be biosimilar or interchangeable to such Licensed Product, including an application filed under 42 U.S.C. § 262(k) or any similar provisions in a country outside the United States, based in reliance, at least in part, on data generated for a Regulatory Approval of such Licensed Product.

1.21	“BLA” means a Biologics License Application (as more fully defined in 21 C.F.R. 601.2 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.
1.22	“BPCIA” has the meaning set forth in Section 11.3.1 (Notification of Infringement).
1.23	“Breaching Party” has the meaning set forth in Section 12.3.1 (Termination for Material Breach).
1.24

“Business Day” means a day that is not (a) a Saturday, Sunday or a day on which banking institutions in New York, New York or London, United Kingdom are required by Applicable Law to remain closed, or (b) the nine (9) consecutive calendar days beginning on December 24 through and including January 1 of each Calendar Year to the extent those days are not included in (a) in this Section 1.24.

1.25	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.26	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.27	“CDA” means that certain Mutual Confidential Disclosure Agreement between GlaxoSmithKline LLC and iTeos Belgium SA [***].
1.28	“Cessation” has the meaning set forth in Section 12.5 (Termination for Cessation of Development or Commercialization).
1.29	“Change of Control” means, with respect to a Party, an event or transaction or series of events or transactions by which: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding securities of such Party or the total voting power of such securities normally entitled to vote in elections of directors; (b) (i) such Party reorganizes, consolidates or comes under common control with, or merges into another entity, or (ii) any entity reorganizes, consolidates or comes under common control with, or merges into, such Party, in either event of the foregoing ((i) or (ii)) where more than fifty percent (50%) of the total voting power of the securities outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of such Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers or leases to a Third Party all or substantially all of its assets or business relating to this Agreement.

1.30

“Clinical Manufacturing” or “Clinical Manufacture” means Manufacture of a Licensed Product (including the cost of Manufacturing Licensed Antibody contained in Licensed Product) or acquisition of such Licensed Antibody and Licensed Product from a CMO, in each case, for use in Clinical Trials.

1.31

“Clinical Manufacture Costs” means Manufacturing Costs of the Manufacture of a given Licensed Product (including the cost of Manufacturing Licensed Antibody contained in Licensed Product) or other compound, antibody, or product Controlled by GSK, in each case, for clinical use of such Licensed Product or other compound, antibody, or product Controlled by GSK, as applicable, anywhere in the Territory.

1.32

“Clinical Trial” means any study in humans to obtain information regarding a pharmaceutical product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such product, including a Registration Study.

1.33

“CMC Development” means the following Development activities: test method development and stability testing, process development, control strategy and process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities, in each case, pertaining to Development of a process to Manufacture Licensed Antibody and Licensed Products.

1.34	“CMOs” has the meaning set forth in Section 1.167.2 (Manufacturing Cost).
1.35	“CMS” has the meaning set forth in Section 6.9.5 (Reporting).
1.36	“Co-Administration Studies” means clinical studies for co-administration (not co-formulation) of pharmaceutical products (that are not Licensed Products) together with the EOS-448 Sole Active Product.
1.37

“Co-Administration Therapy” means the use or method of using the EOS-448 Sole Active Product and at least one other pharmaceutical product together in either concomitant or sequential administration.  For the avoidance of doubt, a Co-Administration Therapy (a) will not be considered a Co-Formulated Product hereunder and (b) will not be considered a Combination Product hereunder unless such Co-Administration Therapy is sold and invoiced under a single invoiced price.
1.38	“Co-Chair” has the meaning set forth in Section 7.6.1 (Membership).
1.39	“Co-Formulated Product” has the meaning set forth in Section 1.181 (Net Sales).
1.40	“Collaboration In-License” has the meaning set forth in Section 9.11.3 (New Collaboration In-Licenses).
1.41

“Combination Product” means a Licensed Product that includes a Licensed Antibody in combination with one or more pharmaceutically active ingredients that is not any other Licensed Antibody (the “Other Component(s)”), whether in a single formulation finished form, co-packaged, or as separate products otherwise sold and invoiced under a single invoiced price.

1.42

“Commercial Manufacturing” or “Commercial Manufacture” means Manufacture of a Licensed Product (including the cost of Manufacturing Licensed Antibody contained in Licensed Product) or acquisition of such Licensed Antibody and Licensed Product from a CMO, in each case, for Commercialization of such Licensed Product in the Territory.

1.43

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a given Licensed Product, including activities related to marketing, promoting, selling, distributing, seeking, obtaining, and maintaining Reimbursement Approvals, and importing and exporting such Licensed Product, launch preparation activities and interacting with Regulatory Authorities regarding any of the foregoing, but excluding, in each case (a) for clarity, interactions with Regulatory Authorities regarding Clinical Trials, obtaining Regulatory Approvals, and other Development activities (including for clarity Manufacturing activities related to Development) and (b) activities directed to Development, Manufacturing, or Medical Affairs. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.44	“Commercialization Excess Costs” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.45	“Commercialization Permitted Overage” has the meaning set forth in the Section 8.3.5(c) (Overruns).
1.46	“Commercialization Plan” means the Global Strategic Launch Plan and the Joint Commercialization Plan.
1.47	“Commercialization Report” has the meaning set forth in Section 6.8 (Commercialization Reporting).
1.48

“Commercially Reasonable Efforts” means such efforts that are consistent with the efforts and resources normally used by GSK (in the case of GSK) or ITEOS (in the case of ITEOS) in the exercise of its reasonable business discretion relating to Development and Commercialization of a compound, antibody, or product owned by it or to which it has exclusive rights, with similar characteristics as the applicable relevant Licensed Antibody and Licensed Product hereunder, that is of similar market potential at a similar stage in its development or product life as such Licensed Antibody or Licensed Product, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved, profitability, and other relevant factors, including technical, legal, scientific or medical factors.  For purposes of clarity, it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the product and the market(s) involved.

1.49	“Committed Development Spend” has the meaning set forth in Section 3.2.3 (Shared Development Costs).
1.50	“Committed Studies” has the meaning set forth in Section 3.2.1 (Global Development Plan).
1.51	“Committee” means, individually, the JSC, the JDC, the JCC and the Financial Working Group or any other Subcommittee established as set forth in Section 7.5 (Other Subcommittees).
1.52	“Committee Deadlock” has the meaning set forth in Section 7.7.1 (Committee Decision Making).
1.53

“Companion Diagnostic” means a product designed for use in a diagnostic biomarker assay tailored or optimized for use with a Licensed Product, for predicting or monitoring the suitability of such Licensed Product for prophylactic or therapeutic use in human patients or defined subpopulations thereof.  A Companion Diagnostic shall be intended for use (a) as a means to select or monitor the patient population for the conduct of clinical studies of such Licensed Product, (b) to predict predisposition to treatment in clinical use with such Licensed Product, or (c) to predict or monitor potential safety considerations in clinical use with such Licensed Product.  Use of a Companion Diagnostic to guide use of the Licensed Product will be contingent on appropriate Regulatory Approvals for such uses as deemed necessary by the FDA or other similar Regulatory Authority with appropriate jurisdiction.

1.54	“Competing Product” has the meaning set forth in Section 11.3.1 (Notification of Infringement).
1.55	“Compliance Officers” has the meaning set forth in Section 6.9.1 (Establishment of Compliance Program).
1.56

“Confidential Information” means any technical, business or other information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether prior to, on, or after the Effective Date, including under the CDA.

1.57

“Control” (including variations such as “Controlled,” “Controlling” and the like) means, (a) with respect to any Know-How, Patent, material, information or other intellectual property, the possession (whether by sole or joint ownership or license or otherwise, other than the licenses granted hereunder) of the ability to grant access, right to use, license or sublicense or other right to Exploit such Know-How, Patent, material, information or other intellectual property as set forth in this Agreement, or (b) with respect to any compound, antibody or product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than the licenses granted hereunder) to grant a license or sublicense under Patents that claim such compound, antibody or product or under Know-How that is used in connection with the Exploitation of such compound, antibody, or product, in each case ((a) and (b)), without violating the terms of any agreement or other arrangement with any Third Party, or any Applicable Law. Notwithstanding any provision to the contrary set forth in this Agreement, a Party and its Affiliates will not be deemed to “Control” any Know-How, Patent, material, information, other intellectual property, compound, antibody or product, that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party (or an Affiliate of such Third Party) that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless (i) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Know-How, Patents, material, information, other intellectual property, compound, antibody or product, (ii) any such Know-How, Patents, material, information, other intellectual property, compound, antibody or product arise from participation by employees or consultants of such Third Party in any activities conducted under this Agreement after such Change of Control, or (iii) the Know-How, Patents, material, information, other intellectual property, compound, antibody or product, owned or in-licensed by such Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates actually uses any such Know-How, Patents, material, information, other intellectual property, compound, antibody or product, in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) through (iii)), such Know-How, Patents, material, information, other intellectual property, compound, antibody or product, will be deemed “Controlled” by such Party for purposes of this Agreement.

1.58	“Controlling Party” has the meaning set forth in Section 11.2.1 (Subject Patents).
1.59	“Cost Share End Date” has the meaning set forth in Section 6.7.3 (Effects of Opt-Out).
1.60	“Cost Share Start Date” has the meaning set forth in Section 8.3.1 (Pre-Tax Profit or Loss).
1.61

“Cover” or “Covered” or “Covering” means, with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in such Patent.

1.62

“Currency Gains and Losses” means the gain or loss resulting from changes in exchange rates between the functional currency and the foreign currency in which the transaction is denominated, to the extent specifically identifiable to a Licensed Product for which costs are shared by the Parties hereunder and shall only include the currency gains and losses realized between the end of a Calendar Quarter and the date of invoice payment for that Calendar Quarter.

1.63

“Data” means pre-clinical data (including computational validation, genetic data (including genotype, phenotype and genetic sequencing data), in vitro and in vivo data), clinical data (including enrollment data, broad data sets, study and investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases), and regulatory, Manufacturing, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety and quality control data, information and documentation, whether in written or electronic form.

1.64

“Data Protection Law” means all applicable laws, rules and regulations, including, to the extent applicable, the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”), the California Consumer Privacy Act of 2018 (“CCPA”), and any applicable supranational or national legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time, including, to the extent applicable, European Data Protection Laws.

1.65	“Data Security Breach” has the meaning set forth in Section 10.5 (Data Breach).
1.66

“Data Sharing Initiative” means GSK’s policy initiative (as may be amended from time to time), known at the Effective Date as the “SHARE Initiative”, to provide researchers with access to Clinical Trial and study information, including anonymized patient level data, as such initiative is described on https://www.clinicalstudydatarequest.com/.

1.67	[***].
1.68

“Detail” or “Detailing” means, with respect to a Licensed Product, the communication made by a Sales Representative during a Sales Call (a) involving face-to-face contact or virtual meetings (such as through videoconference) with healthcare professionals, (b) describing in a fair and balanced manner the FDA-approved uses and other relevant characteristics of the Licensed Product being detailed, (c) using approved Promotional Materials in an effort to inform healthcare professionals on the Licensed Product for its FDA-approved uses in a manner consistent with Applicable Law, and (d) made at a healthcare professional’s office or other appropriate venues (including audio or video teleconference) conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis on the Licensed Product with such healthcare professional.

1.69

“Development” means any and all research and development activities conducted that are necessary for developing, seeking, obtaining, or maintaining Regulatory Approvals for Licensed Products, which include pre-clinical studies and non-clinical studies, Clinical

Trials, quality of life assessments, translational research, Companion Diagnostic development, pharmacoeconomics, regulatory affairs, Manufacturing process development, formulation development and activities performed in support of the CMC (chemistry, manufacturing and controls, or equivalent) section of an IND or BLA and other Regulatory Filings, including all CMC Development.  For clarity, Development excludes Commercialization, Manufacturing, and Medical Affairs activities. “Develop” and “Developing” shall have their correlative meanings.

1.70	“Development and Filing Milestone” has the meaning set forth in Section 8.4 (Development and Filing Milestones).
1.71	“Development and Filing Milestone Payments” has the meaning set forth in Section 8.4 (Development and Filing Milestones).
1.72

“Development Costs” means the [***] incurred by a Party or its Affiliates, Sublicensees or subcontractors after the Effective Date in the performance of the respective Shared Global Development Activities of such Party [***] to the Development of a Licensed Product, to the extent incurred in accordance with the Global Development Plan and Global Development Budget. Development Costs include, to the extent set forth in the Global Development Plan and corresponding Global Development Budget (a) costs for other materials (e.g., non-Licensed Product comparator drugs and placebo obtained for use in Development of the Licensed Products), (b) all filing fees required for and other costs associated with, any Regulatory Filings for Licensed Products [***] (c) [***] (i) [***] (ii) CMC Development, [***] (d) Clinical Manufacture Costs, (e) Manufacturing Costs [***], (h) Patent Costs [***]. Development Costs excludes all costs incurred in connection with Commercialization of or performance of Medical Affairs activities [***] for Licensed Products. Development Costs do not include any costs or expenses incurred by GSK in connection with the performance of the GSK Sole Development Activities.

1.73	“Development Excess Costs” has the meaning set forth in Section 8.2.2(b) (Overruns).
1.74

“Development FTE Costs” means, as applicable with respect to any period, the FTE Rate for the performance of Development activities, multiplied by the actual total number of FTEs (or portion thereof) directly devoted to performing such Development activities in accordance with the Global Development Plan under this Agreement, during such period. The calculation of the number of FTEs for purposes of determining Development FTE Costs will be documented by the Parties in a manner designed to ensure proper reporting and auditing of such information in accordance with this Agreement.

1.75	“Development Program” has the meaning set forth in Section 7.2.1 (Establishment of the JDC).
1.76	“Development Reports” has the meaning set forth in Section 3.6 (Development Reporting).
1.77	“Disclosing Party” has the meaning set forth in Section 1.56 (Confidential Information).
1.78	“Dispute” has the meaning set forth in Section 16.1 (Dispute Resolution).

1.79	“Dollars” or “$” means the official currency of the United States of America.
1.80	“DOJ” has the meaning set forth in Section 2.2 (HSR Filing).
1.81	“Effective Date” has the meaning set forth in Section 2.1 (Effectiveness of the Agreement).
1.82	“EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union.
1.83	“Entity” has the meaning set forth in Section 8.10.4 (No Partnership).
1.84	“EOS-448 Antibody” means the antibody targeting TIGIT known internally by ITEOS as EOS-448, the structure of which is set forth on Schedule 1.84.
1.85	“EOS-448 Sole Active Product” means the pharmaceutical product that contains a Licensed Antibody as the sole active ingredient, in all forms, presentations, strengths, doses and formulations.
1.86

“European Data Protection Laws” means the General Data Protection Regulation 2016/679, the e-Privacy Directive 2002/58/EC, the e-Privacy Regulation 2017/003 once it takes effect, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument that implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, including the Data Protection Act 2018 of the United Kingdom, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.87

“European Union” means the economic, scientific and political organization of member states in Europe, as it may be constituted from time to time, and notwithstanding any provision to the contrary set forth in this Agreement, will include the United Kingdom for purposes of this Agreement.

1.88	“Excluded Commercialization Activities” has the meaning set forth in Section 1.236 (Shared Commercialization Activities).
1.89	“Exclusive Sublicense” has the meaning set forth in Section 9.3 (Sublicenses).
1.90	“Execution Date” has the meaning set forth in the preamble.
1.91	“Existing CMO” means [***].
1.92	“Existing CMO Agreement” has the meaning set forth in Section 5.1.2 (Clinical Supply).
1.93	“Expansion” has the meaning set forth in Section 1.203 (Phase 2 Adaptive Study).

1.94

“Exploit” means Develop, have Developed, make, have made, use, have used, perform Medical Affairs, have performed Medical Affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized or otherwise exploit. “Exploitation” and “Exploiting” will be construed accordingly.

1.95	“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions in the United States.
1.96	“Field” means any use or purpose, including the treatment, palliation, diagnosis or prevention of any human or animal disease.
1.97	“Financial Report” has the meaning set forth in Section 8.3.2 (Reporting Generally).
1.98	“Financial Working Group” has the meaning set forth in Section 7.4 (Financial Working Group).
1.99

“First Commercial Sale” means, with respect to a given Licensed Product in a country, the first commercial sale in an arms-length transaction of such Licensed Product by or on behalf of GSK, its Affiliate or Sublicensee in such country following receipt of applicable Regulatory Approval of such Licensed Product in such country; provided, however, that First Commercial Sale shall not include any transfer of a product (a) between or among GSK and its Affiliates or its Sublicensees, unless the Affiliate or Sublicensee is the last entity in the distribution chain of such product, or (b) for purposes of patient assistance programs, treatment IND sales, named patient sales or compassionate use sales, provided, that in case of (b), such product is sold at a price no greater than GSK’s Manufacturing Costs for such Licensed Product.

1.100	“First No Opt-Out Period” means, with respect to a Licensed Product, the time period commencing on the Effective Date and ending on [***].
1.101

“Force Majeure” means any event beyond the reasonable control of the affected Party, including: embargoes; war or acts of war, including terrorism; insurrections, riots, or civil unrest; strikes, lockouts or other labor disturbances; epidemics (including pandemics), the spread of infectious diseases, and quarantines; fire, floods, earthquakes or other acts of nature; impossibility to obtain materials, components, drug substance, utilities, equipment, supplies, fuel or other required materials, receipt of warning letters, or loss, infection or failure of cell banks (in each case, due to reasons other than the affected Party’s negligence or willful misconduct or any other cause within the reasonable control of the affected Party); or acts, omissions, or delays in acting by any Governmental Authority (including the refusal of any Regulatory Authority to issue required Regulatory Approvals due to reasons other than the affected Party’s negligence or willful misconduct or any other cause within the reasonable control of the affected Party), and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event.

1.102	“FTC” has the meaning set forth in Section 2.2 (HSR Filing).
1.103

“FTE” means, with respect to employees of a Party or its Affiliates, the equivalent of the work of one (1) full time person for one (1) year (consisting of at least [***] hours per year).  Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.  If any person works partially on other work in a given Calendar Year, then the full-time equivalent to be attributed to such person’s work hereunder shall be equal to the percentage of such person’s total work time in such Calendar Year that such person spent working on activities contemplated under this Agreement.  FTE efforts shall not include the work of general corporate personnel.  Each Party shall track FTEs of its personnel using such Party’s standard practices and methodologies and in a manner designed to ensure proper reporting and auditing of such information in accordance with this Agreement.

1.104

“FTE Rate” means, unless otherwise agreed by the unanimous decision of the Financial Working Group or by the Parties in writing, commencing on the Effective Date, (a) with respect to Development activities, [***] per FTE and (b) with respect to Commercialization activities at a rate to be agreed by the Financial Working Group prior to commencement of Commercialization activities by either Party. The FTE Rate shall be increased or decreased on the first day of every January starting in 2023 by a percentage equivalent to the change over the preceding twelve (12)-month period in the Consumer Price Index for All Urban Consumers (All Items), or any successor to such published measure, not seasonally adjusted, as published by the U.S. Department of Labor Bureau of Labor Statistics.  For clarity, the FTE Rate includes “fully burdened” base salary, target bonus (yearly bonus based on achievement of personal/corporate targets), plus benefits including holiday allowance, pension, medical, risk, share-based payments and other remuneration-based benefits, tax and social security; however, the FTE Rate does not include or cover costs for facilities, travel expenses and IT allocation.

1.105	“GAAP” means generally acceptable accounting standards, principles, and procedures as issued by the Financial Accounting Standards Board (FASB).
1.106

“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) FDA regulations and guidelines for good clinical practice, as promulgated by the FDA under 21 CFR Parts 50, 54, 56, 312 and 812, (b) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (c) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (d) the Declaration of Helsinki (2008), and (e) any further amendments or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which clinical studies of a product are conducted.

1.107

“Global Development Budget” means the budget of all [***] to be incurred from and after the Effective Date in the performance of any Shared Global Development Activities under the Global Development Plan for any Licensed Antibodies and Licensed Products, including (a) a budget, broken down by Calendar Quarters and at a level of detail agreed by the JDC, for the estimated [***] expected to be incurred by each Party in the given Calendar Year with respect to such Shared Global Development Activities under the Global Development Plan and (b) for subsequent Calendar Years, a [***], of the estimated [***] to be incurred in connection with such Shared Global Development Activities under the applicable Global Development Plan [***] for such Licensed Antibodies and Licensed Products. The Global Development Budget will not include any costs or expenses to be incurred by GSK in connection with the performance of the GSK Sole Development Activities.

1.108

“Global Development Plan” means the written plan setting forth (a) (i) all Development activities (including Clinical Trials) for any Licensed Antibodies and Licensed Products (including Combination Products), in each case, through the completion of Registration Studies and any other Development activities necessary to obtain and maintain Regulatory Approvals for such Licensed Products in the U.S. and the European Union, including process development activities, CMC activities, formulation development, Companion Diagnostic development, and any post-Regulatory Approval studies and other non-clinical and pre-clinical studies and Clinical Trials, activities related to value-evidence outcomes, patient-focused outcomes and epidemiology, in each case, the data from which may be used to obtain or maintain Regulatory Approval in both the U.S. and the European Union (the activities described in this clause (a)(i), the “Shared Global Development Activities”), and (ii) all Development activities (including Clinical Trials), other than activities described in the foregoing clause (a)(i), that are necessary or desirable to obtain and maintain Regulatory Approvals of each Licensed Product in the Net Sales Territory, including all proposed post-Regulatory Approval studies and all other non-clinical and pre-clinical studies and Clinical Trials, activities related to value-evidence outcomes, patient-focused outcomes and epidemiology, in each case, the data from which will be used solely to obtain or maintain Regulatory Approval in the Net Sales Territory (the activities described in this clause (a)(ii), the “GSK Sole Development Activities”), (b) the estimated timelines for the performance and completion of such activities described in clause (a), (c) the regulatory strategy for obtaining and maintaining Regulatory Approval for Licensed Products in the Territory, (d) the supplies of Licensed Antibodies and Licensed Products (or components thereof including Other Components Controlled by GSK), comparator drugs and placebo, in each case, needed to perform such Development activities, and (e) the Global Development Budget, in each case ((a) through (e)), as the same may be amended from time-to-time in accordance with this Agreement. The initial Global Development Plan is attached as Schedule 3.2 of this Agreement.

1.109	“Global Strategic Launch Plan” has the meaning set forth in Section 6.1 (Global Strategic Launch Plan).
1.110

“GLP” means all applicable Good Laboratory Practice standards, including, as applicable: (a) FDA regulations and guidelines for good laboratory practice, as promulgated by the FDA under 21 CFR Part 58; (b) European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time as well as any Rules Governing Medicinal Products in the European Community Vol. III, ISBN 92.825 9619-2 (ex-OECD principles of GLP); and (c) any further amendments or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which pre-clinical or clinical studies of a product are conducted.

1.111

“GMP” means all applicable Good Manufacturing Practices, including: (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice; (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601, 610 and 820; (c) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products; (d) the principles detailed in the ICH Q7A guidelines; and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.112

“Government Official” (where “government” means all levels and subdivisions of governments, i.e., local, regional, national, administrative, legislative, executive, or judicial, and royal or ruling families) means (a) any officer or employee of a government or any department, agency or instrumentality of a government (which includes public enterprises, and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party, or any candidate for public office; (d) any individual defined as a government or public official under Applicable Laws (including anti-bribery and corruption laws) and not already covered by any of the above; or (e) any individual acting in an official capacity for or on behalf of any of the above.  “Government Official” includes any individual with close family members who are Government Officials (as defined above) with the capacity, actual or perceived, to influence or take official decisions affecting the business of a Party.

1.113

“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority, or functions of any nature pertaining to government.

1.114	“GSK” has the meaning set forth in the preamble.
1.115	“GSK Arising Know-How” has the meaning set forth in Section 11.1.3 (Ownership by GSK).
1.116	“GSK Arising Patents” has the meaning set forth in Section 11.1.3 (Ownership by GSK).
1.117	“GSK Arising Technology” means GSK Arising Know-How and GSK Arising Patents.
1.118	“GSK Background Know-How” means any Know-How Controlled by GSK or its Affiliates as of the Effective Date or during the Term, other than pursuant to this Agreement.
1.119	“GSK Background Patents” means any Patents Controlled by GSK or its Affiliates as of the Effective Date or during the Term, other than pursuant to this Agreement.
1.120	“GSK Background Technology” means the GSK Background Know-How and the GSK Background Patents.
1.121	“GSK CMO Agreement” has the meaning set forth in Section 5.1.5 (Second Source).
1.122	“GSK Indemnitees” has the meaning set forth in Section 15.1.1 (Indemnification by ITEOS).
1.123	“GSK Patents” has the meaning set forth in Section 11.2.3 (GSK Patent Prosecution and Costs).
1.124	“GSK Sole Development Activities” has the meaning set forth in Section 1.108 (Global Development Plan).
1.125

“GSK Technology” means (a) all GSK Background Technology, (b) all GSK Arising Technology Controlled by GSK or any of its Affiliates during the Term, and (c) GSK’s joint ownership interest in Joint Arising Technology Controlled by GSK during the Term, in each case ((a) through (c)), that [***] and the terms of this Agreement.

1.126	“Guidelines” has the meaning set forth in Section 6.9.3 (Applicable Laws and Guidelines).
1.127	“HSR Act” has the meaning set forth in Section 2.2 (HSR Filing).
1.128	“HSR Clearance Date” has the meaning set forth in Section 2.2 (HSR Filing).
1.129	“HSR Filings” has the meaning set forth in Section 2.2 (HSR Filing).

1.130

“Human Biological Samples” means any human biological material (including any derivative or progeny thereof), including any portion of an organ, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, cells, gametes, or sub-cellular structures such as DNA, or any derivative of such biological material such as stem cells or cell lines; and any human biological product, including hair, nail clippings, teeth, urine, feces, breast milk and sweat.

1.131	“IFRS” means the International Financial Reporting Standards as adopted by the United Kingdom, applied on a consistent basis.
1.132	“Increased Withholding Taxes” has the meaning set forth in Section 8.10.2 (Tax Matters).
1.133

“IND” means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 CFR Part 312, or any equivalent filing with any relevant Regulatory Authority in any jurisdiction.

1.134	“Indemnifying Party” has the meaning set forth in Section 15.1.3 (Indemnification Procedures).
1.135	“Indemnitee” has the meaning set forth in Section 15.1.3 (Indemnification Procedures).
1.136

“Indication” means a separate and distinct disease, disorder or medical condition that a Licensed Product is intended to treat, prevent, cure or ameliorate in the indications section of the Approved Labeling for such Licensed Product, or that is the subject of a Clinical Trial and where it is intended that the data and results of such Clinical Trial (if successful) will be used to support a Regulatory Filing and Regulatory Approval that is intended to result in distinct labeling in the indications section of the Approved Labeling relevant to usage of such Licensed Product in such disease, disorder or medical condition that is separate and distinct from another disease, disorder, or medical condition. For clarity, each different patient population or line of therapy will be deemed a different Indication.

1.137	“Infringement” has the meaning set forth in Section 11.3.1 (Notification of Infringement).
1.138	“Infringement Notice” has the meaning set forth in Section 11.3.1 (Notification of Infringement).
1.139	“Initiation” means, with respect to any Clinical Trial, the first patient dosed for the first time in such Clinical Trial.
1.140

“Institutional Review Board” means an institutional review board (“IRB”) or independent ethics committee (“IEC”) that reviews the methods proposed for research and development activities to ensure such methods satisfy ethical requirements.

1.141

“Internal Policies” means, with respect to a Party, such Party’s health care compliance, ethical, reputational, anti-bribery and corruption and other policies applicable to such Party’s activities under this Agreement, and any standard operating procedures implementing such policies, including the codes of conduct of any self-regulatory body of which that Party is a member.

1.142	“ITEOS” has the meaning set forth in the preamble.
1.143	“ITEOS [***] Agreement” means that certain [***].
1.144	“ITEOS Arising Know-How” has the meaning set forth in Section 11.1.4 (Ownership by ITEOS).
1.145	“ITEOS Arising Patents” has the meaning set forth in Section 11.1.4 (Ownership by ITEOS).
1.146	“ITEOS Arising Technology” means ITEOS Arising Know-How and ITEOS Arising Patents.
1.147	“ITEOS Background Agreements” means, collectively: [***].
1.148	“ITEOS Background Know-How” means any Know-How Controlled by ITEOS or its Affiliates as of the Effective Date or during the Term, other than pursuant to this Agreement.
1.149	“ITEOS Background Patents” means any Patents Controlled by ITEOS or its Affiliates as of the Effective Date or during the Term, other than pursuant to this Agreement.
1.150	“ITEOS Background Technology” means the ITEOS Background Know-How and the ITEOS Background Patents.
1.151	“ITEOS Indemnitees” has the meaning set forth in Section 15.1.2 (Indemnification by GSK).
1.152

“ITEOS Phase 1 Clinical Study” means IO-002 Study that is a multicenter, open-label, dose-escalation Phase I/IIa clinical study to evaluate the safety and tolerability, PK, PD, and antitumor activity of EOS884448 in participants with advanced cancers (ClinicalTrials.gov Identifier: NCT04335253).

1.153	“ITEOS Retained Rights” has the meaning set forth in Section 9.1 (License Grant to GSK).
1.154

“ITEOS Technology” means (a) all ITEOS Background Technology, (b) all ITEOS Arising Technology Controlled by ITEOS or any Affiliate during the Term, and (c) ITEOS’s interest in Joint Arising Technology Controlled by ITEOS during the Term, in each case ((a) through (c)), that are [***].

1.155	“Joint Arising Technology” has the meaning set forth in Section 11.1.5 (Joint Ownership).

1.156	“Joint Commercialization Budget” has the meaning set forth in Section 6.2 (Joint Commercialization Plans).
1.157	“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 7.3.1 (Establishment of JCC).
1.158	“Joint Commercialization Plan” has the meaning set forth in Section 6.2 (Joint Commercialization Plans).
1.159	“Joint Development Committee” or “JDC” has the meaning set forth in Section 7.2.1 (Establishment of the JDC).
1.160	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.1.1 (Establishment of JSC).
1.161

“Know-How” means any information or materials, whether proprietary or not and whether patentable or not, including confidential trade secrets, models, discoveries, inventions, ideas, Data and other types of data, databases, results, assays, instructions, processes, techniques, documentation, equipment, technology, quality control analysis, specifications, transportation and storage requirement, concepts, methods, procedures, designs, compositions, plans, documents, formulas, algorithms, Materials, inventions, computational models, human-relevant disease models, computer software (including source code), predictive model implementations, data analytic tools, biotechnology hardware and associated algorithms and methodologies, methods of use, expert knowledge and information.

1.162

“Knowledge of ITEOS” or “ITEOS’s Knowledge” means the actual knowledge by ITEOS’s senior management [***].  For this purpose, “senior management” means ITEOS’s officers as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934 (or amendment thereto or replacement or successor law) as of the Execution Date.

1.163	“Licensed Antibody” means (a) the EOS-448 Antibody and (b) any other [***] in each case ((a) and (b)), that have been generated by or on behalf of ITEOS.
1.164

“Licensed Product” means any pharmaceutical product that is comprised of or contains a Licensed Antibody, in all forms, presentations, strengths, doses and formulations, and includes the EOS-448 Sole Active Product and Combination Products.

1.165	“Losses” has the meaning set forth in Section 15.1.1 (Indemnification by ITEOS).
1.166

“Manufacture” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, serialization, labeling, shipping, and holding of any product, or any component or intermediate thereof, including process qualification and validation, scale-up, qualification, validation, pre-clinical, clinical and commercial capacity reservation, production, and analytic development, product characterization, stability testing, quality assurance, and quality control, but, in each case, excluding activities directed to Development, Medical Affairs, or Commercialization. “Manufacturing” shall have a correlative meaning.

1.167	“Manufacturing Cost” means:
1.167.1

With respect to GSK as the Manufacturing Party, with respect to a Licensed Product or other compound, antibody, or product Controlled by GSK and supplied to ITEOS pursuant to this Agreement, GSK’s reasonable and necessary Standard Costs of Goods Manufactured plus Cost Variances and a standard manufacturing markup of [***] to cover the costs of global shared services for support activities such as quality, procurement, information technology, human resource, and finance, determined in accordance with applicable Accounting Standards, and the terms and conditions of this Agreement, incurred in Manufacturing or acquisition of such Licensed Product, in each case, to the extent directly attributable and reasonably allocable (subject to discussion and agreement by the Financial Working Group) to such Licensed Product or other compound, antibody, or product Controlled by GSK, which shall include the following costs incurred by a Party or its Affiliates:

(a)

“Standard Cost of Goods Manufactured” are, as calculated in accordance with applicable Accounting Standards, consistently applied by the Manufacturing Party in accordance with its standard accounting practice for public financial reporting purposes, budgeted unit costs of direct materials, direct labor, Third Party fees, depreciation of Manufacturing equipment (including buildings, fixtures, and fittings and a reasonable allocation of indirect expenses and overhead connected therewith (to the extent allocable to forecasted production of materials for use in or sale of such product recorded as an expense by GSK or its Affiliates)), which allocation is made in a manner consistent with such allocations applied to other products made in the same production center, and consistent with customary practice. Examples of reasonably allocable indirect manufacturing costs include power, rent and rates, quality, and regulatory; and

(b)

“Cost Variances” are actual costs of Manufacturing versus Standard Cost of Goods Manufactured and include direct materials variances (including material usage variances and purchase price variances), direct labor variances, and indirect expenses and overhead variances (to the extent allocable to forecasted production of materials for use in or sale of such product recorded as an expense by GSK or its Affiliates), which allocation is made in a manner consistent with customary practice (including volume variances, variable overhead spending variances and fixed overhead spending variances).

1.167.2

To the extent Licensed Products or other compounds, antibodies, or products Controlled by GSK are Manufactured by Third Party contract manufacturing organizations and similar contractors (collectively, “CMOs”), the Out-of-Pocket Costs invoiced by and paid to such CMO(s) for the Manufacture of such product, plus a Manufacturing mark-up of [***].

1.167.3

With respect to ITEOS as the Manufacturing Party, (a) for such Licensed Product (or components thereof) Manufactured by a Third Party, the Out-Of-Pocket Costs paid by ITEOS or its Affiliates to a Third Party for Manufacturing of such Licensed Product, or any component thereof; and (b) for such Licensed Product (or components thereof) Manufactured by ITEOS or its Affiliates, the reasonable internal costs and direct Out-of-Pocket Costs recorded as an expense by ITEOS or its Affiliates in connection with the Manufacture, including supply chain management, of such Licensed Product, in each case ((a) and (b)), plus a Manufacturing mark-up of [***].

Manufacturing Cost shall not include capital costs or costs associated with physical plant improvements.  Subject to the foregoing, all Manufacturing Costs shall be calculated on a pro-rata basis based on the use of the components of Manufacturing activities devoted to the Licensed Products as opposed to all other products using the same components. In addition, Manufacturing Costs shall exclude costs that result from the gross negligence or willful misconduct of a Party, its Affiliates, Sublicensees or Third Party manufacturers or a failure by a Party, its Affiliates, Sublicensees or Third Party manufacturers to follow the documented manufacturing process or any other Manufacturing defect arising from such Manufacture of the applicable Licensed Product.

1.168	“Manufacturing Tech Transfer Plan” has the meaning set forth in Section 5.2 (Manufacturing Technology Transfer).
1.169

“Marketing Approval Application” or “MAA” means a BLA or any corresponding application in the applicable country or jurisdiction outside of the United States, including, with respect to the European Union, an application for Regulatory Approval filed with the EMA pursuant to the centralized approval procedure or with the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval.

1.170

“Marketing Materials” means Promotional Materials, Regulatory Filings relating to Promotional Materials, and training program and related materials contemplated by Section 6.10.4 (Product Specific Training).

1.171	“Material Safety or Commercialization Concern” means, with respect to an activity for a Licensed Antibody or Licensed Product, that such activity may [***].
1.172

“Materials” means any chemical or biological substances, including any biological or chemical compounds, drug products, Human Biological Samples, or other materials, regardless of the route of transfer, that are supplied by a Party or its nominee to the other Party or its nominee for use in the conduct of activities under this Agreement, including activities set forth in the Global Development Plan.

1.173	“Materials Receiving Party” has the meaning set forth in Section 3.12.1 (Material Transfers).
1.174	“Materials Transferring Party” has the meaning set forth in Section 3.12.1 (Material Transfers).

1.175

“Medical Affairs” means, with respect to a product, any and all activities performed by or on behalf of a Party’s or its Affiliates’ medical affairs departments interacting with physicians or other healthcare professionals who may utilize or conduct research related to a drug or biological product, including: supporting continuing medical education and other medical programs and communications; Health Economics and Outcomes Research (HECOR, HEMAR); pharmacovigilance, publication and dissemination of publications; fulfillment of medical information responses to external inquiries or complaints; development and execution of disease awareness education including symposia and digital education initiatives; sponsorship and booth exhibition at key congresses; natural history and real world evidence studies; supporting educational fellowships and research grants, scientific research agreements and investigator initiated trials (following Regulatory Approval); medical resourcing, training and allocation; medical and scientific platform and content development; conducting appropriate activities involving opinion leaders (including communications and engagement); conducting medical science liaison activities; advisory boards or other consulting programs (to the extent related to medical affairs or clinical guidance); field based medical science liaisons, medical affairs clinical trial management, medical doctors in field (separate from medical science liaisons); establishing patient registries and expanded access programs; life cycle management activities and clinical research.

1.176

“Medical Affairs Content” means all written, printed, graphic, electronic, audio or video matter, in each case, intended for use or used by a Party or its Affiliates, Sublicensees or subcontractors in connection with the conduct of Medical Affairs activities related to the Licensed Products in the Profit-Sharing Territory.

1.177

“Medical Affairs Materials” means the Medical Affairs Content, Regulatory Filings relating to Medical Affairs Content, and training program and related materials contemplated by Section 6.4.4 (Medical Affairs Training).

1.178

“More Conservative Approach” means the approach or position described in the written proposal provided by a Party’s Senior Executive to the Designated Executives with respect to the resolution of a Committee Deadlock regarding a Material Safety or Commercialization Concern, which approach or position, in the aggregate, [***].

1.179	“MTR” has the meaning set forth in Section 3.12.1 (Material Transfers).
1.180	“Negotiation Period” has the meaning set forth in Section 3.5.3 (Limitation On Third Party Combinations).

1.181

“Net Sales” means, with respect to a Licensed Product during a stated time period, the gross invoiced sales amounts for such Licensed Product sold by or on behalf of GSK, its Affiliates or Sublicensees in arm’s length transactions to Third Parties (but not including sales relating to transactions by and between GSK, its Affiliates or Sublicensees unless the Affiliate or Sublicensee is the last entity in the distribution chain of such Licensed Product) less the following deductions from such gross amounts which are actually incurred, allowed, paid, accrued or specifically allocated to the extent that such amounts are deducted from gross invoiced sales amounts as reported by GSK in its financial statements in accordance with IFRS, applied on a consistent basis:

[***]

Upon any sale or other disposal of the Licensed Product that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, the Licensed Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for the Licensed Product in the country in which such sale or other disposal occurred.

Notwithstanding the foregoing, (i) Net Sales shall not include disposals of the Licensed Product for, or use of the Licensed Product in, clinical or pre-clinical trials undertaken as part of Development contemplated under this Agreement, given as free samples, or distributed at no charge to patients unable to purchase the Licensed Product, and (ii) Net Sales shall not include amounts for any Licensed Product distributed for compassionate, named patient or similar use provided at a price no greater than GSK’s Manufacturing Costs for such Licensed Product for such purpose.

The Licensed Products that will be Developed under this Agreement are anticipated to be sold either as: (1) a Licensed Product with a sole active ingredient that may be co-administered with other products (for example, the EOS-448 Sole Active Product, which is not a Combination Product under this Agreement), (2) a Combination Product that is in a single formulation finished form (i.e., a co-formulated Licensed Product) (a “Co-Formulated Product”), or (3) other Combination Products.

In the event of (X) a Combination Product sale in a country where not all of the active ingredient components in that Combination Product are also sold separately in that country (as sole active ingredient products), or (Y) a Combination Product sale that is a Co-Formulated Product, then the Net Sales of such Combination Product for the purposes of determining royalty payments and ROW Net Sales Milestones and U.S. Net Sales Milestones, as well as with respect to the calculation of Net Sales of Combination Products for the purpose of determining Pre-Tax Profit or Loss for the Profit-Sharing Territory (if applicable), shall be determined by [***].

In the event of a sale of a Combination Product that is not a Co-Formulated Product in a country where all of the active ingredient components in that Combination Product are also sold separately in that country (as sole active ingredient products), then the Net Sales of such Combination Product, for the purposes of determining royalty payments and ROW

Net Sales Milestones and U.S. Net Sales Milestones, as well as also with respect to the calculation of Net Sales of Combination Products for the purpose of determining Pre-Tax Profit or Loss for the Profit-Sharing Territory (if applicable), shall be determined by multiplying the Net Sales of such Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Licensed Product containing the relevant Licensed Antibody(ies) as the sole active ingredient(s) when sold separately in finished form in such country and B is the weighted average sale price in that country of the product containing Other Components as the sole active ingredient when sold separately in finished form.

1.182

“Net Sales Territory” means the Territory excluding the Profit-Sharing Territory; provided, that from and after the Cost Share End Date, “Net Sales Territory” means the entire Territory (including the U.S.).

1.183	“Non-Breaching Party” has the meaning set forth in Section 12.3.1 (Termination for Material Breach).
1.184	“Notice of Dispute” has the meaning set forth in Section 16.1.1 (Dispute Resolution).
1.185	“Notice Period” has the meaning set forth in Section 3.5.3 (Limitation On Third Party Combinations).
1.186	“[***] Agreement” means that certain [***].
1.187	“October 2021 Campaign” has the meaning set forth in Section 5.1.2 (Clinical Supply).
1.188	“OIG” has the meaning set forth in Section 6.9.3 (Applicable Laws and Guidelines).
1.189	“OPDP” means the FDA’s Office of Prescription Drug Promotion (formerly Division of Drug Marketing, Advertising and Communications) or its successor entity.
1.190	“Opt-Out Notice” has the meaning set forth in Section 6.7.1 (ITEOS Opt-Out Right).
1.191	“Other Component(s)” has the meaning set forth in Section 1.41 (Combination Product).
1.192	“Out-Of-Pocket Costs” means the actual amounts paid by a Party or its Affiliate to a Third Party for specific external activities conducted for the Licensed Antibodies or Licensed Products.
1.193	“Party” or “Parties” has the meaning set forth in the preamble.
1.194	“Patent Challenge” has the meaning set forth in Section Error! Reference source not found. (Termination for Patent Challenge).
1.195	“Patent Costs” means all out-of-pocket expenses (including reasonable attorneys’ fees) incurred in the preparation, prosecution, filing and maintenance of Patents.
1.196	“Patent Liaisons” has the meaning set forth in Section 7.9 (Patent Liaisons).

1.197

“Patents” means all patents and pending patent applications (including inventor’s certificates and utility models) and any patents issuing therefrom, in any country in the Territory, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisional and other continuing applications, supplementary protection certificates, renewals, and any and all reissues, extensions, registrations, reexaminations, confirmations, registrations and patents of addition on any of the foregoing.

1.198	“Payee” has the meaning set forth in Section 8.10.2 (Tax Matters).
1.199	“Payor” has the meaning set forth in Section 8.10.2 (Tax Matters).
1.200	“Permitted Overage” has the meaning set forth in Section 8.2.2(a) (Overruns).
1.201

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.202

“Personally Identifiable Information (PII)” means information that can be used to identify an individual, either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual, which may include (alone or in combination): (a) a first and last name; (b) a home or other physical address, including street name and name of city or town; (c) an email address or other online contact information, such as an instant messaging user identifier or a screen name that reveals an individual’s email address; (d) a telephone number; (e) a social security number; (f) a bank, loan, or credit card account number; (g) a persistent identifier, such as a customer number held in a “cookie” or processor serial number, that is combined with other available data that identifies an individual consumer; or (h) any information that is combined with any of (a) through (g) above.

1.203

“Phase 2 Adaptive Study” means a Phase 2 Clinical Study that is not considered a Registration Study until it meets the criteria set within the protocol to expand to become a Registration Study at the pre-defined interim analysis (such meeting of such criteria, the “Expansion”).

1.204

“Phase 2 Clinical Study” means a Clinical Trial of an investigational product in subjects with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, pharmacokinetics, pharmacodynamics, and dose finding information as described in 21 C.F.R. 312.21(b), or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the Unites States.

1.205	“PhRMA” has the meaning set forth in Section 6.9.3 (Applicable Laws and Guidelines).
1.206	“PhRMA Code” has the meaning set forth in Section 6.9.3 (Applicable Laws and Guidelines).
1.207	“Potential In-License” has the meaning set forth in Section 9.11.2 (Potential In-License).

1.208	“Pre-Tax Profit or Loss” has the meaning set forth in the Pre-Tax Profit or Loss Schedule.
1.209	“Pre-Tax Profit or Loss Schedule” means the schedule set forth in Schedule 8.3.1 attached hereto.
1.210

“Product Claims” means a notice, claim, demand, suit or cause of action alleging or relating to, in whole or in part, bodily injury or personal injury arising from any act or omission connected with the Manufacture, Development, Commercialization or use of a Licensed Product in the Profit-Sharing Territory, including relating to alleged defects in the applicable Licensed Product resulting from an alleged intrinsic or latent problem or defect in the efficacy or safety of such Licensed Product.

1.211

“Product Marks” means the trademarks for use in connection with the Commercialization of any Licensed Product, including trademarks, generic names, international nonproprietary names, trade dress, style of packaging and Internet domain names used in connection with the Commercialization of such Licensed Product.

1.212	“Product Training Materials” has the meaning set forth in Section 6.10.4 (Product Specific Training).
1.213	“Profit-Sharing Term” means the Term, unless and until the Cost Share End Date occurs.
1.214	“Profit-Sharing Territory” means the United States, unless and until the Cost Share End Date occurs.
1.215

“Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, reprints, direct mail, direct-to-consumer advertising, and digital technologies including Internet and social media postings, Internet sites, email and broadcast advertisements, in each case, intended for use or used by either Party or its Affiliates, Sublicensees or subcontractors in connection with any advertising, marketing or promotion of the Licensed Products or a disease state related to the Licensed Products.

1.216

“Proof of Concept Trial” means a Clinical Trial that is designed to establish, for (a) a Licensed Product as part of a Co-Administration Therapy, or (b) a Licensed Product in a particular Indication, in each case ((a) and (b)), safety and initial evidence of efficacy that would be supportive of moving forward with additional Clinical Trials for such Licensed Product as part of such a Co-Administration Therapy, or for such Licensed Product in such Indication, as applicable.

1.217	“Proposed Additional Development” has the meaning set forth in Section 3.4.1 (Additional Development Proposals).
1.218	“Publication Strategy” has the meaning set forth in Section 10.8.1 (Publication Strategy).
1.219	“R&D Compliance Officer” has the meaning set forth in Section 3.13 (R&D Ethics & Compliance).

1.220	“Receiving Party” has the meaning set forth in Section 1.56 (Confidential Information).
1.221

“Registration Study” means, with respect to a given Licensed Product, any pivotal Clinical Trial of such Licensed Product designed to establish safety and efficacy of such Licensed Product in patients with the disease or condition being studied for purposes of filing a BLA with the FDA or, with respect to a jurisdiction other than the United States, a similar clinical trial for the purpose of enabling the filing of a Marketing Approval Application equivalent to a BLA with the applicable Regulatory Authority(ies) in such jurisdiction.

1.222

“Regulatory Approval” means, with respect to a Licensed Product in a particular regulatory jurisdiction in the Territory, all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the Manufacturing, use, storage, import, export, transport, or Commercialization of such Licensed Product in such jurisdiction, including approval of the Marketing Approval Application for such Licensed Product in such jurisdiction.

1.223	“Regulatory Authority” means the FDA, the EMA or any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the world.
1.224

“Regulatory Exclusivity” means, with respect to a particular Licensed Product in a country in the Territory, exclusive marketing rights conferred by a Regulatory Authority in such country with respect to such Licensed Product, excluding any rights in such country conferred by or based on any Patents.

1.225

“Regulatory Filing” means any filing, registration, or regulatory application or submission filed with a Regulatory Authority, including authorizations, approvals, Marketing Approval Applications, Regulatory Approvals, or clearances arising from the foregoing, and all notifications, communications, correspondence made to, received from, or otherwise conducted with a Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with such Regulatory Authority, in each case related to Exploiting a pharmaceutical or biologic product in a particular country or jurisdiction.

1.226	“Regulatory Responsible Party” has the meaning set forth in Section 4.1.3 (Regulatory Responsibilities).
1.227

“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for biopharmaceutical products that a pharmaceutical or biologic product will be reimbursed by the Governmental Authorities or Regulatory Authorities in the Territory or any other approvals related to pricing, reimbursement or access to a pharmaceutical or biologic product (including all activities related to tenders and contracts).

1.228	“ROW Net Sales Milestones” has the meaning set forth in Section 8.5.1 (ROW Net Sales Milestones).

1.229	“ROW Net Sales Milestone Payments” has the meaning set forth in Section 8.5.1 (ROW Net Sales Milestones).
1.230	“Royalty Term” has the meaning set forth in Section 8.7.1 (Net Sales Royalties).
1.231

“Sales Call” means a personal visit (whether by face-to-face contact or virtual meetings (such as through videoconference)) by a Sales Representative to (a) one or more healthcare professional(s) having prescribing authority, or (b) key opinion leaders or “thought leaders” that are respected individuals that through their professional status have significant impact or influence on prescribing decisions, in each case ((a) and (b)), with the purpose of promoting the Licensed Product in order to cause such healthcare professional, opinion leader, or thought leader to prescribe such Licensed Product.

1.232

“Sales Representatives” means pharmaceutical sales representatives employed or contracted for by a Party or its Affiliates to conduct Detailing and other marketing efforts with respect to the Licensed Products in accordance with the terms of this Agreement.

1.233

“Second No Opt-Out Period” means, with respect to a Licensed Product, the time period commencing on the date that is [***] after the first filing date of a BLA in the U.S. for such Licensed Product and ending [***] following the First Commercial Sale of such Licensed Product in the Territory.

1.234	“Selected Product” has the meaning set forth in Section 9.12.1 (Mutual Exclusivity Covenant).
1.235	“Senior Executive” has the meaning set forth in Section 16.1.1 (Dispute Resolution).
1.236

“Shared Commercialization Activities” means all Commercialization activities that the Parties intend to conduct with respect to the Licensed Product in the Profit-Sharing Territory during the Profit-Sharing Term, including activities related to [***]. Shared Commercialization Activities exclude [***] (collectively, (a) through (f), the “Excluded Commercialization Activities”).

1.237	“Shared Global Development Activities” has the meaning set forth in Section 1.108 (Global Development Plan).
1.238	“Subcommittee” has the meaning set forth in Section 7.5 (Other Subcommittees).
1.239	“Subcommittee Deadlock” has the meaning set forth in Section 7.7.1 (Committee Decision Making).
1.240	“Subject Patents” has the meaning set forth in Section 11.2.1 (Subject Patents).
1.241	“Sublicensee” has the meaning set forth in Section 9.3 (Sublicenses).
1.242	“Target” means T cell immunoreceptor with Ig and immunoreceptor tyrosine-based inhibition motif domains (also known or referred to as TIGIT).

1.243	“Target BLA Filing Date” has the meaning set forth in Section 6.2 (Joint Commercialization Plans).
1.244

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) imposed by a taxing authority.

1.245	“Term” has the meaning set forth in Section 12.1 (Term).
1.246	[***]
1.247	“Territory” means all countries and territories in the world.
1.248	“Third Party” means a Person other than (a) ITEOS and its Affiliates, and (b) GSK and its Affiliates.
1.249	“Third Party Combination Product” means a Combination Product where one or more Other Components is controlled by a Third Party and licensed to GSK or its Affiliates.
1.250	“Third Party Component Contracts” means those contracts, in existence as of the Effective Date, by and between GSK and a Third Party and listed on Schedule 1.250.
1.251	“Third Party Infringement Claim” has the meaning set forth in Section 11.4.1 (Notice; Control).
1.252	“Third Party IP” has the meaning set forth in Section 9.11 (New Third Party In-Licenses).
1.253	“United States” or “U.S.” means the United States and its territories and possessions.
1.254	“U.S. Net Sales Milestones” has the meaning set forth in Section 8.5.2 (U.S. Net Sales Milestones Following Opt-Out).
1.255	“U.S. Net Sales Milestone Payments” has the meaning set forth in Section 8.5.2 (U.S. Net Sales Milestones Following Opt-Out).
1.256

“Valid Patent Claim” means a claim of (a) any issued, unexpired Patent that shall not have lapsed, been revoked, cancelled or abandoned, been donated to the public, finally disclaimed, nor held finally invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision and which has not been held unenforceable through disclaimer or otherwise, or (b) any patent application within such Patents (including patent applications covering or claiming joint inventions) that has been pending for less than [***] since the first action on the merits in the relevant jurisdiction.

1.257

“VAT” means any value added, sales, use, purchase, turnover or consumption tax as may be applicable in any relevant jurisdiction, including value added tax chargeable under legislation implementing EU Council Directive 2006/112/EC.

Article 2
Effectiveness

2.1	Effectiveness of the Agreement. This Agreement shall become effective as of the HSR Clearance Date (the “Effective Date”).
2.2

HSR Filing.  Both Parties (or their Affiliates) shall file the appropriate notices (the “HSR Filings”) under the Hart Scott Rodino Antitrust Improvements Act (“HSR Act”) within ten (10) Business Days after the Execution Date.  The Parties shall promptly make required filings to obtain clearance under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States’ Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (“DOJ”) and shall comply promptly with any reasonable FTC or DOJ inquiry or request of this nature; provided that [***].  Each Party shall be responsible for paying the filing fees it incurs in connection with the HSR Filings.  As used herein, the “HSR Clearance Date” means the earlier of (a) the date on which the FTC or DOJ shall notify the Parties of early termination of the waiting period under the HSR Act or (b) the date on which the applicable waiting period under the HSR Act expires; provided that, if the FTC or DOJ commences any investigation by means of a second request or otherwise, HSR Clearance Date means the date on which any investigation opened by the FTC or DOJ has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.  Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate its obligation under this Section 2.2 (HSR Filing), and this Agreement shall be void and of no further effect upon notice to the other Party, if the HSR Clearance Date has not occurred on or before the date that is [***] after the date on which both Parties have made their respective HSR Filings and the initial waiting period under the HSR Act has commenced.

Article 3
DEVELOPMENT Program

3.1	General.
3.1.1

Global Development. The Party to which a particular Development activity is allocated under the Global Development Plan will lead the performance thereof and all Clinical Trials and Development activities for the Licensed Antibody and Licensed Product in the Territory will be conducted by the Parties as set forth in the Global Development Plan.

3.1.2

Development for the Net Sales Territory. As between the Parties, GSK, either itself or as it may determine, by and through its Affiliates, Sublicensees or subcontractors, will be responsible for performing all GSK Sole Development Activities for the Licensed Antibody and Licensed Products set forth in the Global Development Plan, at GSK’s sole cost and expense. Prior to commencing any GSK Sole Development Activities, GSK will include such GSK Sole Development

Activities in the Global Development Plan for each applicable Licensed Product (or an update thereto) and provide such Global Development Plan to the JDC to review, discuss and recommend modifications. ITEOS’s representatives on the JDC may comment thereon, and GSK will consider ITEOS’s comments in good faith, but the JDC will not have an approval right with respect to any GSK Sole Development Activities included in the Global Development Plan. Notwithstanding the foregoing or any other provision to the contrary set forth in this Agreement, if ITEOS reasonably believes that any GSK Sole Development Activity under the Global Development Plan or update thereto may reasonably give rise to a [***]. If the JDC or the Parties’ respective [***] are unable to resolve such matter, then the matter will be resolved in accordance with Section 7.7.2(c) (Resolution of Material Concerns).

3.1.3	ITEOS Phase 1 Clinical Study. ITEOS shall conduct the ITEOS Phase 1 Clinical Study at its sole cost and expense, unless the Parties agree otherwise.
3.2	Global Development.
3.2.1

Global Development Plan. Attached as Schedule 3.2 is the initial Global Development Plan for Licensed Antibodies and Licensed Products (including the corresponding Global Development Budget). Such initial Global Development Plan comprises all Development activities contemplated by the Parties with respect to the Licensed Antibodies and Licensed Products as of the Effective Date and the Parties will discuss, through the JDC, and add additional details (including, with respect to Clinical Trials, study design and protocol, proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering, as needed) to the Global Development Plan (and corresponding Global Development Budget) following the Effective Date in accordance with this Agreement, and each update to the Global Development Plan to add any additional Clinical Trials will include such details. The Clinical Trials set forth in the initial Global Development Plan attached hereto (other than any GSK Sole Development Activities therein) are the Clinical Trials that the Parties are committing to conduct as of the Effective Date (the “Committed Studies”). The Parties also plan to add additional non-clinical Development activities to the Global Development Plan following the Effective Date. The Global Development Plan and Global Development Budget will be updated by the Parties and submitted to the JDC for review and comment not less frequently than annually during the Term, in November of each Calendar Year. In addition, either Party may propose updates to the Global Development Plan and corresponding Global Development Budget from time to time during the Term. Each updated Global Development Budget will be provided to the Financial Working Group prior to being reviewed by the JDC or JSC. The JDC will review, discuss and propose modifications to each update to the Global Development Plan and Global Development Budget and, in turn, submit such updates (as such update may be modified on the recommendation of the JDC) to the Global Development Plan and Global Development Budget to the JSC to review, discuss and determine whether to approve. Each such update to the Global Development Plan and corresponding Global Development Budget will become effective and will supersede the previous Global Development Plan and corresponding Global Development Budget upon approval thereof by the JSC. Any such updates or amendments to the Global Development Plan and Global Development Budget may be memorialized in the JDC and JSC meeting minutes until the next annual update to the Global Development Plan and Global Development Budget.

3.2.2

Performance under Global Development Plan. Without limiting the JDC’s rights to prepare, review and discuss, or the JSC’s rights to review, discuss and determine whether to approve each Global Development Plan and update thereto (other than the GSK Sole Development Activities), the Party to whom a particular Development activity is allocated under the Global Development Plan will have the right, without seeking JDC review or JSC approval, to make operational decisions with respect to the implementation and performance of such Development activity to the extent consistent with the then-current Global Development Plan and Global Development Budget.

3.2.3

Shared Development Costs. Except as set forth in Section 3.4 (Additional Development), and further subject to Section 6.7 (ITEOS Opt-Out), the Parties will share Development Costs incurred in the performance of Shared Global Development Activities undertaken in accordance with the Global Development Plan and Global Development Budget, with GSK bearing sixty percent (60%) of such Development Costs and ITEOS bearing forty percent (40%) of such Development Costs. Reconciliation and sharing of Development Costs shall be managed in accordance with Section 8.2 (Sharing of Development Costs). The Parties agree to initially spend an aggregate amount of [***] (the “Committed Development Spend”) under the Global Development Budget to undertake the Committed Studies (including as these may be amended or replaced with comparable Clinical Trials of similar scope through an update to the Global Development Plan in accordance with Section 3.2.1 (Global Development Plan)) provided for in the Global Development Plan and any other Clinical Trials that the Parties agree to include in the Global Development Plan that can be conducted within the Committed Development Spend. In addition, if agreed pursuant to an update to the Global Development Plan and Global Development Budget in accordance with Section 3.2.1 (Global Development Plan), then the Parties may also agree to add additional Development activities to the Global Development Plan or spend more than the Committed Development Spend.

3.3

Development Diligence. Each Party will use Commercially Reasonable Efforts to perform the obligations assigned to it under the Global Development Plan. GSK (directly, or through its Affiliates, its or their Sublicensees and subcontractors) will use Commercially Reasonable Efforts to Develop the Licensed Products in the Field in the Territory, including to obtain and maintain Regulatory Approval of Licensed Products in the Field in the United Kingdom, Germany, Italy, France, Spain, China, Japan, and, in the event that ITEOS has delivered an Opt-Out Notice, the United States.

3.4	Additional Development.
3.4.1

Additional Development Proposals. Subject to Section 3.5 (Limits on Development; No Other Development), if either Party proposes to Develop a Licensed Product that the Parties previously agreed to Develop under the Global Development Plan (including a Co-Formulated Product), either as (i) a Licensed Product for a new Indication, or (ii) a Licensed Product as part of a Co-Administration Study (i.e., an existing Co-Administration Therapy in a new Indication or a new Co-Administration Therapy in a new or existing Indication), in each case of (i) or (ii), other than in Indications or in Co-Administration Studies set forth in the then-current Global Development Plan (each, “Proposed Additional Development”), then the proposing Party will present to the JDC to review and discuss, and submit, within [***], to the JSC to review, discuss and determine whether to approve a proposal to add such Proposed Additional Development to the Global Development Plan, including the countries in which such activities would be conducted (which will include at least the U.S. or the European Union) and the allocation of performance of such activities between the Parties (an “Additional Development Proposal”). Each Additional Development Proposal will describe in reasonable detail the applicable non-clinical studies, pre-clinical studies and Clinical Trials, in each case, that the proposing Party desires to conduct as part of such Proposed Additional Development, including a synopsis of the Clinical Trial or other activities, the proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering (the “Additional Development Activities”), as well as a proposed timeline and budget (which budget will include the expected Development FTE Costs, Out-Of-Pocket Costs and Manufacturing Costs to be incurred in the conduct of such Additional Development Activities) and an analysis of the business opportunity and revenue potential for such Additional Development Activities.

3.4.2

JSC Decision Regarding Proposed Additional Development. The JSC will review, discuss and determine whether to approve an Additional Development Proposal within [***] after receipt thereof from the JDC.

(a)

JSC Approval. If the JSC approves an Additional Development Proposal (or a modified version thereof), then upon such an approval the JDC will update the Global Development Plan (and corresponding Global Development Budget) to include such Additional Development Activities set forth in such Additional Development Proposal (as the same may be amended by the JDC or JSC upon such approval).

(b)

No JSC Approval. If the JSC fails to approve an Additional Development Proposal (or a modified version thereof) regarding a Licensed Product in a new Indication or any Co-Administration Studies for any Licensed Product or an appropriate update to the Global Development Budget to account for the performance thereof, then such Proposed Additional Development will not be included in the Global Development Plan or corresponding Global Development Budget and the provisions of Section 3.4.3 (Independent Performance of Additional Development) will apply.

3.4.3	Independent Performance of Additional Development.
(a)

Independent Development Activities. If the JSC fails to approve for inclusion in the Global Development Plan the Proposed Additional Development proposed by either Party (or any modified version thereof), then the proposing Party will have the right, subject to Section 3.5.2 (Material Adverse Development), upon written notice to the other Party, to conduct such Additional Development Activities set forth in the Additional Development Proposal at its own cost and expense. The proposing Party will conduct such Additional Development Activities in accordance with the applicable Additional Development Proposal (including the budget therein) previously provided to the JDC and JSC that the JSC declined to approve. No Development activities included in an Additional Development Proposal may be included in or contemplated by the Global Development Plan if not approved by the JSC. Each applicable Party undertaking any such Additional Development Activities will keep the JDC reasonably informed of any progress and results of activities for such Additional Development Activities undertaken by it or on its behalf, including any and all Data and intellectual property arising from such activities, through its employees on the JDC and the Patent Liaisons, as applicable, at each regularly scheduled meeting thereof.

(b)

Proof of Concept Data. Without limiting any provision of Section 3.4.3(a) (Independent Development Activities), the Party conducting any Additional Development Activities will, following completion of a Proof of Concept Trial included in such Additional Development Activities, share the Data from such Proof of Concept Trial with the JDC. Following receipt of such Data, the JDC may determine to amend the Global Development Plan to include the remainder of the applicable Additional Development Activities and, if the JDC determines to approve such an amendment to the Global Development Plan, then the other Party will reimburse the proposing Party for (i) if the proposing Party is ITEOS, sixty percent (60%), and (ii) if the proposing Party is GSK, forty percent (40%), in each case ((i) and (ii)), of the Out-of-Pocket Costs, Development FTE Costs and Manufacturing Costs incurred by the proposing Party in the performance of such Additional Development Activities solely through completion of the Proof of Concept Trial for the U.S. and the European Union in accordance with the applicable Additional Development Proposal and the budget presented to the JDC in the Additional Development Proposal plus an amount equal to one-hundred percent (100%) of the applicable amount set forth in the foregoing clause (i) or (ii), as applicable, in consideration for the proposing Party taking the development risk for the new Indication or new Co-Administration Studies (for example, if GSK spent $100,000 on such Additional Development Activities, and ITEOS was obligated to reimburse GSK for such Additional Development Activities pursuant to this Section 3.4.3(b) (Proof of Concept Data), then ITEOS would owe GSK $40,000 in reimbursement plus $40,000 in consideration of the development risk, for a total of $80,000). If the JDC does not determine to add such Additional Development Activities to the Global Development Plan, then the proposing Party may continue to conduct such Additional Development Activities in accordance with the provisions of this Section 3.4 (Additional Development).

(c)

Receipt of Regulatory Approval. Subject to Section 6.7.3 (Effects of Opt-Out), upon receipt of Regulatory Approval in the U.S. (if any) for the Licensed Product in the new Indication or as part of a new Co-Administration Therapy, in each case, that was the subject of Additional Development Activities, the other Party will reimburse the proposing Party for (i) if the proposing Party is ITEOS, sixty percent (60%), and (ii) if the proposing Party is GSK, forty percent (40%), in each case ((i) and (ii)), of the Out-of-Pocket Costs, Development FTE Costs and Manufacturing Costs incurred by the proposing Party in the performance of such Additional Development Activities for the U.S. and the European Union in accordance with the applicable Additional Development Proposal and the budget presented to the JDC in the Additional Development Proposal as set forth in Section 3.4.1 (Additional Development Proposals) (provided that the costs incurred by the proposing Party that are subject to reimbursement under this Section 3.4.3(c) (Receipt of Regulatory Approval) shall be capped at [***] of such budget) plus an amount equal to [***] of the applicable amount set forth in the foregoing clause (i) or (ii), as applicable, in consideration for the proposing Party taking the development risk for the new Indication or new Co-Administration Studies (for example, if GSK spent $100,000 on Additional Development Activities, and ITEOS was obligated to reimburse GSK for such Additional Development Activities pursuant to this 3.4.3(c) (Receipt of Regulatory Approval), then ITEOS would owe GSK $40,000 in reimbursement plus $40,000 in consideration of the development risk, for a total of $80,000). Following the date of Regulatory Approval for any new Indication or any Licensed Product as part of a new Co-Administration Therapy, the JDC will update the Global Development Plan and Global Development Budget to include any further or remaining Development of such approved new Indication, or Licensed Product as part of a new Co-Administration Therapy (as applicable) for the U.S. or European Union, and the JSC will approve such updates.

(d)

Supporting Documentation. Upon (i) the JDC’s determination to add Additional Development Activities to the Global Development Plan pursuant to Section 3.4.3(b) (Proof of Concept Data) or (ii) receipt of any Regulatory Approval in the U.S. for the Licensed Product in the new Indication or as part of a new Co-Administration Therapy, in each case, that was the subject of such Additional Development Activities, in each case, ((i) and (ii)), the proposing Party shall promptly submit all information and documentation supporting such Out-of-Pocket Costs, Development FTE Costs and Manufacturing Costs to the Financial Working Group in order for the sharing of such Out-of-Pocket Costs, Development FTE Costs and Manufacturing Costs to be managed in accordance with Section 8.2.3 (Reimbursement for Additional Development) after the Financial Working Group receives such information and documentation.

(e)

No Regulatory Approval. If such Regulatory Approval is not obtained, then the other Party will not be obligated to reimburse the proposing Party for the Out-of-Pocket Costs, Development FTE Costs or Manufacturing Costs incurred by the proposing Party in the performance of such Additional Development Activities.

3.5	Limits on Development; No Other Development.
3.5.1

No Fixed-Dose Co-Formulation Products or Other Formulations. Neither Party may conduct Development activities (including as Additional Development Activities hereunder) with respect to (a) any Co-Formulated Products that are not already agreed to be Developed by the Parties under the Global Development Plan or (b) a Licensed Product in a formulation that is not already agreed to be Developed by the Parties under the Global Development Plan. If either Party proposes to Develop any other Co-Formulated Products or a Licensed Product in any other formulation, then, in each case, such Party will propose an applicable update to the Global Development Plan (and corresponding Global Development Budget) to the JDC for the JDC to review and discuss, and submit to the JSC to review, discuss, and determine whether to approve pursuant to Section 3.2.1 (Global Development Plan). If the JSC approves inclusion of such Co-Formulated Product or such other formulation, as applicable, in the Global Development Plan, then the Parties will Develop such Co-Formulated Product or Licensed Products in such formulation, as applicable, in accordance with the Global Development Plan.

3.5.2

Material Adverse Development. Neither Party may conduct Additional Development Activities, that, if conducted, either Party reasonably believes may give rise to a Material Safety or Commercialization Concern. Notwithstanding the foregoing or any other provision to the contrary set forth in this Agreement, if either Party reasonably believes that any Development activity set forth in an Additional Development Proposal or any Additional Development Activities undertaken by the proposing Party subject to Section 3.4.3(a) (Independent Development Activities) may present a Material Safety or Commercialization Concern, then (a) such Party may raise such concern to the JDC in order for the [***], and (b) [***].

ITEOS’s [***], as applicable, will promptly meet to discuss such matters.  If the JDC or the Parties’ respective [***] are unable to resolve such matters, then the issue will be resolved in accordance with Section 7.7.2(c) (Resolution of Material Concerns).

3.5.3	Third Party Combinations.
(a)

Limitation on Third Party Combinations.  Except as permitted under this Section 3.5.3 (Limitation On Third Party Combinations), neither Party may conduct Additional Development Activities with respect to a Licensed Product in a Co-Administration Study with a compound, antibody, or product that is owned by a Third Party that modulates the same target as a compound, antibody, or product Controlled by the other Party as of the date such Party wishes to initiate such Additional Development Activities. If either Party proposes to conduct Additional Development Activities with respect to a Licensed Product in a Co-Administration Study with a compound, antibody, or product that modulates the same target as a compound, antibody, or product Controlled by the other Party as of the date such Party wishes to initiate such Additional Development Activities, then such proposing Party will notify the other Party and the JDC in writing  of such desire. The JDC shall meet promptly thereafter to discuss the Proposed Additional Development, including all the details to be provided in the Additional Development Proposal as set forth in Section 3.4.1 (Additional Development Proposals). The other Party shall have [***] following such written notice to notify the proposing Party in writing whether it is interested in providing the compound, antibody or product Controlled by it to the proposing Party for such Proposed Additional Development (the “Notice Period”), and the Parties will negotiate in good faith regarding the terms and conditions under which the proposing Party might obtain such rights to Develop such compound, antibody, or product in a Co-Administration Study with a Licensed Product, and the supply of such compound, antibody, or product by the other Party, for a period of [***] commencing upon the other Party’s delivery of written notice to the proposing Party indicating their interest in negotiating such terms (the “Negotiation Period”). If (i) the other Party does not deliver notice to the proposing Party during the Notice Period indicating its interest in negotiating with the proposing Party, (ii) the Parties are unable to reach agreement on terms granting the proposing Party the right to do such Proposed Additional Development and providing for the supply of such compounds, antibodies or products during the Negotiation Period, or (iii) the Parties otherwise agree that the proposing Party should seek rights to the applicable compound, antibody, or product from a Third Party, then in each case ((i) through (iii)), the proposing Party will be permitted to enter into an agreement with a Third Party regarding obtaining rights to Develop the applicable compound, antibody, or product in a Co-Administration Study with a Licensed Product and obtaining supplies of such compound, antibody, or product as long as doing so will not put either Party in breach of any obligations to any Third Parties (including exclusivity obligations related to the compound, antibody or product Controlled by the other Party) under any agreement with any such Third Parties that are applicable to the other Party’s Additional Development Activities (which the proposing Party shall have been made aware of by the other Party together with disclosure of a copy of the relevant agreement(s) with the Third Parties, redacted as reasonably necessary to comply with obligations to such Third Party, provided that such redacted copy must include (in unredacted form) those provisions that are relevant to determining what provisions are applicable to the other Party’s Additional Development Activities).  Notwithstanding any provision to the contrary set forth in this Agreement, the Development of the applicable Third Party compound, antibody, or product in a Co-Administration Study with a Licensed Product will be considered Additional Development Activities under this Agreement and will be treated as such in accordance with Section 3.4 (Additional Development).

(b)	Third Party Combination Exception. [***].
3.5.4

No Other Development. Except for Additional Development Activities conducted pursuant to Section 3.4 (Additional Development), neither Party will perform Development activities for any Licensed Antibodies or Licensed Products that are not set forth in the Global Development Plan, other than immaterial activities undertaken by or on behalf of a Party directly in support of the activities contemplated by the Global Development Plan or in respect of Additional Development Activities.

3.6

Development Reporting. [***], with respect to any Development activities conducted by or on behalf of either Party with respect to the Licensed Antibodies or Licensed Products under this Agreement, within [***] following the end of [***], each Party shall prepare and provide to the other Party and the JDC (or the JSC, if the JDC is no longer meeting) a detailed written report that summarizes: (a) the Development activities (including CMC Development and other Manufacturing-related Development activities) performed and the status of activities and progress with respect to the activities set forth in the Global Development Plan (including enrollment data), and shall identify any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner its future performance of activities assigned to it under the then-current Global Development Plan, and (b) all material Data generated since the last [***] report (each, a “Development Report”). Solely in the event that, and for so long as, the effects of forced opt-out set forth in Section 6.7.4 (Effects of Forced Opt-Out) apply, the Development Reports provided by GSK to the JSC pursuant to this Section 3.6 (Development Reporting) will include GSK’s [***] ITEOS’s JSC representatives may review, but will have no right to comment on or approve. Each Party and the JDC (or the JSC, if the JDC is no longer meeting) shall have the right to review all reports and Data related to any Clinical Trials for a Licensed Product, whether such reports are generated by or on behalf of GSK, ITEOS, a Sublicensee or a subcontractor. Each Party will respond to the reasonable questions or requests of the other Party’s JDC representatives (or JSC representatives, if the JDC is no longer meeting), as applicable, for additional information relating to such Party’s Development activities under this Agreement in a timely manner.

3.7

Performance of Development Activities; Development Records. Each Party will perform, and ensure that their Affiliates, Sublicensees, and subcontractors perform, its Development activities as contemplated under this Agreement in a good scientific manner and in compliance with its Internal Policies, Applicable Law, including (if applicable) laws regarding the environment, safety and industrial hygiene, and GMP, GLP, GCP, informed consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. Each Party and its Affiliates will maintain written or electronic records, in sufficient detail, in a good scientific manner (in accordance with GLP, GCP, and GMP, as applicable), and appropriate for regulatory and patent purposes, and that (a) are complete and accurate in all material respects and properly reflect all Development work performed and results achieved, in each case, by or on behalf of such Party and its Affiliates under this Agreement and (b) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement, which records will be retained for at least [***] years following expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law or a Party’s Internal Policies. The JDC shall have the right, during normal business hours and upon [***] Business Days’ notice, to inspect and copy any records kept by a Party in accordance with this Section 3.7 (Performance of Development Activities; Development Records). Each Party will provide the other with copies of relevant Internal Policies promptly following the Effective Date or from time-to-time as additional Internal Policies become relevant, and will provide updates of such Internal Policies as appropriate.

3.8	Obligations to Third Parties Regarding Combination Products.
3.8.1	Existing [***]. The Parties each acknowledge where a Licensed Product being Developed under this Agreement is a [***].
3.8.2

[***] Contracts With Third Parties. If, at any time during the Term, (a) the Parties agree (through the JDC) to Develop a Licensed Product in a Co-Administration Study or as a Combination Product (including a Co-Formulated Product) with a compound, antibody or product that is owned or controlled by a Third Party under the Global Development Plan or (b) either Party proposes to Develop a Licensed Product in a Co-Administration Study with a compound, antibody or product that is owned or controlled by a Third Party in an Additional Development Proposal and the JSC does not approve the inclusion of such Additional Development Activities in the Global Development Plan under Section 3.4.2(a) (JSC Approval), and, in either case ((a) or (b)), either Party is party to an agreement related to such compound, antibody or product with such Third Party at such time, then such Party will [***]. If, at any time during the Term, the Parties agree (through the JDC) to Develop a Licensed Product in a Co-Administration Study or as a Combination Product (including a Co-Formulated Product), including pursuant to 3.4.3(b) (Proof of Concept Data) or 3.4.3(c) (Receipt of Regulatory Approval) with a compound, antibody or product that is owned or controlled by a Third Party under the Global Development Plan and neither Party is party to an agreement with such Third Party related to such compound, antibody or product with such Third Party at such time, then any [***].

3.9

Pharmacovigilance and Adverse Event Reporting.  The Parties will cooperate with regard to the reporting and handling of safety information involving the Licensed Products in accordance with the Applicable Law, regulatory requirements, and regulations on pharmacovigilance and clinical safety. For each Licensed Product, GSK will be responsible for all processing of information related to any adverse events for such Licensed Product. Each Party will provide to the other Party the relevant safety information it receives (either directly or indirectly) related to a Licensed Product in a timely manner. The drug safety departments from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information and timelines within [***] days of the Effective Date, which pharmacovigilance agreement will provide for the transfer of ITEOS’s then-current safety database for Licensed Products to GSK, including the timing for such transfer. Such written pharmacovigilance agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit each Party (and its Sublicensees or designees) to comply with all Applicable Laws. GSK will own and maintain the global safety database for all Licensed Products.

3.10	Data Integrity Practices.
3.10.1	Requirements. All activities conducted under the Global Development Plan, including the conduct of any clinical studies, will be conducted in accordance with the following practices:
(a)	Data will be generated using sound scientific techniques and processes;
(b)	Data will be accurately recorded by the Persons performing the applicable Development activities in accordance with data integrity practices;
(c)	Data will be analyzed appropriately without bias in accordance with data integrity practices;
(d)	Data and results from experiments and clinical studies will be stored securely such that it can be easily retrieved; and
(e)

Data trails will exist to easily demonstrate or reconstruct key decisions made during the performance of all activities under the Global Development Plan, presentations made about such activities, and conclusions reached with respect to the activities undertaken in the performance of the Global Development Plan.

3.10.2

Changes to Data Integrity Requirements. At any time after the Effective Date and for so long as ITEOS is conducting Development of Licensed Products under the Global Development Plan, GSK may request changes to the requirements set forth above in this Section 3.10 (Data Integrity Practices) where GSK reasonably believes such changes are required to ensure that such activities are undertaken in compliance with GSK’s Internal Policies or Applicable Law, and ITEOS shall use reasonable efforts to give effect to such changes as soon as reasonably practicable following receipt of GSK’s written request, which request will include a copy of any updated GSK Internal Policies. GSK shall be permitted, in its sole discretion, to undertake on-site compliance audits of ITEOS’s data integrity practices in respect of the activities performed by ITEOS to inspect ITEOS’s compliance with the terms of this Section 3.10 (Data Integrity Practices) by providing ITEOS with [***] days’ written notice of GSK’s intent to do so, such audits to be conducted at a time agreed by the Parties and no more frequently than once every [***] during the Term.

3.11	Animal Welfare.
3.11.1

With respect to any activities conducted by or on behalf of either Party under the Global Development Plan or in connection with any Additional Development Activities that involve the use of animals, including any animal studies, such Party agrees to comply with this Section 3.11.1 (Animal Welfare). The Parties shall comply with all Applicable Laws related to the care, welfare and ethical treatment of animals in the country where it is performing Development activities under this Agreement.  The Parties further agree to comply with the “3Rs” principles – reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the research techniques used.  All work must be conducted in adherence to the core principles for animals set forth below in this Section 3.11 (Animal Welfare).  Local customs, norms, practices or Applicable Laws may be additive to the core principles, but the Parties agree to comply and shall procure and ensure each Party’s subcontractors comply, at a minimum, with these core principles:

(a)	Access to species appropriate food and water;
(b)	Access to species specific housing, including species appropriate temperature and humidity levels;
(c)	Provision of humane care and a program of veterinary care through guidance of a veterinarian;
(d)	Animal housing that minimizes the development of abnormal behaviors;
(e)	Adherence to principles of replacement, refinement and reduction in the design of in vivo or ex vivo studies with processes to optimize animal use and to ensure effective population management;
(f)	Work is supported by a relevant scientific justification or rationale, approved by an institutional ethical review process and subjected to independent scientific review;
(g)	Commitment to minimizing pain and distress during in vivo and ex vivo studies; and
(h)	Work is performed by staff documented as trained and competent to conduct the procedures for which they are responsible.

3.11.2

All animal study protocols shall undergo an ethical review, whether or not required by Applicable Law, and written documentation confirming ethical review shall be maintained by the applicable Party until three (3) years after the expiration or termination of this Agreement demonstrating that the review was completed. Each Party shall have the right to inspect the other Party’s records upon reasonable notice; provided that such inspection shall not extend to those parts of the records that the other Party can demonstrate to be subject to confidentiality arrangements with Third Parties. Each Party shall use reasonable efforts to ensure that its subcontractors will materially comply with the obligations identified in this Section 3.11.2 (Animal Welfare).

3.11.3

If a Party is currently accredited by the Association for Assessment and Accreditation of Laboratory Animal Care International, then such Party agrees to use reasonable efforts to maintain such accreditation during the Term.

3.11.4

Each Party shall have policies or procedures in place to ensure the qualification and training of its employees that work with animals.  Each Party shall use reasonable efforts to ensure that its subcontractors will comply with the obligations identified in this Section 3.11.4 (Animal Welfare).

3.11.5

Upon reasonable advanced written notice and subject to the agreements each Party has with its subcontractors, each Party (or its subcontractor/delegate) shall have the right to inspect the other Party’s records and facilities as they relate to the conduct of animal work under the Global Development Plan or in connection with any Additional Development Activities.  The scope of such inspection may include a tour of the facility, the opportunity to view relevant SOPs, training records, building management records, animal health records, ethical review documents, and any other documents in the applicable Party’s or its Affiliates’ or subcontractors’ possession reasonably necessary to assess compliance by such other Party with any of the terms and conditions of this Section 3.11.5 (Animal Welfare); provided that such inspection shall not extend to those parts of the records and facilities that the other Party can demonstrate to be subject to confidentiality arrangements with Third Parties.  To the extent that any significant deficiencies are identified as the result of such inspection, the other Party shall endeavor in good faith to take reasonable and practical corrective measures to remedy any such material deficiencies.

3.11.6

Each Party shall promptly provide to the other Party information regarding any material deficiencies impacting the activities under the Global Development Plan or in connection with any Additional Development Activities regarding its animal care and welfare program and any corrective actions taken. Where relevant to the Global Development Plan or in connection with any Additional Development Activities, each Party shall also provide the other Party copies of any regulatory enforcement action or inspection findings issued to the providing Party (or subcontractor) and relating to a systemic failure in the ethical care and treatment of animals, regardless of whether such enforcement action or inspection finding relates specifically to the conduct of the Global Development Plan or in connection with any Additional Development Activities. The JDC shall discuss and develop a remediation strategy for any such material deficiencies regarding animal care and welfare. Each Party shall use reasonable efforts to ensure that its subcontractors will comply with the obligations identified in this Section 3.11.6 (Animal Welfare).

3.11.7

Each Party shall have a procedure in place to assess and approve its external suppliers and distributors who supply animals to such Party to (a) ascertain and confirm the quality of the animals supplied, (b) ensure legal requirements for the care and welfare of animals are met, (c) ensure that only purpose bred animals are used to conduct animal work under the Global Development Plan or in connection with any Additional Development Activities, (d) minimize the distance of suppliers from such Party’s test facility (where practicable), (e) ensure minimum stress in transport processes (e.g., stocking densities, carrying crates, food and water), and (f)  ensure checks are in place on arrival to confirm only healthy animals are used in the conduct of the Global Development Plan or in connection with any Additional Development Activities. Such Party shall document the approval process for its animal suppliers and distributors, which documentation shall be made available to the other Party upon reasonable request.

3.12	Material Transfers.
3.12.1

During the course of the performance of the Global Development Plan, either Party (or such Party’s designee) (the “Materials Transferring Party”) may transfer to the other Party or its designee (the “Materials Receiving Party”) certain Materials for use in connection with activities contemplated under the Global Development Plan.  Such Materials will be provided under the terms and conditions of this Agreement and in such amount as described in the material transfer record for the particular transfer (“MTR”), in the form attached hereto as Schedule 3.12, which MTR shall set forth the type and name of the Materials transferred, the amount of the Materials transferred, the date of the transfer of such Materials and the proposed use of such Materials by the Materials Receiving Party. For clarity, this Section 3.12 (Material Transfers) shall not apply to the clinical supply of Licensed Antibodies or Licensed Product, which shall be supplied under a clinical supply agreement or otherwise in accordance with Article 5 (Manufacturing and Supply).

3.12.2

MATERIALS SUPPLIED BY THE MATERIALS TRANSFERRING PARTY HEREUNDER ARE SUPPLIED IN “AS IS” CONDITION WITH NO WARRANTY, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, EXCLUSIVITY, OR FITNESS FOR A PARTICULAR PURPOSE.  ANY MATERIAL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES.  THE MATERIALS RECEIVING PARTY WILL HANDLE THE MATERIAL ACCORDINGLY AND WILL INFORM THE MATERIALS TRANSFERRING PARTY IN WRITING OF ANY ADVERSE EFFECTS EXPERIENCED BY PERSONS HANDLING THE MATERIAL.

3.12.3

The Materials Receiving Party acknowledges that, except for the licenses and other express rights granted herein, it does not have any claim to the Materials supplied by the Materials Transferring Party, or any license or rights to any proprietary information or intellectual property rights in or to the Materials.  For clarity, the Materials shall remain the sole and exclusive property of the Materials Transferring Party and shall be returned or destroyed at the request of the Materials Transferring Party.

3.12.4	The Materials Receiving Party agrees that the Material(s):
(a)	will be used solely for, and in compliance with, the activities described in the Global Development Plan;
(b)	will be used in compliance with all Applicable Laws;
(c)	will not be used in human subjects, in Clinical Trials, or for diagnostic purposes involving human subjects (except, in each case, as otherwise described in this Agreement);
(d)	will be used only by the Materials Receiving Party and only in the Materials Receiving Party’s laboratory, except with the prior written consent of the Materials Transferring Party;
(e)	will not be transferred to a Third Party without the prior written consent of the Materials Transferring Party; and
(f)

the Materials Receiving Party shall not reverse engineer or attempt to determine the chemical structure, make-up or sequence of, or determine the chemical or biological properties of, or make or attempt to make any analogues, progeny or derivatives of, or modifications to, such Materials except as expressly required to carry-out such Party’s obligations hereunder, including its activities pursuant to the Global Development Plan.

3.12.5

The Materials Receiving Party assumes all liability for damages that may arise from its use, storage or disposal of the Materials.  The Materials Transferring Party shall not be liable to the Materials Receiving Party for any loss, claim or demand made by the Materials Receiving Party, or made against the Materials Receiving Party by any Third Party, due to or arising from the use of the Materials, except to the extent permitted by Applicable Law when caused by the negligence, willful misconduct, fraud or fraudulent misrepresentation of the Materials Transferring Party.  Upon termination of the relevant Development requiring use of the Materials or the Agreement in its entirety, as applicable, except for any continuing rights as set forth in this Agreement, the Materials Receiving Party shall discontinue its use of any Materials and shall, upon direction of the Materials Transferring Party, return or destroy (and certify destruction of) any remaining Material in compliance with all Applicable Laws.

3.13

R&D Ethics & Compliance. Each Party’s compliance officer responsible for Development activities (or other equivalent personnel of either Party) (each, an “R&D Compliance Officer”) will meet within [***] after the Effective Date to (a) review each Party’s Internal Policies relevant to Development activities to be undertaken in accordance with this Agreement, (b) discuss implications for the Development Program, and (c) propose to the JDC within [***] of the Effective Date (unless otherwise agreed by the Parties in writing) a plan regarding how each Party’s R&D Compliance Officer or other appropriate personnel will support the JDC in addressing any ethics or compliance issues and risks for the Development Program.  The JDC shall review such plan in good faith and agree to any modifications, with the final agreed plan documented in the JDC minutes.

Article 4
Regulatory matters

4.1	General.
4.1.1

Shared Global Development Activities. The Parties will conduct regulatory activities with respect to the Licensed Products in accordance with the regulatory strategy set forth in the Global Development Plan and the terms of this Article 4 (Regulatory Matters) related to the Shared Global Development Activities. The JDC will oversee the implementation of, and discuss progress regarding, such regulatory strategy.

4.1.2

GSK Sole Development Activities. GSK will conduct regulatory activities with respect to the Licensed Products in accordance with the regulatory strategy set forth in the Global Development Plan and the terms of this Article 4 (Regulatory Matters) related to the GSK Sole Development Activities. The JDC will oversee implementation of, and discuss progress regarding such regulatory strategy.

4.1.3

Regulatory Responsibilities. Subject to the remainder of this Article 4 (Regulatory Matters), each Party will lead all regulatory matters relating to Licensed Products in the countries in which it is responsible for conducting Development, for so long as such Party is responsible for such Development in accordance with the Global Development Plan or as required to conduct Additional Development Activities being conducted by such Party in accordance with Section 3.4 (Additional Development) (such Party, the “Regulatory Responsible Party”). Subject to each Party’s right of reference as described in Section 4.5 (Right of Reference), the Regulatory Responsible Party shall file for in its name, and will own, all Regulatory Filings in the countries in which it is responsible for Development and will own all Regulatory Approvals for all Licensed Products in the Territory until such Regulatory Filings are assigned to GSK pursuant to Section 4.2 (Assignment of Regulatory Filings).  Subject to this Article 4 (Regulatory Matters), the Regulatory Responsible Party will have the sole responsibility for (a) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, each applicable Regulatory Authority with respect to each Licensed Product; (b) interfacing, corresponding and meeting with each Regulatory Authority in the Territory with respect to each Licensed Product; and (c) seeking and maintaining all Regulatory Approvals in the Territory with respect to each Licensed Product, in each case, for so long as such Party is the Regulatory Responsible Party with respect to such Licensed Product. In addition, notwithstanding any provision to the contrary set forth in this Agreement, the Regulatory Responsible Party will (i) not be required to delay any actions, communications, or filings with, or submissions to any applicable Regulatory Authorities in a manner that affects the Regulatory Responsible Party’s ability to comply with any Regulatory Authority requirement or deadline or Applicable Law in the applicable jurisdiction or that would delay receipt of Regulatory Approval for a Licensed Product anywhere in the Territory and (ii) have final say on the content of all Regulatory Filings with Regulatory Authorities in the Territory for so long as such Party is the Regulatory Responsible Party with respect to such Licensed Product.

4.1.4

Regulatory Cooperation. As reasonably requested by the Regulatory Responsible Party from time to time during the Term, the other Party shall promptly provide reasonable assistance to the Regulatory Responsible Party with respect to filings and other interactions with Regulatory Authorities regarding Licensed Antibodies and Licensed Products.

4.2

Assignment of Regulatory Filings. Unless otherwise agreed by the Parties, no later than [***], if ITEOS holds, in its name, any Regulatory Filings (including INDs) with respect to any Licensed Products as of such date, unless otherwise agreed by the Parties, ITEOS will assign to GSK all rights, title, and interests in and to each such Regulatory Filing (including INDs) filed in the Territory, and will transfer to GSK copies (in electronic or other format) of those Regulatory Filings owned by ITEOS or its Affiliates that are necessary to assign such INDs to GSK, provided, however, that ITEOS will not assign Regulatory Filings (including INDs) to GSK regarding Additional Development Activities being conducted by ITEOS in accordance with Section 3.4 (Additional Development) until (a) such Additional Development Activities are added to the Global Development Plan pursuant to Section 3.4.3(b) (Proof of Concept Data) or (b) the applicable Regulatory Approval is obtained in connection with such Additional Development Activities, as described in Section 3.4.3(c) (Receipt of Regulatory Approval), in each case, which assignment of Regulatory Filings shall be in a manner and on the timelines to be agreed by the Parties.

4.3

Meetings and Communications.  During the Term, each Party will keep the other Party reasonably informed of any material communications from, or meetings with, any Regulatory Authority pertaining to such Party’s Development activities (including Additional Development Activities) performed under this Agreement promptly following receipt thereof. To the extent relating to a Licensed Product, the Regulatory Responsible Party with respect to such Licensed Product, will provide the other Party with: (a) to the extent allowable by Applicable Laws and the relevant Regulatory Authority and to the extent practicable, an opportunity to have one or more of its representatives attend and observe substantive discussions and meetings with the FDA or any other Regulatory Authority with respect to any Clinical Trials or other matters (e.g., CMC or non-clinical issues); (b) a copy of any material documents, reports or correspondence submitted to the

FDA or any other Regulatory Authority (which copies may be redacted as necessary to comply with any confidentiality or information protection requirements under any applicable Third Party Component Contracts); and (c) reasonable advanced notice (to the extent practicable) of substantive meetings, scheduled or unscheduled, with the FDA or any other Regulatory Authority. All such documents or reports described in subclause (b) above will be provided to the non-Regulatory Responsible Party at least [***] prior to their submission to the applicable Regulatory Authority (or such later date as the Parties may reasonably agree), and the Regulatory Responsible Party will reasonably consider any comments provided by the non-Regulatory Responsible Party with respect to such documents or reports in good faith. To the extent a Party receives material written or oral communications from the FDA or any other Regulatory Authority relating to a Licensed Product or activities under this Agreement with respect to a Licensed Product, such Party shall notify the other Party and provide a copy of any such written communications to the other Party within [***]. In addition, upon a reasonable request from the other Party, each Party shall provide copies of other documents, reports or communications from or to Regulatory Authorities relating to Licensed Products.

4.4

Exchange of Development Data. Without limiting the other provisions of this Agreement, at the request of a Party or  upon direction by the JSC or JDC, the other Party shall provide to the requesting Party all pertinent Data developed by or on behalf of such Party, as applicable, in connection with the Development of a Licensed Product under this Agreement or the performance of other activities under the Global Development Plan or Commercialization Plans hereunder subject to any applicable confidentiality arrangements with Third Parties [***]. The format of, and media for exchanging, such Data shall be decided by the JDC.

4.5

Right of Reference. Each Party shall have the right, without obtaining the approval of the other Party and without additional payment to such other Party (other than payments expressly provided in this Agreement), to reference (including a “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule), and corresponding rights under the foreign equivalents of 21 C.F.R. § 314.3(b) in the applicable countries in the Territory), copy, access and use Data, and all reports, documents, Regulatory Filings, and other information developed by any Party that is derived from or includes such Data, in each case, that is related to a Licensed Antibody or Licensed Product and that is owned or Controlled by a Party or its Affiliates (a) for purposes of preparing and submitting INDs, NDAs, BLAs and other Regulatory Filings for the Licensed Products, and (b) preparing and filing patent applications, in each case ((a) and (b)) in accordance with this Agreement, and, with respect to such Data, reports, documents and other information developed by the other Party, solely to the extent permitted under this Agreement.

4.6	Recall, Withdrawal or Field Alert of a Licensed Product.
4.6.1

Notification and Determination. If any Governmental Authority threatens in writing or initiates any action to remove a Licensed Product from the market (in whole or in part) in the Territory, then the Party receiving notice thereof will notify the other Party of such communication immediately, but in no event later than [***] after receipt thereof. Notwithstanding the foregoing, in all cases GSK will determine whether to initiate any recall, withdrawal or field alert of such Licensed Product in the applicable territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert. Before GSK initiates a recall, withdrawal, or field alert for a Licensed Product in the Territory the Parties will promptly meet and discuss in good faith the reasons therefor, provided that such discussions will not delay any action that GSK reasonably believes should be taken in relation to any actual or potential recall, withdrawal or field alert. In the event of any such recall, withdrawal, or field alert, GSK will determine the necessary actions to be taken and will implement such action.  Without limiting the foregoing, either Party will have the right to propose that a recall, withdrawal or field alert for a Licensed Product should be initiated by such Party, but GSK will have the right to make the final decision as to whether or not to initiate the recall, withdrawal or field alert. Notwithstanding the foregoing, if ITEOS notifies GSK of a Manufacturing issue related to a Licensed Product that ITEOS had Manufactured during the October 2021 Campaign and that ITEOS reasonably believes could give rise to a recall, withdrawal or field alert, then GSK will initiate such recall, withdrawal, or field alert in accordance with ITEOS’s request.

4.6.2

Recall Cost Allocation.  All costs and expenses associated with implementing a recall, withdrawal, or field alert with respect to a Licensed Product will be allocated between ITEOS and GSK as follows: (a) subject to clause (b)(ii) below, such costs and expenses included in Recall Expenses will be shared equally (50:50) by the Parties as Allowable Expenses, in accordance with Section 8.3 (Pre-Tax Profit or Loss Sharing) in the event of such a recall, withdrawal, or field alert with respect to a Licensed Product in the Profit-Sharing Territory, (b) GSK will be responsible for such costs and expenses (i) in the event of such a recall of a Licensed Product in the Net Sales Territory and (ii) that are associated with any recall, withdrawal, or field alert of a Licensed Product that is due to the negligence or willful misconduct of GSK, its Affiliates, Sublicensees or its Third Party contractors, including due to Manufacturing (including labeling) of such Licensed Product, and (c) ITEOS will be responsible for such costs and expenses that are associated with any recall, withdrawal or field alert of a Licensed Product that is due to the negligence or willful misconduct of ITEOS, its Affiliates, Sublicensees or its Third Party contractors in the Net Sales Territory.

Article 5
Manufacturing and supply

5.1	Manufacturing.
5.1.1

JDC Oversight; Efforts.  The JDC, in consultation with the Financial Working Group, shall oversee CMC Development, supply chain strategy, establishment of Manufacturing sources, capacity, supply chains, and Manufacture of Licensed Antibodies and Licensed Products, subject to the provisions of this Article 5 (Manufacturing and Supply).  Each Party shall use reasonable efforts to execute and to perform, or cause to be performed through its Affiliates, the Existing CMO, or GSK CMO, the Manufacturing activities assigned to it under this Agreement and by the JDC, and to cooperate with the other Party in carrying out such Manufacturing activities.  If the JDC is unable to resolve any dispute regarding the activities described in this Section 5.1.1 (JDC Oversight; Efforts), then the issue will be resolved in accordance with Section 7.7 (Decision-Making).

5.1.2

Clinical Supply. Subject to the terms of [***] (“Existing CMO Agreement”), ITEOS shall be solely responsible, through its Existing CMO, for Clinical Manufacture and supply of Licensed Antibodies and Licensed Products required for the performance of activities under the Global Development Plan from the Effective Date until completion [***] (the “October 2021 Campaign”), after which GSK shall be solely responsible for Clinical Manufacture and supply of Licensed Antibodies and Licensed Products throughout the Territory (including for the performance of activities under the Global Development Plan).

[***]

5.1.3	Commercial Supply. Subject to Section 5.1.5 (Second Source), GSK shall be solely responsible for all Commercial Manufacture and supply of Licensed Products throughout the Territory.
5.1.4

Request to Supply. If ITEOS requests supply of Licensed Product from GSK for Development activities (including Additional Development Activities) conducted hereunder, then prior to any such supply, the Parties will enter into a clinical supply agreement and quality agreement under which GSK will, subject to Section 5.3 (Prioritization of Supply), supply Licensed Product to ITEOS at a supply price equal to [***]. Any requests for supply of Licensed Product by ITEOS from GSK will be ordered under such clinical supply agreement pursuant to the terms thereof and the Parties will not be obligated to enter into any additional supply agreements. The clinical supply agreement shall include terms for the required lead time from the date GSK receives the purchase order from ITEOS and the requested delivery date in the purchase order and will be on terms customary for supply agreements between collaboration partners with respect to Development of products.

5.1.5

Second Source. The Parties agree that GSK will maintain a supply relationship with ITEOS’s Existing CMO with respect to the supply of Licensed Products during the Term, provided, however, that [***] (“GSK CMO Agreement”). [***].

5.1.6

Supply Price Updates. For purposes of determining GSK’s Manufacturing Costs with respect to Licensed Products, the Standard Cost of Goods Manufactured will be updated annually as part of GSK’s customary practice for its other products.

5.2

Manufacturing Technology Transfer.  Within [***] following the Effective Date, (a) the JDC will prepare and approve a Manufacturing technology transfer plan for the transfer from ITEOS or its Existing CMO of Know-How within the ITEOS Technology related to Manufacturing the Licensed Antibodies and Licensed Products, which plan will include a reasonable allocation of costs between the Parties (the “Manufacturing Tech Transfer

Plan”) and (b) the Parties will initiate performance of technology transfer activities to enable GSK to conduct Clinical Manufacturing and supply of Licensed Product or Licensed Antibodies. The JDC will manage and oversee the transfer of Know-How within the ITEOS Technology set forth in the Manufacturing Tech Transfer Plan.  Without limiting the foregoing, ITEOS will use reasonable efforts to facilitate GSK’s and ITEOS’s shared goal of an orderly transition and successful Manufacturing technology transfer in accordance with the timelines set forth in the Manufacturing Tech Transfer Plan and uninterrupted Development of the applicable Licensed Antibodies and Licensed Products in compliance with GMP requirements. The format of, and media for exchanging, any of the foregoing information shall be decided by the JDC and described in the Manufacturing Tech Transfer Plan. The Parties will complete the transfer of Manufacturing responsibility to GSK no later than [***].

5.3	Prioritization of Supply. Allocation of supply of any Licensed Antibodies or Licensed Products to either Party for Additional Development Activities shall be [***].
5.4

Supply of Other Products by GSK.  If the Global Development Plan includes Clinical Trials to be conducted by ITEOS for the Development of a [***], then (a) GSK will be responsible for supplying such [***], for use under the Global Development Plan and (b) the Parties will enter into a clinical supply agreement and a quality agreement (or add such [***] to the supply agreement previously entered into by the Parties pursuant to Section 5.1.4 (Request to Supply)), as necessary for GSK to [***] to ITEOS for the purpose of conducting the applicable Clinical Trials in accordance with the Global Development Plan. [***].

Article 6
COMMERCIALIZATION; MEDICAL AFFAIRS

6.1

Global Strategic Launch Plan. No later than [***] prior to the Target BLA Filing Date, GSK will prepare a reasonably detailed written plan for the Licensed Product with respect to the [***] plans for the Licensed Product that sets out the [***] with respect to Licensed Products throughout the Territory, which plan will include at a minimum:  (a) [***] (the “Global Strategic Launch Plan”). The Global Strategic Launch Plan will serve as the basis for the Joint Commercialization Plan. The Global Strategic Launch Plan will be prepared having at least the same level and quality of information and in the same format as GSK ordinarily prepares for its own internal management for purposes of standard budget and portfolio reviews and project management, provided that GSK will not be obligated to include information that does not relate to the Licensed Products. At least once per Calendar Year, GSK will review and update, as appropriate, the Global Strategic Launch Plan. GSK will provide the initial Global Strategic Launch Plan for each Licensed Product, and each annual update thereto, to the JCC and the JSC for review and comment. ITEOS’s representatives on the JCC and the JSC may comment thereon and GSK will consider ITEOS’s comments in good faith, but the JCC and the JSC will not have an approval right with respect thereto. Notwithstanding the foregoing or any other provision to the contrary set forth in this Agreement, if ITEOS reasonably believes that any activity under a Global Strategic Launch Plan or update thereto or otherwise proposed to be conducted by GSK in the Net Sales Territory may reasonably give rise to a Material Safety or Commercialization Concern described in Section 1.171(b) or (c) (and excluding Section 1.171(a)) based on information known at the time, then ITEOS may raise such concern to the JCC and the JCC will promptly discuss and determine whether such activity may present a Material Safety or Commercialization Concern described in Section 1.171(b) or (c) (and excluding Section 1.171(a)), and whether such Material Safety or Commercialization Concern described in Section 1.171(b) or (c) (and excluding Section 1.171(a)) may be appropriately addressed in an update to the Joint Commercialization Plan.  If ITEOS reasonably believes that any activity under a Global Strategic Launch Plan or update thereto or otherwise proposed to be conducted by GSK in the Net Sales Territory may reasonably give rise to a Material Safety or Commercialization Concern [***] for the Licensed Product or [***] to discuss and determine whether such activity may present a Material Safety or Commercialization Concern described in Section 1.171(a). If the JCC is unable to reach a decision that the resolution of such matter is appropriately addressed in the Joint Commercialization Plan within thirty (30) days of ITEOS raising such a Material Safety or Commercialization Concern described in described in Section 1.171(b) or in Section 1.171(c), then the issue will be resolved in accordance with Section 7.7.2(c) (Resolution of Material Concerns) or if the [***] are unable to resolve a Material Safety or Commercialization Concern described in Section 1.171(a), then, in each case, the issue will be resolved in accordance with Section 7.7.2(c) (Resolution of Material Concerns).

6.2

Joint Commercialization Plan. The JDC shall determine a target filing date of the BLA for the most advanced Licensed Product being Developed under this Agreement (the “Target BLA Filing Date”). No later than [***] of a Licensed Product in the Profit-Sharing Territory, GSK will provide to the JCC a draft initial joint commercialization plan and budget that sets out the Commercialization and Medical Affairs activities to be conducted by the Parties with respect to the Licensed Products in the Profit-Sharing Territory (the “Joint Commercialization Plan”). The Joint Commercialization Plan will be based upon and consistent with the Global Strategic Launch Plan for the applicable Licensed Product. Promptly thereafter, the JCC, with the support and direct involvement of the Financial Working Group with regard to preparation of the Joint Commercialization Budget, will review, discuss and recommend modifications to the draft Joint Commercialization Plan (provided, that only the medical representatives on the JCC may recommend modifications to the Medical Affairs activities set forth in the Joint Commercialization Plan), and the JCC will, in turn, provide such Joint Commercialization Plan (as such plan may be modified on the recommendation of the JCC) and Joint Commercialization Budget to the JSC to review, discuss and determine whether to approve. The Joint Commercialization Plan will (a) include matters similar to those included in the Global Strategic Launch Plan but revised to specifically support launch of the Licensed Product in the Profit-Sharing Territory, (b) [***] included in such plan to be undertaken for the upcoming Calendar Year which budget will be broken down by Calendar Quarter, for the estimated Commercial FTE Costs (for Commercialization activities), estimated Development FTE Costs (for Medical Affairs activities), Manufacturing Costs, and Out-Of-Pocket Costs expected to be incurred by each Party in the given Calendar Year with respect to such Medical Affairs and Commercialization activities set forth in such plan (such budget the “Joint Commercialization Budget”). So long as ITEOS is Commercializing with GSK the Licensed Products in the Profit-Sharing Territory under this Agreement, on at least an annual basis during the Term (or more frequently as may be required), GSK will review and update each Joint Commercialization Plan (and Joint Commercialization Budget therein) based on the currently available information and data. GSK will provide to the JCC a copy of each such update to the Joint Commercialization Plan to (together with the Financial Working Group) review, discuss, and recommend modifications (provided, that only the medical representatives on the JCC may recommend modifications to the Medical Affairs activities set forth in the Joint Commercialization Plan), and the JCC will, in turn, provide such update to the Joint Commercialization Plan (as such update may be modified on the recommendation of the JCC) to the JSC to review, discuss and determine whether to approve. The initial Joint Commercialization Plan and each such update to the Joint Commercialization Plan will become effective and will supersede the previous Joint Commercialization Plan only upon approval thereof by the JSC. Any such updates or amendments to the Joint Commercialization Plan and Joint Commercialization Budget may be memorialized in the JCC and JSC meeting minutes until the next annual update to the Joint Commercialization Plan and Joint Commercialization Budget, at which time such updates or amendments will be added to the updated Joint Commercialization Plan and Joint Commercialization Budget.

6.3	Commercialization Responsibilities.
6.3.1

Net Sales Territory. During the Term, GSK, either itself or as it determines, by and through its Affiliates, Sublicensees or subcontractors, will be solely responsible for all Commercialization activities (including booking of sales) with respect to the Licensed Products throughout the Net Sales Territory, at GSK’s sole cost and expense, in accordance with the Global Strategic Launch Plan and this Article 6 (Commercialization; Medical Affairs). GSK will keep ITEOS reasonably informed, through periodic updates to the JSC, regarding key pricing and patient support programs in major countries or regions in the Net Sales Territory.

6.3.2

Profit-Sharing Territory. The Parties will jointly Commercialize the Licensed Products in the Profit-Sharing Territory in accordance with the Joint Commercialization Plan and this Article 6 (Commercialization; Medical Affairs). The Party to which a particular Commercialization activity is allocated under the Joint Commercialization Plan will lead the performance thereof and, without seeking JCC or JSC review or approval, but subject to this Article 6 (Commercialization; Medical Affairs), will have the right to make operational decisions with respect to the implementation and performance of such Commercialization activities to the extent consistent with the then-current Joint Commercialization Plan and this Article 6 (Commercialization; Medical Affairs). If a particular Commercialization activity is allocated to both Parties to perform jointly under the Joint Commercialization Plan, then both Parties will conduct such activity in collaboration with each other. GSK will book sales of all Licensed Products in the Profit-Sharing Territory and will be responsible for performing or approving, as applicable, the Excluded Commercialization Activities. Unless otherwise agreed by the JCC, the Joint Commercialization Plan will assign to ITEOS [***] percent [***] of the Shared Commercialization Activities for such Licensed Products in the Profit-Sharing Territory each Calendar Quarter. Without limiting the foregoing, ITEOS will have the right to participate in the [***]. Each

Party will conduct all Commercialization activities in the Profit-Sharing Territory in accordance with the Joint Commercialization Plan and this Article 6 (Commercialization; Medical Affairs).
6.4	Medical Affairs Responsibilities.
6.4.1

Net Sales Territory. During the Term, GSK, either itself or by and through its Affiliates, Sublicensees or subcontractors, will be solely responsible for all Medical Affairs activities with respect to the Licensed Products throughout the Net Sales Territory, at GSK’s sole cost and expense, in accordance with the Global Strategic Launch  Plan and this Article 6 (Commercialization; Medical Affairs).

6.4.2

Profit-Sharing Territory. The Party to which a particular Medical Affairs activity is allocated under a Joint Commercialization Plan will lead the performance thereof, and, without seeking JCC or JSC review or approval, will have the right to make operational decisions with respect to the implementation and performance of such Medical Affairs activities to the extent consistent with the then-current Joint Commercialization Plan and this Article 6 (Commercialization; Medical Affairs). If a particular Medical Affairs activity is allocated to both Parties to perform jointly under a Joint Commercialization Plan, then both Parties will conduct such activity in collaboration with each other. Each Party will use reasonable efforts in the Profit-Sharing Territory to [***] is permitted under Applicable Law and Guidelines. Each Party will conduct all Medical Affairs activities in the Profit-Sharing Territory in accordance with the Joint Commercialization Plan and this Article 6 (Commercialization; Medical Affairs).

6.4.3

Medical Affairs Materials.  GSK shall prepare and produce all Medical Affairs Materials for the Licensed Products in the Territory in accordance with the Global Strategic Launch Plan and the Joint Commercialization Plan, which Medical Affairs Materials GSK will share with ITEOS for ITEOS’s review and comment, which comments GSK will consider in good faith. GSK will be solely responsible for legal and regulatory review of such Medical Affairs Materials through its normal internal review process, and submission of Medical Affairs Content to applicable Regulatory Authorities for comments or approval as required. GSK shall own all rights, title and interests in and to any and all such Medical Affairs Materials.  Neither Party shall use any materials other than the Medical Affairs Materials that have undergone GSK’s internal review and approval process for use in connection with the conduct of Medical Affairs activities related to the Licensed Products under this Agreement; provided that, ITEOS will not be required to use any Medical Affairs Materials that ITEOS’s compliance team has not also approved. GSK shall be responsible for providing and shipping to ITEOS all Medical Affairs Materials in quantities necessary for ITEOS to perform its activities under the Joint Commercialization Plan.

6.4.4

Medical Affairs Training.  GSK shall be responsible for preparing the training programs and materials relating to Medical Affairs activities for the Licensed Product (“Medical Affairs Training Materials”) for the Parties’ Medical Affairs

personnel, which Medical Affairs Training Materials GSK will share with ITEOS for ITEOS’s review and comment, which comments GSK will consider in good faith. GSK shall conduct training programs regarding Medical Affairs activities for the Licensed Products based on such Medical Affairs Training Materials for all such Medical Affairs personnel of the Parties.  The Medical Affairs Training Materials will be updated annually taking into account any areas identified through internal monitoring of activities by each Party for enhanced or refreshed training.  Following the initial training of Medical Affairs personnel, each Party shall be responsible for, and shall conduct, regular training programs for its own Medical Affairs personnel using the most up-to-date Medical Affairs Training Materials. GSK shall have the right to join ITEOS Medical Affairs trainings and provide input. For the avoidance of doubt, the Medical Affairs Training Materials will include training on the USPPs. GSK shall own all rights in the Medical Affairs Training Materials in all formats (e.g., print, video, audio, digital, computer) including all applicable copyrights, trademarks, program names, domain names and Internet sites.  Each Party shall be responsible for the performance of its own Medical Affairs representatives.

6.5	Limited Disclosure. Nothing in this Agreement shall require GSK to disclose to ITEOS (a) [***] or (b) information pertaining to [***].
6.6

Diligence. Each Party will use Commercially Reasonable Efforts to perform the obligations assigned to it under the Joint Commercialization Plan. Upon receipt of the Regulatory Approval for a Licensed Product in the Field in a given country in the Territory, GSK (directly, or through its Affiliates, its or their Sublicensees or subcontractors) will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in such country in the Territory.

6.7	ITEOS Opt-Out.
6.7.1

ITEOS Opt-Out Right. Subject to Section 6.7.3 (Effects of Opt-Out), at any time during the Term, ITEOS may provide GSK with written notice indicating that ITEOS elects, in its discretion, not to Commercialize with GSK the Licensed Products in the Profit-Sharing Territory in accordance with the Joint Commercialization Plan and the requirements of this Agreement or share Development Costs or Pre-Tax Profit or Loss under this Agreement (such notice, an “Opt-Out Notice”). For the avoidance of doubt, any Opt-Out Notice shall terminate ITEOS’s right to both Commercialize and provide Medical Affairs activities in the Profit-Sharing Territory.

6.7.2

Forced Opt-Out. If (i) in connection with its conduct of Commercialization activities in the Profit-Sharing Territory, ITEOS materially breaches its obligations under Section 6.9 (Regulatory Compliance) and Section 6.10 (Marketing) to comply with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.) or any Applicable Laws, Guidelines or USPPs governing off-label promotion, pre-approval promotion or disguised promotion of pharmaceutical products in the Profit-Sharing Territory, (ii) ITEOS delivers less than [***] of the Details required to be delivered by ITEOS under the Joint Commercialization Plan in any [***] Calendar Quarters, or (iii) ITEOS otherwise fails to provide such Commercialization activities that are specifically allocated to ITEOS  under the Joint Commercialization Plan in any [***] Calendar Quarters where ITEOS’s failure to do so is a material failure under ITEOS’s overall contribution of Commercialization activities as contemplated under the then-current Joint Commercialization Plan, then GSK will provide written notice to ITEOS of the occurrence of any such event described under clause (i), (ii) or (iii). Such notice will, in each case, expressly reference this Section 6.7.2 (Forced Opt-Out), reasonably describe the alleged breach or failure, and state GSK’s intent to terminate ITEOS’s right to Commercialize Licensed Products under this Agreement if such breach or failure is not cured or remediated in accordance with this Section 6.7.2 (Forced Opt-Out).

(a)

With respect to a material breach described in clause (i) of this Section 6.7.2 (Forced Opt-Out), ITEOS shall immediately cease its Commercialization activities relating to the alleged material breach, and propose to GSK within [***] after receipt of GSK’s notice of breach a comprehensive remediation plan designed to avoid similar breaches in the future and ensure compliance with such Applicable Laws, Guidelines and USPPs, which plan shall provide for immediate termination (at ITEOS’s sole cost and expense) of the employment of any ITEOS employees and contract with any Subcontractor, in each case, that have violated such Applicable Laws, Guidelines or USPPs, which remediation plan the Parties will discuss in good faith and agree upon. If GSK does not agree to ITEOS’s proposed remediation plan, then GSK will provide to ITEOS, [***], a comprehensive remediation plan (which may be a modified version of ITEOS’s proposed remediation plan) designed to avoid similar breaches in the future and ensure compliance with such Applicable Laws, Guidelines and USPPs. ITEOS will not resume the ceased Commercialization activities in the Profit-Sharing Territory until a comprehensive remediation plan has been agreed between the Parties or has been provided by GSK to ITEOS, as applicable. If ITEOS does not comply with the foregoing requirement to cease the applicable Commercialization activities and provide a remediation plan designed to avoid similar breaches in the future and ensure compliance with such Applicable Laws, Guidelines and USPPs, then, subject to Section 6.7.2(c), GSK may terminate ITEOS’s right to Commercialize in the Profit-Sharing Territory by providing written notice to ITEOS of such failure to comply with the provisions of this Section 6.7.2(a), and ITEOS’s right to Commercialize in the Profit-Sharing Territory will terminate [***] days after the breach notice has been provided for such material breach described in clause (i) of this Section 6.7.2 (Forced Opt-Out). Further, if ITEOS materially breaches any such comprehensive remediation plan agreed by the Parties  or provided by GSK, as applicable, or otherwise materially breaches its obligations to comply with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.) or any Applicable Laws, Guidelines or USPPs governing off-label promotion, pre-approval promotion or disguised promotion of pharmaceutical products in the Profit-Sharing Territory in respect of any resumed Commercialization activities in the Profit-Sharing Territory that were to be conducted under such an agreed or provided comprehensive remediation plan, then, subject to Section 6.7.2(c), GSK may terminate ITEOS’s right to Commercialize in the Profit-Sharing Territory immediately notice to ITEOS of such further material breach.

(b)

With respect to a failure described in clause (ii) or (iii) of this Section 6.7.2 (Forced Opt-Out), if by the end of the next [***] Calendar Quarters following the [***] Calendar Quarters in which the failure described in clause (ii) or (iii) of this Section 6.7.2 (Forced Opt-Out) occurred, ITEOS does not perform at least [***] percent [***] of the Details required to be delivered by it during such next [***] Calendar Quarters as set forth in the then-current Joint Commercialization Plan or ITEOS otherwise materially fails to perform its other Commercial Commercialization activities as had been contemplated under the then-current Joint Commercialization Plan for such next [***] Calendar Quarters, then ITEOS’s right to Commercialize in the Profit-Sharing Territory will terminate upon [***] notice provided by GSK following such subsequent failures in such subsequent [***] Calendar Quarters.

(c)

If there is a good faith dispute with respect to the existence of a material breach or failure or whether such material breach has been remediated or failure has been cured, and if such alleged material breach or failure to cure is contested in good faith by ITEOS in writing within [***] after the delivery of the notice of material breach or failure from GSK, then the dispute resolution procedure set forth in Article 16 (Dispute Resolution) may be initiated by ITEOS to determine whether a material breach or failure, or a failure to remediate or cure, has actually occurred. If either Party so initiates such dispute resolution procedure, then the applicable cure period and the corresponding occurrence of the Cost Share End Date, as applicable, will be tolled until such time as the dispute is finally resolved pursuant to Article 16 (Dispute Resolution).

6.7.3

Effects of Opt-Out. If ITEOS has delivered an Opt-Out Notice pursuant to Section 6.7.1 (ITEOS Opt-Out Right), or if ITEOS’s right to Commercialize in the Profit-Sharing Territory has terminated pursuant to Section 6.7.2 (Forced Opt-Out), then, notwithstanding any provision to the contrary set forth in this Agreement, the following effects of such opt-out will apply beginning: (i) (A) if delivered during the First No Opt-Out Period, then the later of [***] following delivery of the Opt-Out Notice or the day following end of the First No Opt-Out Period, (B) if delivered after the end of the First No Opt-Out Period but prior to Second No Opt-Out Period, then [***] following delivery of the Opt-Out Notice, (C) if delivered during or following the Second No Opt-Out Period, then the later of [***] following delivery of the Opt-Out Notice or the day following the end of the Second No Opt-Out Period, or (ii) on the applicable effective date of the termination of ITEOS’s right to Commercialize in the Profit-Sharing Territory as set forth in Section 6.7.2 (Forced Opt-Out) ((i) or (ii), as applicable, the “Cost Share End Date”):
(a)

sharing of Development Costs incurred in connection with the performance of Shared Global Development Activities under the Global Development Plan and of the Pre-Tax Profit or Loss in the Profit-Sharing Territory in accordance with the relevant provisions of this Agreement will no longer apply with respect to any of the Licensed Antibodies and Licensed Products; provided that ITEOS shall continue to be responsible for its portion of the Development Costs up to the Committed Development Spend that has not yet been expended in connection with the Committed Studies (whether or not such Committed Studies have commenced as of the Cost Share End Date and as these may be amended or replaced with comparable Clinical Trials of similar scope through an update to the Global Development Plan in accordance with Section 3.2.1 (Global Development Plan)) and any other Clinical Trials that the Parties agree to include in the Global Development Plan prior to the Cost Share End Date that can be conducted within the Committed Development Spend; provided, further that the maximum amount of the Committed Development Spend to be incurred by ITEOS is [***], and if the Committed Studies and other Clinical Trials that the Parties agreed to include in the Global Development Plan prior to the Cost Share End Date cost less than the Committed Development Spend, then ITEOS shall be responsible for only its portion of such lesser amount;

(b)	with respect to any on-going Additional Development Activities conducted by GSK, the costs of undertaking such Development would not be subject to sharing between the Parties;
(c)	the Net Sales Territory will automatically be amended to include the entire Territory;
(d)

obligations under this Agreement relating solely to the Profit-Sharing Territory, including obligations regarding the preparation and approval of the Joint Commercialization Plan and corresponding Joint Commercialization Budget, will no longer be applicable;

(e)	where the JSC, JCC, or JDC, respectively, had an approval right, such approval right will automatically be converted into a review and comment, but not approval, right.
6.7.4

Effects of Forced Opt-Out. Notwithstanding any provision to the contrary set forth in this Agreement, if ITEOS’s right to Commercialize Licensed Products in the Profit-Sharing Territory is terminated pursuant to Section 6.7.2(a), then the effects of opt-out set forth in Section 6.7.3 (Effects of Opt-Out) will apply, except that, (a) [***]. If, following ITEOS’s right to Commercialize Licensed Products in the Profit-Sharing Territory being terminated pursuant to Section 6.7.2(a), ITEOS delivers an Opt-Out Notice pursuant to Section 6.7.1 (ITEOS Opt-Out Right), then all effects of opt-out set forth in Section 6.7.3 (Effects of Opt-Out) will apply in accordance with their terms, and the effects of forced opt-out set forth in this Section 6.7.4 (Effects of Forced Opt-Out) will no longer apply.

6.8

Commercialization Reporting. During the Term, with respect to any Medical Affairs and Commercialization activities conducted by or on behalf of either Party with respect to the Licensed Products under this Agreement, within [***] following the end of each [***], each Party shall prepare and provide to the other Party and the JCC (or the JSC, if the JCC is no longer meeting) a written report that summarizes the material Medical Affairs and Commercialization activities performed with respect to the Licensed Products in the Territory and the status of activities and progress with respect to the information included in each applicable Commercialization Plan, and shall identify any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner its future performance of activities assigned to it under the then-current Commercialization Plans (each, a “Commercialization Report”). Solely in the event that, and for so long as, the effects of forced opt-out set forth in Section 6.7.4 (Effects of Forced Opt-Out) apply, the Commercialization Reports provided by GSK to the JSC pursuant to this Section 6.8 (Commercialization Reporting) will include GSK’s [***] ITEOS’s JSC representatives may review, but will have no right to comment on or approve. Each Party will respond to the reasonable questions or requests of the other Party’s JCC representatives (or JSC representatives, if the JCC is no longer meeting), as applicable, for additional information relating to such Party’s Medical Affairs or Commercialization activities under this Agreement in a timely manner.

6.9	Compliance.
6.9.1

Establishment of Compliance Program. The compliance officers (or equivalent personnel) from each Party with responsibility for Commercialization and Medical Affairs (the “Compliance Officers”) will meet to align on a compliance program applicable to the Licensed Products in the Profit-Sharing Territory, that will include the concepts set forth in this Section 6.9 (Compliance) along with the requirement to perform regular risk assessments relating to the Commercialization and Medical Affairs activities undertaken by the applicable Party in the Profit-Sharing Territory (the “Compliance Program”). The Compliance Program will be presented to the JCC for review and discussion.  Each Party will ensure that it will perform, and will ensure that each of its Affiliates, Sublicensees, and subcontractors perform, all Commercialization and Medical Affairs activities in a professional and ethical business manner and in compliance with the Compliance Program and the Approved Labeling and each Party will provide appropriate training to its employees, Sales Representatives, Affiliates, Sublicensees and subcontractors on the foregoing, except where GSK provides such training to ITEOS under this Article 6 (Commercialization; Medical Affairs).

6.9.2

Compliance Resourcing. In order to ensure adherence to the Compliance Program across all Commercialization and Medical Affairs activities, each Party will maintain resources sufficient to conduct at least the following activities: (a) assess such Party’s compliance with any pre-established criteria set forth in the

Compliance Program, (b) ensure upward reporting and escalation processes that provide positive assurance regarding the management of significant risks that are communicated to senior leadership or risk oversight committees, (c) provision of training on Commercialization and Medical Affairs activities within the scope of such Party’s responsibilities under the applicable Joint Commercialization Plan, including on Applicable Laws, Guidelines and USPPs, as applicable, as set out in this Article 6 (Commercialization; Medical Affairs) (d) monitoring and updating of training programs described under (c), and provision of refresher training on a regular basis, (e) maintenance of a speak-up hotline to report violations of compliance, and (f) conducting robust investigations of any suspected compliance violations by trained independent individuals with relevant functional experience and skill.

6.9.3

Applicable Laws and Guidelines.  Each Party shall conduct its Commercialization activities under this Agreement in accordance with the requirements of this Agreement, Applicable Laws and Guidelines and shall cooperate with one another in any efforts toward ensuring that government reporting (including price and honoraria reporting), sales, marketing and promotional practices in respect of the Licensed Products meet the standards required by: (a) Applicable Laws; and (b) applicable guidelines concerning the advertising and promotion of prescription drug products, including the Office of the Inspector General’s (“OIG”) Compliance Guidance Program issued in 2003, the American Medical Association (the “AMA”) Guidelines on Gifts to Physicians, the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code on Interactions with Healthcare Professionals, as hereafter amended from time to time (the “PhRMA Code”), the PhRMA Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results, and the standards set forth by the Accreditation Council for Continuing Medical Education relating to educating the medical community in the United States (“ACCME Standards”), in each case, to the extent applicable to the Parties’ activities hereunder and as may be amended or supplemented from time to time (such guidelines as set forth in this Section 6.9(b), the “Guidelines”).  In addition, each Party shall obtain and maintain all licenses, permits, approvals and other authorizations applicable to it in order to enable it to perform its respective obligations hereunder.  The Parties shall cooperate in good faith to update their obligations under this Section 6.9 (Compliance) from time to time to reflect any changes in any of the foregoing (a) – (b) or to resolve any conflicts in any of the foregoing standards as applied to the Parties’ activities under this Agreement. Each of the Parties agrees and acknowledges that it shall comply, and shall ensure that its applicable Affiliates and its and their respective employees, officers, directors and consultants comply, with the applicable requirements of this Section 6.9.3 (Applicable Laws and Guidelines).

6.9.4

Business Practices.  The Parties shall perform all of their Commercialization and Medical Affairs activities undertaken in the Profit-Sharing Territory in accordance with GSK’s policies regarding the same, known as of the Effective Date as the US Practices Policies, that are provided to ITEOS by GSK, along with any updates thereto (the “USPPs”); provided that, with respect to updates to the USPPs, ITEOS shall use reasonable efforts to give effect to any updates to the USPPs as soon as reasonably practicable following receipt of such updates from GSK. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be deemed in breach of this Agreement for not taking, any action that is not in compliance with such Party’s Internal Policies (so long as such action is still compliant with Applicable Laws and Guidelines) or that such Party reasonably believes is not in compliance with Applicable Laws, Guidelines or the USPPs.

6.9.5

Reporting.  Each Party shall be responsible for calculating, tracking and reporting transfers of value initiated and controlled by its employees or contractors pursuant to its respective obligations under the requirements of Section 6002 (Transparency Reports and Reporting of Physician Ownership and Investment Interest) of the Patient Protection and Affordable Care Act, commonly referred to as the “Sunshine Act”, and applicable state marketing reporting laws.  Subject to Applicable Laws and Guidelines, the value reported to the Centers for Medicare & Medicaid Services (“CMS”) shall be the amount expended by the controlling Party, irrespective of the division of or reconciliation of expenses between the Parties.

6.9.6

Information.  Each of GSK and ITEOS shall reasonably cooperate with the other Party to provide the other Party reasonable access to information and reports related to the Licensed Products reasonably required by the other in order to comply with the relevant provisions of the Medicare Modernization Act, as amended from time to time, and any other Applicable Laws and Guidelines, including reporting requirements, in a timely and appropriate manner.  Each Party shall ensure that its reporting to CMS and other federal and state healthcare programs related to the Licensed Products is true, complete and correct in all material respects; provided, however, that neither Party shall be held responsible for submitting erroneous reports if such deficiencies result from information provided by the other Party which itself was not true, complete and correct.  Each Party shall notify the other Party promptly upon becoming aware of any Licensed Product-related inquiries or document requests by any Regulatory Authority, or claims or threatened claims related to the Licensed Product.

6.9.7

Cooperation.  At the request of either Party, the Parties’ Compliance Officers will convene for purposes of discussing the Compliance Program and resourcing and to share best practices, and if such discussions result in modifications to the Compliance Program, then such modifications shall be presented to the JCC for review and discussion in accordance with Section 6.9.1 (Establishment of Compliance Program).  Notwithstanding the foregoing, if a Party becomes aware of an allegation of a significant violation of Applicable Laws or Guidelines or USPPs, such Party shall promptly investigate and timely notify the other Party’s Compliance Officer and General Counsel of the commencement of the investigation.  If the investigation is conducted in accordance with the attorney-client privilege, then such notification shall be made pursuant to a joint-defense agreement in order to maintain all attorney-client privilege protections.  Such notification shall occur within two (2) Business Days of a Party becoming aware of an allegation of such a violation.

6.9.8	Audit and Monitoring Rights. GSK shall have the following rights with respect to ITEOS’s performance of Commercialization and Medical Affairs activities:
(a)

GSK or its duly authorized Third Party auditor shall upon [***] notice and no more frequently than once every [***] have the right during normal business hours at a time to be agreed by the Parties for the duration of the Profit-Sharing Term and for a period of [***] following the termination or expiration of the Profit-Sharing Term for any reason, to examine and copy such books and records and all other documents and materials in the possession of or under the control of ITEOS relating to the conduct of all Commercialization and Medical Affairs activities undertaken by ITEOS under this Agreement. ITEOS shall ensure that GSK has similar audit rights for any subcontractor used by ITEOS to perform Detailing activities as described in Section 6.12 (Subcontracting).  GSK or its third-party auditor shall have access to ITEOS’s facilities, shall be allowed to interview current or former employees of ITEOS with respect to the conduct of Commercialization and Medical Affairs activities under of this Agreement, shall have access to all applicable necessary records and shall be furnished adequate and appropriate workspace in order to perform the examinations provided for herein. GSK’s costs for any such on-site audit shall be borne by GSK. Notwithstanding the foregoing, where GSK has a good faith belief that a violation of the Compliance Program has occurred or will occur if appropriate actions are not taken then GSK or its duly authorized third-party auditor may request an audit with only [***] notice regardless of the timing or occurrence of any previous audit; and

(b)

GSK shall have the right to monitor Sales Representatives and Medical Affairs personnel of ITEOS in the field to assess, inter alia, compliance with Applicable Laws, Guidelines and USPPs and to identify gaps or weaknesses in knowledge or application of Applicable Laws, Guidelines and USPPs to the conduct of the applicable activity (the “Field Monitoring”). Such Field Monitoring shall be conducted on regular intervals as agreed by the Parties but at least quarterly and shall be at GSK’s cost. Notwithstanding the foregoing, where GSK has a good faith belief that that a violation of the Compliance Program has occurred or will occur if appropriate actions are not taken then GSK may request to conduct Field Monitoring outside of the quarterly assessments on only [***] notice regardless of the timing or occurrence of any previous Field Monitoring session.

(c)

Any and all reports from the audits set forth in (a) above or from the Field Monitoring sessions set forth in (b) above shall be shared with ITEOS and discussed by the Compliance Officers as set forth in Section 6.9.7 (Cooperation).

6.10	Marketing.
6.10.1

Advertising and Promotional Materials.  GSK shall prepare and produce all Marketing Materials (including Promotional Materials) for the Licensed Products in the Territory in accordance with the Global Strategic Launch Plan and the Joint Commercialization Plan and as otherwise agreed by the JCC. ITEOS may also propose Promotional Materials for Licensed Products in the Profit-Sharing Territory in accordance with the Joint Commercialization Plan and as otherwise agreed by the JCC. Each Party will share Promotional Materials with the other Party for consideration, and will reasonably consider the input from the other Party in good faith. Notwithstanding the foregoing, GSK will be solely responsible for legal and regulatory review of all such Marketing Materials (regardless of which Party created such materials) through the GSK standard copy approval process and submission of materials to applicable Regulatory Authorities for comments or approval as required. GSK shall own all rights, title and interests in and to any and all such Marketing Materials (including Promotional Materials).  Neither Party shall use any materials other than the Marketing Materials (including Promotional Materials) that have undergone GSK’s copy approval process for use in connection with the Commercialization and Detailing of the Licensed Products under this Agreement; provided that ITEOS will not be required to use any Marketing Materials (including Promotional Materials) that ITEOS’s compliance team has not also approved. GSK shall be responsible for providing and shipping to ITEOS all Marketing Materials (including Promotional Materials) in quantities necessary for ITEOS to perform its activities under the Joint Commercialization Plan.

6.10.2

Branding. The Marketing Materials (including Promotional Materials) will contemplate branding that acknowledges ITEOS’s role in discovering the Licensed Products, [***] in the Profit-Sharing Territory where permitted by Applicable Law.  GSK will use reasonable efforts to include an agreed-upon standard [***].

6.10.3

Sales Representatives.  Each Party shall have sole responsibility for all costs and expenses in connection with its own Sales Representatives and its related management, including salaries, travel expenses and other expenses, credentialing, licensing, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contributions Act contributions, Federal Unemployment Insurance, State Unemployment Insurance and any similar taxes and paying workers’ compensation premiums, unemployment insurance contributions and any other payments required by Applicable Laws to be made on behalf of its employees. Notwithstanding the foregoing, the Parties will share (50:50) Commercial FTE Costs incurred in connection with Commercializing the Licensed Products in the Profit-Sharing Territory as set forth on Schedule 8.3.1 (Pre-Tax Profit and Loss Sharing). Nothing in this Agreement shall be construed to conclude that any of a Party’s Sales Representatives or any other agents or employees of such Party are agents or employees of the other Party or subject to such other Party’s direction and control.  Each Party shall have sole authority over the terms and conditions of employment of its own Sales Representatives, including their selection, management, compensation (provided that the basis on which Sales

Representatives are compensated shall be aligned between the Parties to ensure compliance with the USPPs) and discharge. Any and all Detailing performed by a Party hereunder shall be tracked using such Party’s internal recording of such activity; provided that such tracking shall be on the same basis as such Party’s measurement for its Sales Representatives detailing of its other products, consistently applied throughout the Term and such tracking will be shared at the JCC for review and discussion to measure compliance with each Party’s obligations under the Joint Commercialization Plan.

6.10.4

Product Specific Training.  GSK shall be responsible for preparing the initial Licensed Product training programs and materials (“Product Training Materials”) for both its own Sales Representatives as well as the ITEOS’s Sales Representatives, and shall conduct such training programs for all Sales Representatives prior to the launch of the applicable Licensed Product; provided that thereafter each Party shall be responsible for, and shall conduct, training programs using the most up-to-date Product Training Materials for its own Sales Representatives who will participate in Detailing the Licensed Product using the Product Training Materials to ensure a consistent, focused promotional strategy between the Parties that is consistent with the Approved Labeling for the applicable Licensed Product. The Product Training Materials will be updated annually taking into account any areas identified through internal monitoring of activities by each Party for enhanced or refreshed training.  For the avoidance of doubt, the Product Training Materials will include training on the USPPs. GSK shall own all rights in the Product Training Materials in all formats (e.g., print, video, audio, digital, computer) including all applicable copyrights, trademarks, program names, domain names and Internet sites.  Each Party shall be responsible for the performance of its own Sales Representatives.

6.11

Product Marks. GSK shall select, obtain and maintain any Product Marks for Licensed Products. Prior to selecting any Product Marks for Licensed Products, GSK will present the trademarks that it is considering for selection along with any relevant related reports or information to the JCC for review and discussion at a regularly scheduled meeting of the JCC. In addition, upon reasonable request of GSK, ITEOS shall provide reasonable assistance in the selection of Product Marks for a Licensed Product. As between the Parties, GSK shall be the owner of the Product Marks for any Licensed Product. GSK will and hereby does grant ITEOS the right to use such Product Marks, and the Marketing Materials (including Promotional Materials), to perform Medical Affairs activities and to Commercialize the Licensed Products in the Profit-Sharing Territory in accordance with this Agreement and as set forth in the Joint Commercialization Plan.

6.12

Subcontracting.  ITEOS may engage a Third Party subcontractor to provide Sales Representatives to conduct Detailing activities solely in accordance with the terms set forth in this Section 6.12 (Subcontracting). ITEOS shall not engage any Third Party subcontractors to perform any of its obligations under the Joint Commercialization Plan without the prior written consent of GSK.  Any subcontractor approved by GSK that performs Detailing activities in the Profit-Sharing Territory during the Term prior to the Cost Share End Date will be set forth in the Joint Commercialization Plan and shall meet the qualifications typically required by GSK for Sales Representatives employed or engaged by GSK.  Prior to executing an agreement with a Third Party subcontractor that will perform Detailing activities on behalf of ITEOS hereunder, ITEOS will (a) provide GSK with an opportunity to review and comment on the material terms, (b) ensure that such agreement includes all of the requirements and obligations of Article 6 (Commercialization; Medical Affairs), including compliance, use of materials, training obligations, and ability to terminate in accordance with the provisions of Section 6.7 (ITEOS Opt-Out), and (c) require the Third Party subcontractor to comply with Applicable Law, Guidelines and USPPs and affords GSK the right to audit and perform Field Monitoring with respect to such subcontractor’s Detailing activities in substantially the same manner as provided in Section 6.9.8 (Audit and Monitoring Rights). Upon execution of any such contract with such Third Party subcontractor, ITEOS will provide GSK with a copy of such agreement.

Article 7
Management of the Collaboration

7.1	Joint Steering Committee.
7.1.1

Establishment of JSC.  No later than [***] after the Effective Date, the Parties shall establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”), which shall be constituted in accordance with Section 7.6 (Membership, Meetings, and Meeting Minutes).  The JSC shall operate in accordance with the provisions of Section 7.6 (Membership, Meetings, and Meeting Minutes) and Section 7.7 (Decision-Making). At its meetings, the JSC shall review, discuss and determine whether to approve (as appropriate and necessary), the matters described in Section 7.1.2 (Responsibilities of the JSC) or such other matters as are reasonably requested by either Party.

7.1.2	Responsibilities of the JSC. The JSC shall perform the following functions:
(a)	oversee and guide the overall strategic direction of the Development Program (but without modifying or limiting the rights or obligations of either Party as otherwise set forth herein);
(b)	establish, as appropriate, additional Subcommittees or working groups responsible for managing specific aspects of the Development Program as contemplated herein;
(c)	oversee and supervise the Subcommittees and resolve issues or Disputes elevated to it by the JDC, JCC, Financial Working Group, or any subcommittee the JSC may establish;
(d)

review, discuss and determine whether to approve the Global Development Plan and Global Development Budgets and all updates thereto, as submitted by the JDC, as described in Section 3.2.1 (Global Development Plan);

(e)

resolve any dispute of the JDC regarding whether any GSK Sole Development Activity raised by ITEOS presents a Material Safety or Commercialization Concern described in Section 1.171(b) or (c) (and excluding Section 1.171(a)), as provided in Section 3.1.2 (Development for the Net Sales Territory);

(f)

resolve any dispute of the JDC regarding whether any Development activity set forth in an Additional Development Proposal and raised by either Party presents a Material Safety or Commercialization Concern, described in Section 1.171(b) or (c) (and excluding Section 1.171(a)), as provided in Section 3.5.2 (Material Adverse Development);

(g)	review, discuss and determine whether to approve Additional Development Proposals, as described in Section 3.4.1 (Additional Development Proposals);
(h)	review, discuss and comment on the Global Strategic Launch Plan and updates thereto, as described in Section 6.1 (Global Strategic Launch Plan);
(i)

review, discuss and determine whether to approve the Joint Commercialization Plan and Joint Commercialization Budget and all updates thereto, as submitted by the JCC, as described in Section 6.2 (Joint Commercialization Plans);

(j)

resolve any disputes of the JCC regarding whether any Medical Affairs or Commercialization activity set forth in a Global Strategic Launch Plan and raised by ITEOS presents a Material Safety or Commercialization Concern, described in Section 1.171(b) or (c) (and excluding Section 1.171(a)), as provided in Section 6.1 (Global Strategic Launch Plan);

(k)

coordinate with the Financial Working Group, JDC or JCC, as appropriate, with respect to the reconciliation or approval, as applicable, of Development Costs, Development Excess Costs, Commercialization Excess Costs, and the Pre-Tax Profit or Loss;

(l)	provide a forum for GSK to update ITEOS on key [***] in major countries or regions in the Net Sales Territory, with respect to each Licensed Product; and
(m)	perform such other functions as are assigned to the JSC in this Agreement, or otherwise agreed by the Parties in writing.
7.1.3	Term of the JSC. The JSC shall meet in accordance with Section 7.6.2 (Meetings) for the Term.

7.2	Joint Development Committee.
7.2.1

Establishment of the JDC.  No later than [***] after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”) to oversee the conduct of, and coordinate the Parties’ activities with respect to the Development of Licensed Antibodies and Licensed Products under this Agreement (the “Development Program”), and coordinate on the execution of the Global Development Plan (in accordance with the Global Development Budget).

7.2.2	Responsibilities of the JDC. The JDC shall perform the following functions for the Development Program:
(a)

oversee, review, discuss and coordinate the conduct and progress of the Development activities (including Manufacturing-related Development activities) of the applicable Licensed Antibody or Licensed Product, as described in the Global Development Plan (in accordance with the Global Development Budget), as well as any identified issues or circumstances that may prevent or adversely affect in a material manner a Party’s future performance of activities assigned to it under the then-current Global Development Plan;

(b)

review, discuss, and propose modifications to, the Global Development Plan and Global Development Budgets and all updates thereto, and submit such plans, budgets, and updates to the JSC for approval, as described in Section 3.2 (Global Development Plan);

(c)	determine whether any GSK Sole Development Activity raised by ITEOS presents a Material Safety or Commercialization Concern, as described in Section 3.1.2 (Development for the Net Sales Territory);
(d)

review and discuss the Data from Proof of Concept Trials conducted by a Party as Additional Development Activities and determine whether to amend the Global Development Plan to include the remainder of the applicable Additional Development Activities, as further described in Section 3.4.3(b) (Proof of Concept Data);

(e)

determine whether any Development activity set forth in an Additional Development Proposal and raised by either Party presents a Material Safety or Commercialization Concern, as described in Section 3.5.2 (Material Adverse Development);

(f)

review and discuss Additional Development Proposals, as described in Section 3.4.1 (Additional Development Proposals) and Section 3.5.3 (Limitation On Third Party Combinations) and Data and intellectual property arising out of Additional Development Activities, as described in Section 3.4.3(a) (Independent Development Activities);

(g)	discuss and develop a remediation strategy for material deficiencies regarding animal care and welfare, as described in Section 3.11.6.
(h)

review the compliance plan submitted to the JDC pursuant to Section 3.13 (R&D Ethics & Compliance) and agree to any modifications, and document the final agreed Development compliance plan in the JDC minutes;

(i)

oversee the implementation of the Global Development Plan, and monitor whether activities thereunder are performed in accordance with the timelines set forth therein and the terms set forth in Article 3 (Development Program);

(j)

review and discuss Data and information arising from Development activities for the Licensed Antibodies and Licensed Products, including Additional Development Activities, undertaken under this Agreement;

(k)

review and discuss regulatory matters relating to Development activities for the Licensed Antibodies and Licensed Products, including Additional Development Activities, undertaken under this Agreement and oversee the implementation of, and discuss progress regarding, the regulatory strategy set forth in the Global Development Plan;

(l)

coordinate with the Financial Working Group with respect to the reconciliation of Development Costs, and review and determine whether to approve Excess Development Costs and other budget overruns in consultation with the Financial Working Group, in accordance with Section 8.2 (Sharing of Development Costs);

(m)	review and discuss Development Reports;
(n)

in consultation with the Financial Working Group, oversee CMC Development, supply chain strategy, establishment of Manufacturing sources, capacity, supply chains, and Manufacture of Licensed Antibodies and Licensed Products, as described in Section 5.1.1 (JDC Oversight; Efforts);

(o)

prepare and determine whether to approve the Manufacturing Tech Transfer Plan (including choosing the format and media for such transfer) and manage and oversee the transfer of Know-How set forth in the Manufacturing Tech Transfer Plan, as described in Section 5.2 (Manufacturing Technology Transfer);

(p)

prepare the Publication Strategy, and, with consultation from the Patent Liaisons, where applicable, review and approve such Publication Strategy, and amend it from time to time upon agreement of the Parties, as described in Section 10.8.1 (Publication Strategy); and

(q)	perform such other functions as are specifically designated to the JDC in this Agreement, or as the Parties otherwise agree in writing are appropriate to further the purposes of this Agreement.
7.2.3

Term of the JDC.  The JDC for the Development Program shall meet in accordance with Section 7.6.2 (Meetings) for so long as GSK and ITEOS are sharing Development Costs under the Global Development Plan. Following the Cost Share End Date, any [***], and any responsibilities of the [***].

7.3	Joint Commercialization Committee. The JCC shall perform the following functions:
7.3.1

Establishment of JCC.  No later than the [***] for a Licensed Product, the JSC will establish a joint commercialization committee (a “Joint Commercialization Committee” or “JCC”) for the Licensed Products. The JCC will be composed of both medical and commercial representatives from each Party. It is expected that the JCC will create a collaborative forum for sharing of information and robust discussions and input on the activities set forth in Section 7.3.2 (Responsibilities of the JCC), as well as Shared Commercialization Activities.  Such information and activities are expected to include, for example, [***].

7.3.2	Responsibilities of the JCC.
(a)

review, discuss and, solely with respect to medical representatives on the JCC, propose modifications to, the Medical Affairs activities set forth in the Joint Commercialization Plan and all updates thereto, as described in Section 6.2 (Joint Commercialization Plan);

(b)

review, discuss and recommend modifications to, each Joint Commercialization Plan (including the Joint Commercialization Budget therein), and all updates thereto, and submit such Joint Commercialization Plans and updates to the JSC to review, discuss, and determine whether to approve, as described in Section 6.2 (Joint Commercialization Plan);

(c)	review, discuss and comment on the Global Strategic Launch Plan and updates thereto, as described in Section 6.1 (Global Strategic Launch Plan);
(d)

discuss and determine whether any Medical Affairs or Commercialization activity set forth in a Global Strategic Launch Plan raised by ITEOS may reasonably give rise to a matter covered in Section 1.171(b) or (c) (Material Safety or Commercialization Concern), as described in Section 6.1 (Global Strategic Launch Plan);

(e)

review and discuss the details regarding the [***] for each Licensed Product in the major countries of the Net Sales Territory provided by GSK to the JCC in advance, as described in Section 6.3.1 (Net Sales Territory);

(f)

review and discuss the material Medical Affairs and Commercialization activities performed with respect to Licensed Products in the Territory and the status of activities and progress with respect to the information included each applicable Commercialization Plan, and any issues or circumstances which may prevent or adversely affect in a material manner a Party’s future performance of activities assigned to it under the then-current Commercialization Plans;

(g)	review and discuss each Commercialization Report;
(h)	review and discuss each Detailing tracking report, as described in Section 6.10.3 (Sales Representatives);
(i)	review and discuss the Compliance Program submitted to the JCC pursuant to Section 6.9.1 (Establishment of Compliance Program);
(j)	[***] prior to GSK’s selection thereof, and related materials, as described in Section 6.11 (Product Marks); and
(k)

The JCC shall liaise with the Financial Working Group with respect to the calculation of the Pre-Tax Profit or Loss and shall perform such other functions as the Parties may agree in writing are appropriate to further the purposes of this Agreement.

7.3.3	Term of the JCC. The JCC shall meet in accordance with Section 7.6.2 (Meetings) during the Term prior to the Cost Share End Date. Following the Cost Share End Date, [***].
7.4

Financial Working Group.  No later than [***] after the Effective Date, the Parties will establish a financial working group subcommittee (“Financial Working Group”), which shall work with the JDC, the JCC and the JSC, and will be responsible for (a) initially reviewing all budgets included as part of each Global Development Plan and each Joint Commercialization Plan, (b) establishing the FTE Rate with respect to Commercialization activities hereunder, (c) agreeing upon a new [***] when required as set forth in Section 1.181 (Net Sales), (d) agreeing upon any reasonably allocable costs to be included in Development Costs, Manufacturing Costs, or Allowable Expenses hereunder, (e) overseeing the operational aspects of all co-funding and payment activities under this Agreement, and (f) such other responsibilities expressly assigned to the Financial Working Group under this Agreement.  The Financial Working Group shall include individuals from each Party with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting.  The Parties shall determine the appropriate number of representatives of each Party that will constitute the Financial Working Group, which shall be an equal number, and the frequency of meetings thereof.  Each Party shall designate their respective initial representatives to the Financial Working Group to allow such Financial Working Group to begin organizing information for the initial meetings of the JDC and the JSC. The Financial Working Group shall operate generally in accordance with the provisions of Section 7.6 (Membership, Meetings, and Meeting Minutes).  The

Financial Working Group shall meet in accordance with Section 7.6.2 (Meetings) for so long as either (i) the Parties are engaging in sharing of Development Costs for the Development Program, or (ii) ITEOS Commercializes the Licensed Products with GSK or its Affiliates in the Profit-Sharing Territory or shares Pre-Tax Profit or Loss with GSK hereunder.

7.5

Other Subcommittees.  From time to time, the JSC may establish other subcommittees of the JSC to oversee particular projects or activities under this Agreement, and such subcommittees shall be constituted and have such responsibility as the JSC approves (such subcommittees, along with the other subcommittees established hereunder (each referred to herein as a “Subcommittee”)).  The Subcommittees shall operate in accordance with the provisions of Section 7.6 (Membership, Meetings, and Meeting Minutes), and shall have no authority to alter or amend the terms and conditions of this Agreement.

7.6	Membership, Meetings and Meeting Minutes.
7.6.1

Membership.  Except as otherwise stated herein, each Committee shall be composed of [***] representatives (or such other equal number of representatives as the Parties may agree) from each of ITEOS and GSK.  Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party, provided that such replacement is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing.  Each Party’s representatives to each Committee shall be individuals suitable in seniority, experience, and relevant decision-making authority to make decisions within the scope of the applicable Committee’s responsibilities; provided that it is understood that such representatives may need to seek appropriate authority from the relevant Party with respect to certain matters.  For each Committee, each Party shall designate one of its representatives on such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”).  The Co-Chairs shall coordinate and prepare the agenda for, and ensure the orderly conduct of, the meetings of such Committee and solicit applicable items from Committee members and provide an agenda, along with appropriate information, reasonably in advance of any meeting.  Such agenda shall include all items requested by either Co-Chair for inclusion therein.  If the Co-Chairs or another Committee member from either Party is unable to attend or participate in a meeting of such Committee, then the Party whose Co-Chair or member is unable to attend may designate a substitute co-chair or other representative for the meeting, provided that such substitute is of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is substituting.  The Alliance Managers shall assist the Co-Chairs of the JSC with respect to the foregoing activities, and attend all meetings of the JSC as non-voting members; provided that attendance by the Alliance Manager does not count towards either Party’s representation on the JSC.

7.6.2

Meetings.  During the Term, the JSC shall meet [***] (or more or less frequently as agreed by the Parties in writing).  JSC meetings may be called at other times to resolve Committee Deadlocks in accordance with Section 7.7.1 (Committee Decision-Making).  At least one JSC meeting per year will be in-person, unless the

Parties agree to meet by an alternative mechanism (e.g., telephone or videoconference). The JDC, JCC, the Financial Working Group and other Subcommittees, if any, shall each meet at least quarterly after the Subcommittee is formed, or as more or less often as otherwise agreed by the Parties in writing. Committee meetings may be conducted by telephone, videoconference or in person.  Any in-person Committee meetings shall be held on an alternating basis between ITEOS’s and GSK’s facilities, unless otherwise agreed by the Parties in writing.  Each Party shall be responsible for its own expenses in attending such meetings and those expenses will not be included in Development Costs or Allowable Expenses hereunder.  As appropriate, the Committee may invite a reasonable number of non-voting employees, consultants, and scientific advisors to attend its meetings as nonvoting observers, provided that such invitees are bound by appropriate confidentiality obligations substantially similar to the ones set forth in this Agreement.  Each Party may also call for special meetings of a Committee to discuss matters requested by such Party.  The Alliance Managers shall provide the members of the JSC with no less than [***] notice of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than [***] notice of any special meetings of the JSC called by either Party.

7.6.3

Meeting Minutes.  Minutes will be kept of all Committee meetings.  Minutes will be sent to all members of the Committee by e-mail for review and approval within [***] after each meeting.  The Alliance Managers will be responsible for taking and circulating minutes of each JSC meeting and for all other Committees the Co-Chairs will be responsible for taking and circulating minutes, in each case on an alternating basis for each meeting (commencing with the Alliance Manager of GSK and the Co-Chair of each other Committee designated by GSK).  If a Party’s Alliance Manager (or his or her designee) is not present at a JSC meeting and that Party is responsible for keeping minutes, such Party shall designate one of its JSC members to keep minutes.  Minutes shall record all action items and decisions of the applicable Committee.  The Committee shall formally accept the minutes of the previous Committee meeting at or before the next Committee meeting. Minutes will be deemed approved unless any member of the Committee objects to the accuracy of such minutes by providing written notice to the other members of the Committee prior to the next meeting of such Committee.  Minutes shall list action items and shall designate any issues that need to be resolved by the JSC (or applicable escalation process as set forth in this Agreement).  In the event of any such objection to the minutes that is not resolved by agreement of the Parties, such minutes will be amended to reflect the details of such unresolved dispute.

7.7	Decision-Making.
7.7.1

Committee Decision Making.  Decisions of each Committee shall be made by unanimous vote, with each Party having one vote.  In order to make any decision, any Committee must have present (in person or via telephone or videoconference) at least one representative of each Party. Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “agree upon,” “approve,” or “determine whether to approve” by the JSC, JDC, JCC, Financial Working Group, or any Subcommittee and similar phrases used in this Agreement will mean approval in accordance with this Section 7.7 (Decision‑Making), including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 7.1.2 (Responsibilities of the JSC), Section 7.2.2 (Responsibilities of each JDC), 7.3.2 (Responsibilities of the JCC) to be reviewed, discussed, and commented on (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by the JSC, JDC, JCC, Financial Working Group, or any Subcommittee, as applicable, and are not subject to the voting and decision-making procedures set forth in this Section 7.7 (Decision‑Making). Unless otherwise specified by the JSC, in the event that the JDC, JCC, the Financial Working Group or any other Subcommittee cannot or does not reach consensus with respect to a particular matter within the authority of such Subcommittee (a “Subcommittee Deadlock”) after endeavoring for [***] days to agree, such matter shall be referred to the JSC for discussion and attempted resolution.  In the event that the JSC does not reach a decision with respect to a Subcommittee Deadlock, or if the JSC cannot or does not reach consensus with respect to any other matter within its authority, in each case, after endeavoring for [***] days to agree, then such matter (a “Committee Deadlock”) shall be decided in accordance with Section 7.7.2 (Resolution of Committee Deadlocks).

7.7.2

Resolution of Committee Deadlocks.  Each Committee Deadlock shall be submitted by either Party to the Senior Executives of both Parties. The Senior Executives of each Party shall attempt to resolve such Committee Deadlock within [***] days of submission. If the Senior Executives cannot resolve the Committee Deadlock within such [***]-day period, then, such Committee Deadlock shall be resolved as follows:

(a)

No Change; Status Quo. Neither Party will have final decision-making authority with respect to any Committee Deadlocks regarding [***], which will require agreement of the Parties to make any change from the then-current status quo.

(b)	GSK Final Decision Making Authority. GSK will have the right to make the final decision regarding [***].
(c)

Resolution of Material Concerns. If the Parties disagree as to whether an activity may result in a Material Safety or Commercialization Concern and the Senior Executives were not able to agree on a resolution pursuant to Section 7.7.2 (Resolution of Committee Deadlocks), as applicable, then [***].

7.7.3

Day-to-Day Decision-Making Authority. Each Party shall have decision making authority with respect to the day-to-day operational and tactical activities of such Party (and such Party’s employees, agents and subcontractors) under this Agreement, provided that such decisions are not inconsistent with the terms and conditions of this Agreement (including any Global Development Plan or

Commercialization Plan) or the decisions and actions of the JSC, the JDC, the JCC, Financial Working Group or any other Subcommittee, as applicable.
7.7.4

Limitation of Powers.  Each Committee will have only the powers as are specifically delegated to it under this Agreement.  The JSC is not a substitute for the rights of the Parties under this Agreement and is intended to coordinate and facilitate the activities of the Parties.  The JSC will not be involved with the day-to-day management of activities to be performed by a Party under this Agreement.  Matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JSC, including amendment, modification or waiver of compliance with the Agreement, which shall be made by the Parties only in accordance with Section 17.10 (Entire Agreement). The JSC, the JDC, the JCC, the Financial Working Group, and the Subcommittees will not have the power to: (a) with respect to the calculation or reconciliation of Development Costs and the Pre-Tax Profit or Loss, which for clarity any disagreement by a Committee or by the Parties with respect thereto shall be resolved in accordance with Sections 8.17 (Resolution of Financial Disputes) and 8.18 (Specific Finance Disputes); (b) resolve disputes arising out of the interpretation of this Agreement, which for clarity shall be resolved in accordance with Article 16 (Dispute Resolution); or (c) alter or amend the terms and conditions of this Agreement, or waive compliance with this Agreement.

7.8

Alliance Managers.  Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities hereunder (each, an “Alliance Manager”).  The Alliance Managers shall attend the meetings of the JSC.  For all other Committees, the Alliance Managers may participate in meetings but are not required to participate.  The Alliance Managers shall not be counted as members of any Committee (and shall not vote on matters discussed at any Committee meeting).  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

7.9

Patent Liaisons.  No later than [***] after the Effective Date, the Parties shall each designate representative(s) to consult with the other Party’s representative(s) with respect to Patent prosecution, maintenance, enforcement and defense matters (the “Patent Liaisons”) as more fully described in this Section 7.9 (Patent Liaisons).  The Patent Liaisons shall discuss, at such times, places and frequencies as either Patent Liaison determines is necessary, material issues and provide input to each other regarding determination of inventorship of Know-How hereunder, and the prosecution, maintenance, enforcement or defense of Patents included in the ITEOS Technology, Joint Arising Technology, or GSK Arising Technology as more fully described in Article 11 (Intellectual Property).  All final decisions related to the prosecution, maintenance, enforcement or defense of any Patents included in the ITEOS Technology, Joint Arising Technology or GSK Technology shall be made by the Party with the right to control such prosecution, maintenance, enforcement or defense, as applicable, as set forth in Article 11 (Intellectual Property) and subject to the terms and conditions therein.

Article 8
Financial Provisions

8.1

Upfront Payment. In partial consideration of the licenses granted to GSK under Section 9.1 (License Grant to GSK), GSK shall pay ITEOS Six Hundred Twenty-Five Million Dollars ($625,000,000.00) within [***] after the Effective Date and upon receipt of a valid invoice from ITEOS.  Such payment shall be non-creditable and non-refundable.

8.2	Sharing of Development Costs.
8.2.1

Reports; Reconciliation Payments.  Subject to this Section 8.2 (Sharing of Development Costs), with respect to Development Costs incurred by the Parties in connection with the performance of activities under the Global Development Plan, within [***] days following the end of each Calendar Quarter during which any such Development Costs are incurred, each of ITEOS and GSK (as applicable), in accordance with its Accounting Standards, shall submit to the Financial Working Group a written report setting forth in reasonable detail all Development Costs incurred by each such Party over such Calendar Quarter, provided, however, that a preliminary estimate of the Development Costs, in a format agreed by the Financial Working Group, shall be provided by each of ITEOS and GSK by the [***] of each Calendar Quarter for purposes of financial statement close process. For clarity, such estimate may be based on forecasted numbers and the Parties agree that the final actual amounts may differ from this estimate. Within [***] Business Days following the receipt by the Financial Working Group of such written reports setting forth the actual amounts of Development Costs incurred by each Party, the Financial Working Group shall prepare and submit to each Party a written report setting forth in reasonable detail (i) the calculation of all such Development Costs incurred by both Parties over such Calendar Quarter and any deviations from the Global Development Budget, and (ii) the calculation of the net amount owed by GSK to ITEOS or by ITEOS to GSK in order to ensure the appropriate sharing of such Development Costs in accordance with Section 3.2.3 (Shared Development Costs).  The Party that is due for reimbursement of Development Costs shall invoice the other Party within [***] Business Days of receipt of such report from the Financial Working Group.  Such payments by one Party to reimburse the other Party’s expenditures for Development Costs shall be payable [***] days following receipt of the invoice. Any Development Costs incurred in excess of the agreed upon Global Development Budget in any Calendar Quarter will be subject to the terms set forth in Section 8.2.2 (Overruns).

8.2.2

Overruns.  Each Party shall notify the other Party promptly upon becoming aware that the anticipated Development Costs to be incurred by such Party under the Global Development Plan for a given Calendar Year shall be in excess of the applicable approved Global Development Budget.  Thereafter, the following shall apply:

(a)	Following such notification, the Financial Working Group, in consultation with the JDC (as and if needed), shall discuss the causes of any such increase and evaluate potential mitigation measures to prevent a further increase of Development Costs.  To the extent, based on this discussion, that the Financial Working Group concludes that the anticipated amount of the Development Costs is likely not to exceed [***] of the amounts budgeted for a given Calendar Year (the “Permitted Overage”) as set forth in the then-current applicable Global Development Budget, such anticipated or actual Development Costs shall be included in the calculation of the applicable Development Costs for the purposes of determining the amounts to be paid from one Party to the other Party to reflect the sharing percentages set forth in Section 3.2.3 (Shared Development Costs), provided that such costs are not incurred as a result of any breach of this Agreement by a Party.

(b)

If the Financial Working Group, in consultation with the JDC, concludes that the anticipated amount of the applicable Development Costs is likely to exceed the Permitted Overage (such amount the “Development Excess Costs”) and there are no mitigation measures to prevent such Development Excess Costs, then such Development Excess Costs shall not be included in the calculation of the Development Costs and shall be borne by the Party incurring them, unless agreed by the Parties through the JSC to be shared. Notwithstanding the foregoing, to the extent that Development Excess Costs are directly attributable to a change in Applicable Laws, a requirement of a Regulatory Authority, a change required to mitigate a safety issue or a Force Majeure event, or are otherwise agreed by the Parties, then such costs shall not be borne solely by the Party incurring them and shall be included in the calculation of Development Costs for the purposes of determining the amounts to be paid from one Party to the other Party for the applicable Calendar Year.

(c)

Budget Carry Forward. To the extent the Development Costs for a given Calendar Year are less than the Development Costs included in the Global Development Budget for such Calendar Year, because Development activities planned for such Calendar Year have been delayed to a subsequent Calendar Year, the Financial Working Group shall agree upon an appropriate adjustment to the Global Development Budget for subsequent Calendar Years to reflect such delay (but without increasing the total cumulative Development Costs under the Global Development Budget).

8.2.3

Reimbursement for Additional Development. With respect to any reimbursement of Out-Of-Pocket Costs, Development FTE Costs, and Manufacturing Costs, and the corresponding premium, required by Section 3.4.3(b) (Proof of Concept Data) or Section 3.4.3(c) (Receipt of Regulatory Approval), following the end of the Calendar Quarter during which either the JDC determines to add further Additional Development Activities to the Global Development Plan following completion of a Proof of Concept Trial or receipt of Regulatory Approval with respect to such Additional Development Activities, as applicable, ITEOS or GSK (as applicable), in accordance with its Accounting Standards, shall submit to the Financial Working Group a written report setting forth in reasonable detail all

Out-Of-Pocket Costs, Development FTE Costs, and Manufacturing Costs required to be reimbursed in accordance with 3.4.3(b) (Proof of Concept Data) or Section 3.4.3(c) (Receipt of Regulatory Approval), as applicable. Within [***] Business Days following the receipt by the Financial Working Group of such written reports setting forth the actual amounts of such reimbursable Out-Of-Pocket Costs, Development FTE Costs, and Manufacturing Costs incurred by a Party, the Financial Working Group shall prepare and submit to each Party a written report setting forth in reasonable detail (i) the calculation of all such reimbursable Out-Of-Pocket Costs, Development FTE Costs, and Manufacturing Costs and any deviations from the budget set forth in the applicable Additional Development Proposal, and (ii) the calculation of the net amount owed by GSK to ITEOS or by ITEOS to GSK in order to ensure the appropriate reimbursement of Out-Of-Pocket Costs, Development FTE Costs, and Manufacturing Costs and the corresponding premium in accordance with Section 3.4.3(b) (Proof of Concept Data) or Section 3.4.3(c) (Receipt of Regulatory Approval), as applicable.  The Party that is due for reimbursement shall invoice the other Party within [***] Business Days of receipt of such report from the Financial Working Group.  Such payments by one Party to reimburse the other Party’s expenditures for such Additional Development Activities shall be payable on the [***] following receipt of the invoice. Any Out-Of-Pocket Costs, Development FTE Costs, and Manufacturing Costs incurred in excess of [***] the budget set forth in the applicable Additional Development Proposal will be the responsibility of the proposing Party.

8.3	Pre-Tax Profit or Loss Sharing.
8.3.1

Pre-Tax Profit or Loss.  Subject to Section 6.7 (ITEOS Opt-Out), in partial consideration for the licenses granted to GSK under Section 9.1 (License Grant to GSK), the Parties shall share, on a Licensed Product–by–Licensed Product basis, the Pre-Tax Profit or Loss in the Profit-Sharing Territory with respect to the Licensed Antibodies and Licensed Products, as follows: ITEOS shall bear (and be entitled to) fifty percent (50%), and GSK shall bear (and be entitled to) fifty percent (50%), commencing in the earlier to occur of the first Calendar Quarter in which either Party incurs any Allowable Expenses or the First Commercial Sale of a Licensed Product occurs in the Profit-Sharing Territory (the “Cost Share Start Date”) and continuing until the Cost Share End Date. Procedures for reporting, quarterly reconciliation and other finance and accounting matters will be as set forth in this Section 8.3 (Pre-Tax Profit or Loss Sharing) and the Pre-Tax Profit or Loss Schedule. Any Balancing Payment made by GSK to ITEOS to effectuate the sharing of Pre-Tax Profit or Loss in the Profit-Sharing Territory set forth in this Section 8.3.1 (Pre-Tax Profit or Loss) will be considered a royalty paid in partial consideration for the licenses granted to GSK under Section 9.1 (License Grant to GSK) hereunder, and any Balancing Payment made by ITEOS to GSK to effectuate the sharing of Pre-Tax Profit or Loss in the Profit-Sharing Territory set forth in this Section 8.3.1 (Pre-Tax Profit or Loss) will be considered a royalty rebate paid by ITEOS.

8.3.2

Reporting Generally.  Beginning with the Cost Share Start Date, within [***] days after the end of each Calendar Quarter, each Party shall provide to the Financial Working Group a report of its calculation of actual Pre-Tax Profit or Loss with respect to such Licensed Product for such Calendar Quarter (each, a “Financial Report”), in such reporting format as the Financial Working Group shall establish for use, which reporting format shall be consistent with the categories calculated by the reporting Party in accordance with its Accounting Standards; provided, that the Financial Report of a Party’s calculation of Pre-Tax Profit or Loss for the Calendar Quarter that is the Cost Share Start Date will include the first Allowable Expenses incurred by such Party with respect to such Licensed Product, provided, however, that a preliminary estimate of the Allowable Expenses, in a format agreed by the Financial Working Group, shall be provided by each of ITEOS and GSK by the [***] of each Calendar Quarter for purposes of financial statement close process. Each Financial Report shall specify in reasonable detail any Net Sales, Other Income or Allowable Expenses for such Licensed Product in the corresponding Calendar Quarter received and incurred by the reporting Party or any of its Affiliates, Sublicensees or subcontractors in accordance with this Agreement in such Calendar Quarter. If requested by the other Party or by the Financial Working Group, the reporting Party will provide invoices or other supporting documentation within a reasonable time period on reasonable level of detail to permit the other Party to confirm the accuracy of the reported cost, provided that a minimum threshold of [***] per line item will be applied to such a request.

8.3.3

Net Sales Reporting. Without limiting the generality of Section 8.3.2 (Reporting Generally) or Section 8.7.6 (Royalty Reporting), within [***] days after the end of each Calendar Quarter, beginning with the first Calendar Quarter in which the First Commercial Sale of such Licensed Product occurs, GSK shall provide the Financial Working Group with a report of the Net Sales for the preceding Calendar Quarter on a Licensed Product-by-Licensed Product for the Profit-Sharing Territory. The Financial Working Group may agree from time-to-time on the form and level of detail of such report.

8.3.4

Flash Sales Reports.  As soon as reasonably practicable, but in no event later than the [***] after the end of each Calendar Quarter, on a Licensed Product-by-Licensed Product basis, beginning with the Calendar Quarter in which the First Commercial Sale of such Licensed Product occurs, GSK will provide to the Financial Working Group a flash report providing a good faith, non-binding estimate of Net Sales accrued during the respective Calendar Quarter in the Profit-Sharing Territory. Such flash report shared prior to public announcement would be provided to ITEOS on a strictly confidential basis such that it will only be available to the Financial Working Group. The flash report may be based on forecasted numbers and the Parties agree that the final Net Sales reported in the Financial Reports for reconciliation may differ from these flash sales reports.

8.3.5	Reconciliation and Payment.
(a)

Reconciliation Discussion.  In the event that either Party has any questions or concerns regarding the Development Costs or calculation of Pre-Tax Profit or Loss reported by the other Party in a Financial Report pursuant to Section 8.2.1 (Reports; Reconciliation Payments) and Section 8.3.2 (Reporting Generally), the Financial Working Group shall endeavor to resolve such questions and concerns of either Party within [***] days after the end of each Calendar Quarter. Additionally, the Financial Working Group may by mutual agreement adjust the timing for notification or payment of any reconciliation payments hereunder.

(b)

Quarterly Reconciliation Payment. Unless such timing is otherwise modified by the Financial Working Group, within [***] Business Days after receipt of each Party’s Financial Report provided pursuant to Section 8.2.1 (Reports; Reconciliation Payments) or Section 8.3.2 (Reporting Generally), as applicable, the Financial Working Group shall confer and agree in writing on a reconciliation report setting out the calculation of any payment to be paid by ITEOS to GSK or by GSK to ITEOS, as the case may be, (“Balancing Payment”) in order to effect the sharing of Development Costs in accordance Sections 8.2.1 (Reports; Reconciliation Payments) and the sharing of Pre-Tax Profit or Loss in accordance with Section 8.3.1 (Pre-Tax Profit or Loss). Within [***] Business Days of receipt of such report from the Financial Working Group, each Party that is owed a Balancing Payment shall invoice the other Party for the amount of the Balancing Payment due and the other Party shall pay such invoiced amount within [***] days after delivery of such invoice; provided that, in the event of any dispute regarding the Balancing Payment due, the undisputed portion of such Balancing Payment shall be paid in accordance with the foregoing timetable by the applicable Party, and the remaining, disputed portion shall be paid in accordance with Sections 8.17 (Resolution of Financial Disputes) and 8.18 (Specific Finance Disputes) of the Agreement.

(c)

Overruns. Each Party shall notify the other Party promptly after becoming aware that the anticipated Allowable Expenses to be incurred by such Party for a Licensed Product for a given Calendar Year shall be in excess of the applicable approved Joint Commercialization Budget for such Licensed Product for such Calendar Year. Following such notification, the Financial Working Group shall discuss the causes of any such increase and evaluate potential mitigation measures to prevent a further increase of Allowable Expenses, as applicable.  To the extent, based on this discussion, the Financial Working Group mutually concludes that the anticipated amount of Allowable Expenses is likely not to exceed [***] of the amounts budgeted (the “Commercialization Permitted Overage”) to be incurred by or on behalf of such Party for its activities for the Licensed Product in such Calendar Year as set forth in the then-current applicable Joint Commercialization Budget, then such anticipated costs or expenses shall be included in the calculation of the applicable Allowable Expenses for the purposes of calculating the Pre-Tax Profit or Loss hereunder.
(d)

If the Financial Working Group, in consultation with the JSC, concludes that the anticipated amount of the applicable Allowable Expenses is likely to exceed the Commercialization Permitted Overage (such amount the “Commercialization Excess Costs”) and there are no mitigation measures to prevent such Commercialization Excess Costs, then such Commercialization Excess Costs shall not be included in the calculation of the applicable Allowable Expenses for the purposes of calculating the Pre-Tax Profit or Loss, unless agreed by the Parties through the JSC to be shared.  However, to the extent that Commercialization Excess Costs are directly attributable to and required by a change in Applicable Laws, a requirement of a Regulatory Authority, a change reasonably required to mitigate a safety issue or a Force Majeure event, or are otherwise agreed by the Parties, then such Commercialization Excess Costs shall not be borne solely by the incurring Party and shall be included in the calculation of the applicable Allowable Expenses.

(e)

Notwithstanding the foregoing, any Allowable Expenses that are incurred by either Party as a result of such Party’s failure to use Commercially Reasonable Efforts in connection with performing its obligations hereunder or due to the gross negligence or willful misconduct of such Party or its Affiliates, Sublicensees, or Third Party contractors, whether or not such Allowable Expenses are in excess of [***] of the applicable Joint Commercialization Budget for the applicable Calendar Quarter, shall be borne entirely by such Party.

8.3.6	Income Taxes. Subject to Section 8.10 (Tax Matters), income and withholding Taxes imposed on either of the Parties hereunder shall not be included in Pre-Tax Profit or Loss hereunder.

8.4

Development and Filing Milestones.  In partial consideration for the licenses granted to GSK under Section 9.1 (License Grant to GSK), GSK shall make the non-refundable, non-creditable milestone payments to ITEOS that are set forth in Table 8.4 below (the “Development and Filing Milestone Payments”) upon the first achievement by GSK, or its Affiliates or Sublicensees of the milestone events set forth in Table 8.4 below with respect to the Licensed Products Developed under the Global Development Plan (“Development and Filing Milestone”).  Each milestone shall be payable only once per Indication for the first Licensed Product to achieve it, up to a maximum of three (3) Indications as set forth in Table 8.4 below. [***].

Table 8.4 – Development and Filing Milestones
	Milestone Event	First Indication	Second Indication	Third Indication
(1)	[***]	[***]	[***]	[***]
(2)	[***]	[***]	[***]	[***]
(3)	[***]	[***]	[***]	[***]
(4)	[***]	[***]	[***]	[***]

For the avoidance of doubt, the total amount of potential milestone payments payable if all milestones are achieved for all three (3) Indications is Five Hundred and Fifty Million Dollars ($550,000,000.00).  In the event that a given Licensed Product achieves a Development and Filing Milestone for more than one Indication (e.g., Initiation of a Registration Study of a Licensed Product for two Indications) then all relevant preceding Development and Filing Milestone payments for such Licensed Product shall become due and payable by GSK (e.g., [***]).

If either Party achieves any of the Development and Filing Milestones for a particular Licensed Product in an Indication but without the prior achievement of any corresponding earlier listed Development and Filing Milestone for such Licensed Product in such Indication, then GSK will pay to ITEOS the applicable Development and Filing Milestone Payment to be made with respect to such earlier Development and Filing Milestone for such Licensed Product at the same time as GSK pays the applicable Development and Filing Milestone Payment due upon achievement of such later Development and  Filing Milestone.  Solely by way of example, if Development and Filing Milestone (1) in Table 8.4 above has not been achieved by a Licensed Product in an Indication at the time Development and Filing Milestone (2) in Table 8.4 above is achieved for a Licensed Product in such Indication, then GSK will pay to ITEOS the Development and Filing Milestone Payment to be made with respect to such Development and Filing Milestone (1) at the same time as GSK pays the Development and Filing Milestone Payment due upon achievement of such Development and Filing Milestone (2).

8.5	Net Sales Milestones.
8.5.1

ROW Net Sales Milestones. In partial consideration for the licenses granted to GSK under Section 9.1 (License Grant to GSK), GSK shall pay to ITEOS the Net Sales-based milestone payments as set forth in Table 8.5.1 below (the “ROW Net Sales Milestones Payments”) the first time the aggregate Net Sales for all Licensed

Products within any Calendar Year in the Territory outside of the U.S. meets the corresponding threshold set forth in Table 8.5.1 below (the “ROW Net Sales Milestones”):

Table 8.5.1 – ROW Net Sales Milestones
Milestone Event	Milestone Payment
Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory outside of the U.S. are [***]	[***]
Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory outside of the U.S. are [***]	[***]
Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory outside of the U.S. are [***]	[***]
Aggregate Net Sales in a Calendar Year of all Licensed Products in the Territory outside of the U.S. are [***]	[***]

8.5.2

U.S. Net Sales Milestones Following Opt-Out. If the Cost Share End Date occurs, then, following the Cost Share End Date, in addition to the ROW Net Sales Milestones set forth in Table 8.5.1 above, GSK shall, in partial consideration for the licenses granted to GSK under Section 9.1 (License Grant to GSK), pay to ITEOS the Net Sales-based milestone payments as set forth in Table 8.5.2 below (the “U.S. Net Sales Milestones Payments”) the first time the aggregate Net Sales for all Licensed Products within any Calendar Year in the U.S. meets the corresponding threshold set forth in Table 8.5.2 below (the “U.S. Net Sales Milestones”):

Table 8.5.2 – U.S. Net Sales Milestones
Milestone Event	Milestone Payment
Aggregate Net Sales in a Calendar Year of all Licensed Products in the U.S. are [***]	[***]
Aggregate Net Sales in a Calendar Year of all Licensed Products in the U.S. are [***]	[***]
Aggregate Net Sales in a Calendar Year of all Licensed Products in the U.S. are [***]	[***]

8.6

Milestone Payment Terms.  GSK shall notify ITEOS in writing promptly, but in no event later than [***] Business Days after each achievement of each milestone set out in Section 8.4 (Development and Filing Milestones).  GSK shall pay all such milestone payments due in Dollars by the [***] from GSK’s receipt of an invoice from ITEOS therefor following the achievement of the corresponding milestone event.  GSK shall notify ITEOS in writing promptly, but in no event later than [***] Days after the end of the Calendar Quarter in which the achievement of each milestone set out in Section 8.5 (Net Sales Milestones) of this Agreement occurs.  GSK shall pay all such milestone payments due in Dollars by the [***] Business Day from GSK’s receipt of an invoice from ITEOS therefor following the achievement of the corresponding milestone event. GSK shall also notify ITEOS in writing promptly, but in no event later than [***] Business Days after each achievement of each milestone in the [***] that triggers a payment, [***].

8.7	Royalties and Payments.
8.7.1

Net Sales Royalties. In partial consideration for the licenses granted to GSK under Section 9.1 (License Grant to GSK), GSK will pay ITEOS royalties on aggregate Net Sales of all Licensed Products, on a country–by–country basis, in the Net Sales Territory in each Calendar Year at the royalty rates set out in Table 8.7.1 below. The period in which royalties are payable for any Licensed Product in a country in the Net Sales Territory commences with the First Commercial Sale of the Licensed Product in such country within the Net Sales Territory and ends, with respect to that Licensed Product in that country upon the latest to occur of: (a) expiration of the last to expire Valid Patent Claim of any Patent within the [***], (b) twelve (12) years from such First Commercial Sale of that Licensed Product in that country or (c) expiration of Regulatory Exclusivity for that Licensed Product in that country (the “Royalty Term”) [***]. Further and for clarity, once the Royalty Term has expired in a given country in the Net Sales Territory, Net Sales in such country will not be included in the calculation of aggregate annual Net Sales used to determine the royalty rate.

Table 8.7.1 – Net Sales Royalties
Calendar Year Net Sales	Royalty Rate
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Net Sales Territory up to and including [***]	[***]
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Net Sales Territory greater than [***] up to and including [***]	[***]
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Net Sales Territory greater than [***] up to and including [***]	[***]
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Net Sales Territory greater than [***] up to and including [***]	[***]
For that portion of aggregate Net Sales in a Calendar Year of all Licensed Products in the Net Sales Territory greater than [***]	20%

8.7.2

No Valid Patent Claim. The foregoing provisions of Section 8.7.1 (Net Sales Royalties) notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product–by–Licensed Product and country–by–country basis, after expiration of the last-to-expire Valid Patent Claim of any Patent within the [***], by [***] of the amounts otherwise payable pursuant to Section 8.7.1 (Net Sales Royalties) and subject to Section 8.7.5 (Royalty Floor) during the remainder of the Royalty Term for such Licensed Product, as applicable, only for so long as such Licensed Product is not Covered by a Valid Patent Claim of any Patent within the [***].

8.7.3

Biosimilar Step-Down. Subject to Section 8.7.5 (Royalty Floor), if, on a Licensed Product-by-Licensed Product and country-by-country basis, one or more Biosimilar Products of such Licensed Product are sold in such country, and Net Sales of such Licensed Product in such country in any Calendar Quarter following the first sale of such Biosimilar Product(s) are (a) less than[***] of the average Net Sales of such Licensed Product as compared to the Net Sales for such Licensed Product in such country in the [***] Calendar Quarters prior to approval of such Biosimilar Product, then for such Calendar Quarter and thereafter the royalties payable with respect to Net Sales of such Licensed Product in such country pursuant to Section 8.7.1 (Net Sales Royalties) shall be reduced to [***] of the royalties otherwise payable pursuant to Section 8.7.1 (Net Sales Royalties) or (b) less than [***] of the average Net Sales of such Licensed Product as compared to the Net Sales for such Licensed Product in such country in the [***] Calendar Quarters prior to approval of such Biosimilar Product, then for such Calendar Quarter and thereafter the royalties payable with respect to Net Sales of such Licensed Product in such country pursuant to Section 8.7.1 (Net Sales Royalties) shall be reduced to [***] of the royalties otherwise payable pursuant to Section 8.7.1 (Net Sales Royalties).

8.7.4	Third Party Payments.
(a)

ITEOS Existing Agreements. With respect to the Net Sales Territory, ITEOS shall be solely responsible for payment of all financial obligations (including all royalties and milestone payments) and otherwise performing, at its sole cost and expense, all obligations under all agreements it or its Affiliates have entered into with Third Parties as of the Effective Date, including the ITEOS Background Agreements. With respect to the Profit-Sharing Territory, the Parties will share (50:50) as Third Party Licensing Payments as part of the Pre-Tax Profit or Loss all financial obligations (including all royalties and milestone payments) under the ITEOS Background Agreements that relate to Exploitation of the Licensed Products in the Profit-Sharing Territory.

(b)

Offset for Third Party Royalties. Subject to Section 8.7.4(a) (ITEOS Existing Agreements) and to the extent not included in the Third Party Licensing Payments shared by the Parties as part of the Pre-Tax Profit or Loss, GSK shall be entitled to, on a country-by-country basis, credit against the royalties due to ITEOS upon Net Sales of a Licensed Product in a country solely in the Net Sales Territory an amount equal to [***] of the total royalties paid by GSK to Third Parties with respect to license rights to Patents (or Know-How that is licensed together with such Patents) controlled by Third Parties that are necessary to avoid infringement of such Third Party Patents (or misappropriation of such Third Party Know-How related to such Third Party Patents) in the manufacture, use, offer for sale, sale or importation of Licensed Antibodies solely in the Net Sales Territory.

8.7.5

Royalty Floor. All royalty reductions and credits provided for in Section 8.7.2 (No Valid Patent Claim) through Section 8.7.4 (Third Party Payments) shall not cumulatively reduce the royalties payable to ITEOS with respect to a Licensed Product in any country to less than [***] percent [***] of the royalties otherwise due to ITEOS pursuant to Section 8.7.1 (Net Sales Royalties) in a given Calendar Quarter.  Any amount that is not so reduced or credited due to the limitation in the immediately preceding sentence, shall be carried forward for application against royalties payable to ITEOS with respect to Net Sales of such Licensed Product in such country in the Net Sales Territory in future Calendar Quarters for application as a royalty reduction, subject in each case to the foregoing [***] percent [***] floor, until exhausted.

8.7.6

Royalty Reporting. Each Calendar Quarter following the First Commercial Sale of a Licensed Product in the Net Sales Territory, GSK shall furnish to ITEOS a written report showing on a Licensed Product–by–Licensed Product and country-by-country basis (a) the Net Sales and (b) the calculation of the royalties payable under this Agreement on account of those Net Sales. GSK will keep and cause its Affiliates to keep, complete and accurate records in sufficient detail to enable the royalties payable to be determined and the information provided to be verified. Each royalty report along with the royalties shown to have accrued on that report are due and payable to ITEOS within [***] days following the end of such Calendar Quarter.  All payments due under this Section 8.7 (Royalties and Payments) shall be made by bank wire transfer in immediately available funds to an account designated by ITEOS.

8.7.7

Expiration of Royalty Term.  On a Licensed Product-by-Licensed Product and country-by-country basis in the Net Sales Territory, upon expiration of the Royalty Term with respect to such Licensed Product in such country in the Net Sales Territory, GSK will have a non-exclusive, fully-paid, royalty-free right and license, with the right to grant sublicenses, under the ITEOS Technology, to continue to make, have made, use, sell, offer to sell and import such Licensed Product in the Field in such country in the Net Sales Territory.

8.8

Audits.  Each Party shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of the items underlying Development Costs, and GSK shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records of Net Sales (for any royalty-bearing Licensed Products hereunder and for calculation of Pre-Tax Profit or Loss as applicable), and, in the case in which the Parties are sharing Pre-Tax Profit or Loss, Allowable Expenses and Other Income, including the number of FTEs (or portion thereof) used to determine Development FTE Costs and Commercial FTE Costs hereunder. Each Party will have the right, at its own expense and no more frequently than once in any twelve (12)-month period (except in the case of fraud), to have an independent, certified public accountant, selected by such Party from nationally reputable accounting firms in the United States or the United Kingdom and reasonably acceptable to the other Party, review any such records of the other Party in the location(s) where such records are maintained by the other Party upon [***] days’ prior written notice and during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement, with respect to any Calendar Year ending not more than [***] years prior to the request of the auditing Party.  If the review of such records reveals that the other Party has failed to accurately report financial information required to be reported hereunder, or to make any payment (or portion thereof) required under this Agreement, then the other Party shall pay to the auditing Party any underpaid amounts due hereunder together with interest calculated in the manner provided in Section 8.12 (Late Payments) within [***] days.  If any such discrepancies are greater than [***] of the amounts actually due for the audited period, then the other Party shall pay all reasonable costs incurred in conducting such review.  Once a Party has conducted a review and audit of the other Party pursuant to this Section 8.8 (Audits) in respect of any given period, it may not subsequently re-inspect the other Party’s records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of the audited Party that is reasonably expected to have been occurring during the prior audited period.  For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then the auditing Party’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy.  Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under the applicable Party’s Accounting Standards.  Financial records related to the foregoing shall be maintained (in such form as may be available) by each Party for a period of no less than [***] years following the end of the period to which they pertain.

8.9

Accounting Standards. Each Party shall promptly notify the other Party in the event that such Party changes the Accounting Standards pursuant to which such Party’s records are maintained, and it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, GAAP).

8.10

Tax Matters.  Each Party will make all payments to each other under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment.  The Parties shall reasonably cooperate with one another to reduce, minimize or eliminate any such deduction or withholding required by Applicable Law, including by providing reasonable advance notice of such deduction or withholding and by providing any information, forms or other certifications necessary to reduce or eliminate the amount of such withholding.

8.10.1

Any amount payable by one Party to the other under this Agreement is deemed to be exclusive of any amount in respect of any VAT chargeable on the supply for which that sum is the consideration (in whole or in part) for VAT purposes.  If anything done by one Party under this Agreement constitutes, for VAT purposes, the making of a supply to the other Party and VAT is or becomes chargeable on that supply, the Party receiving the supply shall, in any event, receive a valid VAT invoice and shall pay the other Party, in addition to any amount otherwise payable under this Agreement by the Party receiving the supply, a sum equal to the amount of the VAT chargeable on that supply against delivery of a valid VAT invoice to the Party receiving the supply, if applicable.

8.10.2

Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Party making the payment (the “Payor”) on behalf of the Party receiving the payment (the “Payee”) to the appropriate governmental authority, and Payor will furnish Payee with proof of payment of such Tax.  Any such Tax required to be withheld will be treated for all purposes of this Agreement as having been paid to the Party with respect to which such withholding was made.  The Payor will provide the Payee with prompt written notice of the required withholding (and in any event, no later than [***] Business Days) prior to making such payment. Notwithstanding any provision to the contrary in this Agreement, if a Payor assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person (without the prior written consent of the Payee) and if, as a result of such action (or as a result of a subsequent transfer following such assignment, transfer or disposition), the withholding or deduction of tax required by Applicable Law with respect to payments under this Agreement is increased (the “Increased Withholding Taxes”), then any amount payable to the Payee under this Agreement shall be increased to take into account such Increased Withholding Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Payee receives an amount equal to the sum it would have received had no such Increased Withholding Taxes been made; provided, however, that the parties shall cooperate to reduce, minimize or eliminate such withholding or deduction in accordance with this the provisions of this Section 8.10 (Tax Matters).

8.10.3

The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes or an exemption from withholding Taxes.  If a Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding tax, then it may deliver to the other Party or the appropriate governmental authority the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payor of its obligation to withhold tax.  If a Payee timely delivers to the Payor a validly executed form establishing a reduced rate or exemption from withholding, the Payor shall apply the reduced rate of withholding, or not withhold, as the case may be, provided that the Payor is in receipt of evidence, in a form reasonably satisfactory to the Payor.  If, in accordance with the foregoing, the Payor withholds any amount, then it will pay to the Payee the balance when due, timely remit to the proper taxing authority of the withheld amount, and send the Payee proof of such remittance within [***] days following that remittance.

8.10.4

No Partnership.  Nothing contained in this Agreement shall be deemed or construed by the Parties, any of their Affiliates or any third person to treat the relationship between the Parties contemplated by this Agreement as a partnership, joint venture or other business entity under Treasury Regulations Section 301.7701-1(a)(2) (or any corresponding provision under state, local or non-U.S. tax law) (an “Entity”). No Party (or successor or assignee) intends, for Tax purposes, on reporting the relationships established by this Agreement as an Entity, including either (a) making any disclosure that the relationships established by this

Agreement may give rise to an Entity (whether on a U.S. Internal Revenue Service Form 8275 or otherwise) or (b) withholding any amounts from payments made to the other Party pursuant to Section 1446 of the Code (or any corresponding provision under state, local or non-U.S. tax law), unless required by a tax authority on audit or other examination. Notwithstanding the foregoing, in the event that the arrangement between the Parties as contemplated by this Agreement is determined to constitute an Entity under Applicable Law (as determined based on the opinion (on a “should” basis) of a nationally recognized law or accounting firm) or by a tax authority on audit or other examination, the Party that is aware of such determination shall provide notice to the other Party regarding such treatment and the Parties will reasonably cooperate with one another to satisfy any tax filing or reporting obligation arising as a result of such determination, including by providing any information, forms or other certifications necessary to satisfy such obligations.

8.11	Invoicing. To the extent an invoice is required to be submitted to GSK hereunder, such invoice shall include the information set forth in Schedule 8.11.
8.12

Late Payments.  Without limiting either Party’s remedies under this Agreement, any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to [***] percentage points above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue, calculated on the number of days such payment is delinquent. Where the late payment is caused by the Party that is owed the payment, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from the Party owing the payment regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by the Party owing the payment.

8.13

Currency Conversion. Except as otherwise agreed by the Parties, all payments to be made by either Party to the other Party under this Agreement shall be made by such Party or its Affiliate in U.S. Dollars to the account designated by the Party to which the relevant payment is due. In the case of any amounts designated in another currency, then each Party shall convert such foreign currency into U.S. Dollars using its standard conversion method consistent with its applicable Accounting Standard in a manner consistent with the respective Party’s customary and usual conversion procedures used in preparing its audited financial reports applied on a consistent basis, provided that such procedures use a widely accepted source of published exchange rates. [***].

8.14

Blocked Payments.  In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for a Party or its Affiliate to transfer, or have transferred on its behalf, payments to the other Party, such Party shall [***] notify the other Party of the conditions preventing such transfer and such payments shall [***].

8.15	Disclaimer. ITEOS and GSK each acknowledge and agree that nothing in this Agreement will be construed as representing any estimate or projection of (a) the successful

Development or Commercialization of any Licensed Product under this Agreement, (b) if Commercialized, that any Licensed Product will achieve any particular pricing or reimbursement amount or any particular sales level, or (c) anticipated sales or the actual value of any Licensed Product that may be successfully Developed or Commercialized under this Agreement.

8.16

Cooperation on Inter-Party Structure. The Parties will reasonably cooperate to establish or facilitate an optimal inter-Party financial operational structure (including, if necessary, procedures and agreements among the various Affiliates of the Parties) which is consistent with the economic result contemplated herein, consistent to the extent feasible with each Party’s internal structures and procedures, and not adverse to the Parties financial, economic, or tax positions.

8.17

Resolution of Financial Disputes.  If a Party has a dispute, claim or controversy relating to calculation or reconciliation of (a) Development Costs or (b) (i) Net Sales, (ii) Allowable Expenses, or (iii) Other Income, as each (i) through (iii) relates to the calculation or reconciliation of Development Costs or under the Pre-Tax Profit or Loss Schedule, such Party shall provide such other Party with a written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute and each Party agrees that it shall seek to resolve such dispute within [***] Business Days through the Financial Working Group after the date such written notice is received.  If no such resolution is reached by the Parties, then the dispute shall be referred to the JSC for resolution. If the JSC is unable to reach resolution within [***] Business Days, then the dispute shall be resolved in accordance with the procedures set forth in Section 8.18 (Specific Finance Disputes).  Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any reasonably disputed amount shall not be deemed to have been triggered until such dispute is resolved hereunder, provided that any undisputed portion of such payment shall be paid by the paying Party in accordance with the payment terms set forth in this Agreement.  Any disputed portion of any payment shall be paid by the responsible Party within [***] days after the date on which the Financial Working Group or JSC, as applicable, resolves the dispute.

8.18

Specific Finance Disputes.  If the Parties are unable to reach a mutually acceptable resolution of any dispute falling within Section 8.17 (Resolution of Financial Disputes) as set forth therein, then the dispute shall be submitted for resolution to [***] (the “Finance Expert”).  [***].  Any amounts owed by one Party to the other Party as a result of such resolution shall be paid or reimbursed by the owing Party within [***] days following the applicable decision of the Finance Expert and receipt of a valid invoice.

Article 9
Licenses; EXCLUSIVITY

9.1

License Grant to GSK. Subject to the terms and conditions of this Agreement, ITEOS or its Affiliates hereby grant to GSK and its Affiliates, as of the Effective Date, a royalty-bearing, sublicensable through multiple tiers (subject to Section 10.3 (Sublicenses)) license under the ITEOS Technology to make, have made, use, sell, offer for sale, import, Develop, Manufacture, perform Medical Affairs with respect to and Commercialize Licensed

Products in the Field in the Territory during the Term in accordance with this Agreement, the Global Development Plan and the Commercialization Plans, or pursuant to Section 3.4 (Additional Development), which license will be exclusive (even as to ITEOS, subject to the ITEOS Retained Rights) in the Net Sales Territory and co-exclusive (together with ITEOS and its Affiliates) in the Profit-Sharing Territory during the Profit-Sharing Term; provided that ITEOS reserves (a) the right to (i) Develop the Licensed Antibodies and Licensed Products as set forth in the Global Development Plan or pursuant to Section 3.4 (Additional Development) or Section 3.5.3(b) (Third Party Combination Exception) and (ii) Manufacture Licensed Antibodies and Licensed Products as set forth in this Agreement, and (b) a co-exclusive (together with GSK and its Affiliates) right under all such ITEOS Technology to perform Medical Affairs for and Commercialize the Licensed Products in the Field in the Profit-Sharing Territory during the Profit-Sharing Term in accordance with the Joint Commercialization Plan and the terms of this Agreement ((a) and (b), collectively, the “ITEOS Retained Rights”).

9.2

License Grant to ITEOS.  Subject to the terms and conditions of this Agreement, GSK or its Affiliates hereby grants to ITEOS as of the Effective Date, a non-exclusive, royalty-free, worldwide license under the GSK Technology (with the right to grant sublicenses solely to subcontractors set forth in the Global Development Plan or Joint Commercialization Plan) solely for the purpose of and solely to (a) Develop the Licensed Products as set forth in the Global Development Plan or pursuant to Section 3.4 (Additional Development), (b) Manufacture Licensed Antibodies and Licensed Products as set forth in this Agreement, (c) perform Medical Affairs with respect to the Licensed Products as set forth in the Joint Commercialization Plan and (d) Commercialize the Licensed Products in the Field, in the case of (c) and (d) solely in the Profit-Sharing Territory during the Profit-Sharing Term and in accordance with the then-current Joint Commercialization Plan and the terms of this Agreement.

9.3

Sublicenses. GSK shall have the right to grant sublicenses to its Affiliates and shall have the further right to grant sublicenses to Third Parties of the license granted to GSK by ITEOS under Section 9.1 (License Grant to GSK) (each, a “Sublicensee”), and any such sublicenses shall be subject to the conditions set forth in this Article 9 (Licenses; Exclusivity), provided that during the Term prior to the [***].  Any and all sublicenses shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement.  GSK shall be responsible for ensuring the compliance of its Sublicensees with all obligations owed to ITEOS under this Agreement, shall remain liable to ITEOS for all acts and omissions of such Sublicensees and shall remain responsible for performance of all of its obligations to ITEOS hereunder.  GSK’s grant of any sublicense will not relieve GSK or its Affiliates from any of its obligations under this Agreement.  If GSK grants an exclusive sublicense to any Sublicensee of any rights licensed from ITEOS hereunder (an “Exclusive Sublicense”), then GSK shall promptly notify ITEOS thereof and shall promptly thereafter provide ITEOS with a copy of such Exclusive Sublicense, which copy may be reasonably redact the detailed financial terms of such Exclusive Sublicense agreement and which will be considered the Confidential Information of GSK.  As a condition precedent to and requirement of any such Exclusive Sublicense, if sales by such Sublicensee are included in Net Sales hereunder, then such Sublicensee shall permit audit rights with respect to its reporting of Net Sales that are consistent with those given by GSK hereunder with respect to its sales included in Net Sales.
9.4

Subcontracting.  GSK may engage its Affiliates or Third Party subcontractors (including distributors, contract research organizations and contract manufacturing organizations) to perform certain of its obligations under the Global Development Plan, Global Strategic Launch Plan, Joint Commercialization Plan, or otherwise in connection with its obligation to Develop, Manufacture, and Commercialize Licensed Antibodies and Licensed Products under this Agreement, provided that any such subcontractors (a) performing activities under the Global Development Plan will be set forth in the Global Development Plan, and (b) performing Commercialization activities in the Profit-Sharing Territory during the Term prior to the Cost Share End Date will be set forth in the Joint Commercialization Plan.  Any Third Party subcontractor to be engaged by GSK to perform GSK’s obligations under this Agreement shall meet the qualifications typically required by GSK for the performance of work similar in scope and complexity to the subcontracted activity.

9.5

Requirements of Sublicensees and Subcontractors. GSK’s use of Affiliates, Sublicensees or subcontractors shall not relieve GSK of any obligation hereunder and GSK shall cause its Affiliates, Sublicensees or subcontractors to comply with its applicable obligations under this Agreement.  GSK shall remain responsible under this Agreement for ensuring the compliance of Affiliates, Sublicensees and subcontractors with this Agreement.

9.6

No Implied Licenses; Retained Rights.  Each Party acknowledges that the licenses granted under this Article 9 (Licenses; Exclusivity) are limited to the scope expressly granted, and all other rights to Patents and Know-How licensed hereunder are expressly reserved to the Party granting the license to such Patents or Know-How. Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel, or otherwise. GSK will not Develop, Manufacture, perform Medical Affairs with respect to, or Commercialize Licensed Antibodies or Licensed Products other than as expressly licensed and permitted under this Agreement. Without limiting the foregoing, it is understood that where an exclusive license under Patents or Know-How is granted to a Party under this Article 9 (Licenses; Exclusivity) for a particular purpose, the Party granting such license retains all of its rights to such Patents or Know-How for all purposes not expressly licensed. Without limiting the foregoing, ITEOS expressly retains the ITEOS Retained Rights.

9.7

Rights in Bankruptcy.  The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law.  All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction.  The non-bankrupt Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain such intellectual property from another entity.  In the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-bankrupt Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-bankrupt Party’s possession, shall be promptly delivered to it upon its’s written request (a) upon commencement of a bankruptcy proceeding, unless the bankrupt Party continues to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) because the bankrupt continues to perform, upon the rejection of this Agreement by or on behalf of the bankrupt Party.  Unless and until the bankrupt Party rejects this Agreement, the bankrupt Party shall perform this Agreement or provide such intellectual property (including all embodiments of such intellectual property) to the non-bankrupt Party, and shall not interfere with the rights of the non-bankrupt Party to such intellectual property, including the right to obtain the intellectual property from another entity.  In the case of an insolvency that is governed by non-U.S. bankruptcy law, the Parties agree that, to the extent not prohibited by the applicable insolvency law, the non-bankrupt Party will be entitled to at least the same rights and protections afforded by the U.S. Bankruptcy Code, including survival of the licenses granted hereunder even if the bankrupt Party revokes or terminates this Agreement and a copy of the embodiments of such intellectual property, without conditions other than any legally required payment of royalties. Further, each Party agrees and acknowledges that all payments by GSK to ITEOS hereunder, including under Section 8.4 (Development and Filing Milestones), Section 8.5 (Net Sales Milestones), and Section 9.7 (Royalties and Payments), constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code and relate to licenses of intellectual property hereunder.

9.8

Technology Transfer. Promptly following the Effective Date, ITEOS shall transfer and deliver to GSK (in order to enable GSK to practice under the licenses granted to GSK under Section 9.1 (License Grant to GSK)), Know-How within the ITEOS Technology (including Materials) to enable GSK to Develop, Manufacture and Commercialize Licensed Antibodies and Licensed Products as contemplated under this Agreement.

9.9

Existing Third Party Agreements. All licenses granted by a Party to the other Party in this Article 9 (Licenses; Exclusivity) shall be subject to the licensing restrictions set forth in the Third Party agreements between such Party and any Third Party existing as of the Execution Date. Without limiting the foregoing, the licenses granted by ITEOS to GSK under 9.1 (License Grant to GSK) shall be subject to the ITEOS Background Agreements, for so long as such ITEOS Background Agreements are in effect. [***].

9.10	[***]
9.11	New Third Party In-Licenses.
9.11.1	Identified Third Party IP. [***] (“Third Party IP”) [***].
9.11.2	Potential In-Licenses. Prior to executing an agreement with a Third Party to acquire or license any Third Party IP (any such agreement, a “Potential In-

License”), the contracting Party will (a) [***], and (c) ensure that such Potential In-License includes the right to grant a sublicense to the other Party under such Third Party IP such that the contracting Party Controls such rights as GSK Background Technology or ITEOS Background Technology, as applicable. Upon execution of such Potential In-License, the contracting Party will notify the other Party in writing and will provide a copy of the final terms thereof that are material, including applicable payment terms. The contracting Party will not enter into a Potential In-License if the terms of such Potential In-License are [***] pursuant to the review and comment process set forth in this Section 9.11.2 (Potential In-Licenses).

9.11.3

New Collaboration In-Licenses. With respect to any Potential In‑License entered into between a Party and Third Party in accordance with this Section 9.11 (New Third Party In-Licenses), the Parties will negotiate in good faith and agree upon an equitable allocation of the costs of Third Party IP under each Potential In‑License, including upfront fees, milestones, royalties and other payments between the Parties in accordance with the allocation principles set forth in Section 9.11.4 (Payment Allocation Principles under Collaboration In-Licenses), and subject to such agreement on sharing of such costs, (i) each such Potential In‑License will be deemed to be a “Collaboration In‑License” hereunder, and (ii)  the Third Party IP licensed under such Potential In‑License will be included in the GSK Background Technology (if GSK is the contracting Party) or the ITEOS Background Technology (if ITEOS is the contracting Party) under this Agreement and, accordingly, included in the licenses granted under Section 9.1 (License Grant to GSK) or Section 9.2 (License Grant to ITEOS), as and if applicable. If the Parties are unable to agree on an equitable allocation of costs for any Third Party IP in accordance with the allocation principles set forth in Section 9.11.4 (Payment Allocation Principles under Collaboration In-Licenses), then either Party may submit the resolution of such equitable allocation to be determined in accordance with Article 16 (Dispute Resolution).

9.11.4	Payment Allocation Principles under Collaboration In-Licenses.
(a)

In the Profit-Sharing Territory. The Parties will share all costs of Third Party IP (including upfront fees, milestones, royalties and other payments) under Collaboration In-Licenses that arise as a result of the exercise of rights thereunder to the extent specific to the Exploitation of Licensed Products in the Profit-Sharing Territory equally (50:50) as Third Party Licensing Payments, in accordance with Pre-Tax Profit or Loss.

(b)

In the Net Sales Territory. GSK will be responsible for 100% of any other costs of Third Party IP (including upfront fees, milestones, royalties and other payments) under the Collaboration In-Licenses that arise as a result of the exercise of rights thereunder to the extent related to the Exploitation of Licensed Products in the Net Sales Territory, which payments GSK will have the right to offset to the extent set forth in Section 8.7.4(b) (Offset for Third Party Royalties).

(c)

Allocation of Payments. To the extent that a payment made under any Collaboration In-License is attributable to the Exploitation of a Licensed Product in both the Profit-Sharing Territory and the Net Sales Territory, a pro rata portion of such payment will be considered Third Party Licensing Payments for purposes of this Agreement and borne by the Parties as provided under 9.11.4(a) (In the Profit-Sharing Territory) and the pro rata portion that will be borne by GSK for the Net Sales Territory as provided under Section 9.11.4(b) (In the Net Sales Territory). If the Party that enters into such Collaboration In‑License also intends to use the Patent Rights or Patent Rights and Know‑How licensed thereunder for products other than a Licensed Product outside of this Agreement, then the Parties will agree upon a different equitable allocation of payments due under such Agreement.

9.12	Exclusivity.
9.12.1

Mutual Exclusivity Covenant. Commencing on the Effective Date, except with respect to the Licensed Antibodies and Licensed Products in accordance with and pursuant to this Agreement, neither Party nor any of its Affiliates shall, alone or with or for any Third Party, (a) during the time period commencing on the Effective Date and lasting solely during the Term until the [***] anniversary of the earlier of (i) the first BLA approval of the Licensed Product for the first indication in U.S. or (ii) the first MAA approval of the Licensed Product for the first indication in the first of any of Germany, France, United Kingdom, Spain, or Italy, engage in, or obtain rights from a Third Party to engage in, Development of a monospecific, monoclonal antibody that inhibits or is an antagonist of the Target  through direct physical interaction therewith (a “Selected  Product”), or (b) lasting during the Term, Commercialize (or Manufacture for such purposes), or obtain rights from a Third Party to Commercialize (or Manufacture for such purposes) any Selected  Product.

9.12.2

Limited Development Exception. Notwithstanding Section 9.12.1 (Mutual Exclusivity Covenant), (a) if, [***] (b) Development of a Selected  Product owned or controlled by a Third Party for use as a comparator solely for purposes of conducting the Development Program will not constitute a breach by such Party of its exclusivity obligations set forth in Section 9.12.1 (Mutual Exclusivity Covenant), and (c) [***].

9.12.3

New Affiliate Exception. Notwithstanding Section 9.12.1 (Mutual Exclusivity Covenant), if (1) a Third Party becomes an Affiliate of a Party during the Term through merger, acquisition, consolidation, Change of Control, or other similar transaction (any such Third Party, a “New Affiliate”) and (2) such New Affiliate, as of the execution date of the definitive agreement with respect to such transaction, is engaged in Exploitation activities that, if conducted by such Party, would cause such Party to violate the exclusivity obligations set forth in Section 9.12.1 (Mutual Exclusivity Covenant) (such activities, a “Competing Program”), then:
(a)	[***].
(b)	[***].

Article 10
CONFIDENTIALITY; Publications and Presentations

10.1

Confidential Information. It is understood and agreed by the Parties that (a) all reports, information, and data provided by a Party to the other Party or its Affiliates or representatives hereunder, including information regarding the scientific, regulatory or business affairs or other activities of the Disclosing Party, will be considered such owning, Controlling, or providing Party’s Confidential Information, (b) information relating to the GSK Technology disclosed by GSK hereunder will be GSK’s Confidential Information, (c) information relating to the ITEOS Technology disclosed by ITEOS hereunder will be ITEOS’s Confidential Information, and (d) the terms of this Agreement, the Global Development Plan, the  Global Strategic Launch Plan and the Joint Commercialization Plan, and the results of any audit conducted hereunder, in each case, will be considered the Confidential Information of both Parties.

10.2

Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, during the Term and for a period of [***] years following termination or expiration thereof (provided that with respect to any such Confidential Information which constitutes a bona fide trade secret of such Party as specifically identified by such Party as a trade secret to the other Party, in writing during the Term, such obligations shall continue for as long as such Confidential Information remains a trade secret), each Party will be obligated to keep confidential and not publish or otherwise disclose to a Third Party, and not to use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary or useful for the performance of a Party’s obligations, or the exercise of such Party’s rights under, this Agreement. The confidentiality and non-use obligations with respect to a Party’s Confidential Information in this Section 10.1 (Confidentiality) will not include any information (and such information will not be considered Confidential Information) that a Party can show my competent written evidence:

10.2.1	is or becomes part of the public domain through no wrongful act, fault or negligence on the part of the Receiving Party;
10.2.2	was in the Receiving Party’s possession prior to initial disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;
10.2.3	is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

10.2.4	has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of its contractual obligations to the Disclosing Party; or
10.2.5	was independently developed (outside the scope of this Agreement) by or for the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information.
10.3	Authorized Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:
(a)

made in response to a valid order of a court or other governmental authority or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided that the Receiving Party shall, where practicable, first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment; and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b)

made by or on behalf of the Receiving Party to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval for the Licensed Products as permitted by this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

(c)

made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary for purposes of obtaining a Patent as permitted by this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(d)

made by the Receiving Party to its attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, existing or prospective investors, prospective acquirers, prospective lenders, prospective financing sources (including, in each case, in connection with any royalty factoring transaction) or other Third Parties as may be necessary in connection with the performance of or exercise of rights under this Agreement or as required under the terms of agreements with Third Parties (including such agreements with Third Parties relating to Other Components included in Combination Products), in each case, for the limited purpose of such collaboration, license, sublicense, financing or acquisition activities; provided that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential

Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party set forth herein.
10.4

Injunctive Relief.  Each Party, as a Receiving Party, acknowledges and agrees that due to the unique nature of a Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder and that any such breach may allow a Receiving Party or Third Parties unfairly to compete with the Disclosing Party, resulting in irreparable harm to the Disclosing Party. Therefore, notwithstanding the provisions of Section 16.1 (Dispute Resolution), the Parties agree that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to seek appropriate equitable relief at the Disclosing Party’s option in either (a) a court of competent jurisdiction where such Disclosing Party resides, or (b) as provided in Section 16.1 (Dispute Resolution), as applicable, in addition to whatever remedies it might have at law in connection with any breach or enforcement of a Receiving Party’s obligations hereunder for the unauthorized use or release of any such Confidential Information.

10.5

Data Breach.  When transferring Confidential Information, all communications between GSK and ITEOS will use encryption methods agreed to by the Parties.  Upon discovering any suspected or actual unauthorized disclosure, loss or theft of Confidential Information (a “Data Security Breach”) [***].  The Parties shall work with each other in good faith to identify a root cause and remediate the Data Security Breach.

10.6

Press Releases and Other Public Statements.  Both Parties shall keep the terms of this Agreement confidential and such terms shall be treated as Confidential Information of both Parties in accordance with this Article 10 (Confidentiality; Publications and Presentations) (and for clarity subject to Section 10.3 (Authorized Disclosure)), except that each Party may make the publications and presentations described in Sections 10.8 (Scientific Publications) on the terms set forth therein, and each Party may (a) issue a public announcement of the execution of this Agreement in a form attached hereto as Schedule 10.6; (b) disclose the content of the Agreement to existing or prospective attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, existing or prospective shareholders, investors, prospective acquirers, or prospective lenders for limited purposes under obligations of confidentiality and non-use no less restrictive than those in this Agreement; (c) disclose the content as necessary to subcontractors, sublicensees and other bona fide collaboration partners under obligations of confidentiality and non-use similar to those in this Agreement; or (d) as necessary as required by securities regulators, the rules of any stock exchange or as part of any listing of the securities of ITEOS or GSK on any stock exchange. Any public announcement to be made in accordance with this Section 10.6 (Press Releases and Other Public Statements) will be provided by the publishing Party to the other Party at least [***] days prior to its scheduled release; provided that, if the Party proposing such public announcement cannot provide the reviewing Party with [***] days’ notice due to extraordinary circumstances, such Party will provide the reviewing Party with the proposed public statement for comment at least [***] before release.  Notwithstanding the foregoing in this Section 10.6 (Press Releases and Other Public Statements), a Party may make subsequent public announcements or press releases solely of information previously publicly disclosed in accordance with this Article 10 (Confidentiality; Publications and

Presentations) without the advance written consent of the other Party, so long as (i) such subsequent public announcements or press releases are released without changes to the substantive information provided therein, (ii) are released within [***] months of the original release, and (iii) the information provided therein is still considered accurate and has not been superseded by other subsequent information known by such Party.

10.7

Use of Name. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party will use the other’s name or logo in any press release or product advertising, or for any other promotional purpose, without first obtaining the other's written consent and entering into appropriate trademark or housemark licenses, as applicable.

10.8	Scientific Publications.
10.8.1

Publication Strategy. Within [***] of the Effective Date, the JDC will prepare a global publication strategy for the Development activities related to the Licensed Antibodies and Licensed Products Developed under the Development Program (the “Publication Strategy”) that is consistent with the Global Development Plan and any Additional Development Proposal; provided that unless otherwise agreed by the Parties, the Publication Strategy will contemplate that, as between the Parties, GSK will be primarily responsible for scientific publications related to Clinical Trials sponsored by GSK and ITEOS will be primarily responsible for scientific publications related to the Clinical Trials sponsored by ITEOS. The JDC (with consultation from the Patent Liaisons, where applicable) will review and approve such Publication Strategy, and may amend it from time to time upon agreement of the Parties. The Parties shall have no right to publish in relation to any Development activities conducted hereunder other than as specified in the Publication Strategy or otherwise in this Section 10.8.1 (Publication Strategy); provided that either Party shall have the right to re-publish (in accordance with 10.8.4 (Re-Publication) below) or reference any publication (or information therein) previously published in accordance with the Publication Strategy and any publication (or information therein) published prior to the Execution Date. If a Party or its employees or consultants (such as clinical investigators) desires to make a publication relating to a Clinical Trial for a Licensed Product that is being conducted under the Global Development Plan or that otherwise relates to the Licensed Antibodies or Licensed Products or the activities conducted hereunder, then it shall make such request to the other Party through the JDC, and such publication shall be subject to review under Section 10.8.2 (Review by the Parties), and the consent of such other Party, which shall not be unreasonably withheld.

10.8.2

Review by the Parties. Except as required by Applicable Law or court order, any proposed scientific or medical publications or public scientific or medical presentations covered by Section 10.8.1 (Publication Strategy) will be subject to the provisions of this Section 10.8.2 (Review by the Parties). For any such publication or presentation, the publishing Party shall submit a copy of the proposed publication or presentation (including manuscripts, abstracts, posters, slides, scheduled interviews or the like) to the representative of the other Party designated to receive such proposed publications at least [***] days [***] days in the case of abstracts) prior to any submission or disclosure to any Third Party to allow the other Party to review such proposed publication or presentation. The reviewing Party shall provide the publishing Party with its comments, if any, in writing within [***] days [***] days in the case of abstracts) after receipt of such proposed publication. The publishing Party shall consider in good faith any comments thereto provided by the reviewing Party and shall comply with the reviewing Party’s request to remove any and all of the reviewing Party’s Confidential Information from the proposed publication. In addition, upon the reviewing Party’s reasonable request, the publishing Party shall delay the submission for a period up to [***] days to permit the preparation and filing of a patent application. Upon expiration of such [***] days, the publishing Party will be free to proceed with the publication or presentation. If the reviewing Party fails to provide its comments to the publishing Party within such [***] day-period [***] day-period in the case of abstracts), the reviewing Party shall be deemed to not have any comments.

10.8.3

Authorship; Acknowledgement. Each Party will ascribe authorship of any proposed publication using accepted standards used in peer-reviewed, academic journals at the time of the proposed publication. Any publication or disclosure made by either Party pursuant to this Section 10.8 (Scientific Publications) shall contain appropriate acknowledgements of the contribution of the other Party or any Third Party to the Development activities that are the subject of such publication, in accordance with generally accepted academic practice.

10.8.4

Re-Publication. Once a publication or presentation has been reviewed and approved by the non-publishing Party in accordance with this Section 10.8 (Scientific Publications), the publishing Party may use the information contained in the publication or presentation without seeking further approval so long as (a) such subsequent publications or presentations are released without changes to the substantive information provided therein, (b) are released within [***] months of the original publication, and (c) the information provided therein is still considered accurate and has not been superseded by other subsequent information known by such Party.

10.8.5

Publications Permitted. Each publication made in accordance with this Section 10.8 (Scientific Publications) shall not be a breach of the confidentiality provisions contained in Section 10.2 (Confidentiality).

10.8.6

Publication of Clinical Information. Notwithstanding the provisions of this Article 10 (Confidentiality), and [***], each Party shall have the right at any time during and after the Term to (a) publish the results or summaries of results of all Clinical Trials conducted by such Party with respect to any and all Licensed Products in any clinical trial register maintained by such Party or its Affiliates and the protocols of such clinical studies on www.clinicaltrials.gov or in each case publish the results, summaries or protocols of such Clinical Trials on such other websites or repositories or at scientific congresses and in peer-reviewed journals within such timescales as required by Applicable Law or such Party’s or its Affiliate’s Internal Policies, irrespective of the outcome of such clinical studies;

and (b)  make any other public disclosures of clinical Data that become required of such Party due to its Internal Policies and procedures or Applicable Laws.  GSK shall have the right to make information from Clinical Trials conducted by or on behalf of GSK with respect to a Licensed Product available under its Data Sharing Initiative; provided that the Parties will agree on [***].

Article 11
INTELLECTUAL PROPERTY

11.1	Ownership of Intellectual Property.
11.1.1

Background Patents and Know-How.  Subject to the licenses granted by each Party to the other Party under this Agreement, ITEOS shall retain all of its rights, title and interests in, to and under the ITEOS Background Technology, and GSK shall retain all of its rights, title and interests in, to and under the GSK Background Technology.

11.1.2

Inventorship.  For purposes of this Agreement, the determination of inventorship of any Know-How, whether or not patentable, and Patents claiming such Know-How first invented, discovered, created or developed in the course of performing activities under this Agreement, shall be made in accordance with United States patent law.  Such principles of inventorship shall be used to determine whether a Party solely, or the Parties jointly, invented, discovered, created or developed Know-How arising as a result of the performance of its or their obligations or exercise of its or their rights under this Agreement.

11.1.3

Ownership by GSK.  Subject to Section 11.1.5(b) (Joint Ownership), GSK shall be the sole owner of all rights, title and interests in and to any Know-How (whether or not patentable) and Patents claiming such Know‑How first invented, discovered, created or developed (a) solely by GSK, or by its Affiliates or a Third Party, in each case acting on behalf of GSK, in the performance of activities under this Agreement, (it being understood that any activities carried out by or on behalf of ITEOS under this Agreement shall not be construed or interpreted to be carried out by or on behalf of GSK for purposes hereof), excluding all Joint Arising Technology, and (b) regardless of inventorship, in the performance of activities by or on behalf of either Party, or the Parties jointly, under this Agreement at any time during the Term that, with respect to Know-How, solely relate to, and with respect to Patents, solely claim Know-How solely related to, any Other Component Controlled by GSK or any of its Affiliates, in each case ((a) and (b)), (such Know-How the “GSK Arising Know-How”, and such Patents that Cover such GSK Arising Know-How, the “GSK Arising Patents”), and GSK shall retain all of its rights, title and interests thereto, except to the extent that any rights or licenses are expressly granted hereunder by GSK to ITEOS under this Agreement. ITEOS hereby assigns, and agrees to assign, to GSK all of its rights, title and interests in and to the GSK Arising Know-How and GSK Arising Patents.

11.1.4

Ownership by ITEOS.  Subject to Section 11.1.5(b) (Joint Ownership), ITEOS shall be the sole owner of all rights, title and interests in and to any Know-How (whether or not patentable) and Patents claiming such Know‑How first invented, discovered, created or developed solely by ITEOS, or by its Affiliates or a Third Party, in each case acting on behalf of ITEOS, in the performance of activities under this Agreement, (it being understood that any activities carried out by or on behalf of GSK under this Agreement shall not be construed or interpreted to be carried out by or on behalf of ITEOS for purposes hereof), excluding all Joint Arising Technology (such Know-How, the “ITEOS Arising Know-How”, and such Patents that Cover such ITEOS Arising Know-How, the “ITEOS Arising Patents”), and ITEOS shall retain all of its rights, title and interests thereto, except to the extent that any rights or licenses are expressly granted hereunder by ITEOS to GSK under this Agreement.

11.1.5

Joint Ownership.  The Parties shall be the joint owners of all rights, title and interests in and to any Know-How (whether or not patentable) and Patents Covering such Know-How first invented, discovered, created or developed either (a) at any time during the Term by or on behalf of ITEOS or any of its Affiliates or Third Parties acting on behalf of ITEOS on the one hand and by or on behalf of GSK or any of its Affiliates or Third Parties acting on behalf of GSK on the other hand and (b) regardless of inventorship, in the performance of activities by or on behalf of either Party, or the Parties jointly, under this Agreement at any time during the Term that relates to a Combination Product (including Co-Formulated Products) or a Co-Administration Therapy, except for Know-How and Patents described in clause (b) of Section 11.1.3 (Ownership by GSK), which shall be solely owned by GSK as GSK Arising Technology as provided under Section 11.1.3 (Ownership by GSK) (such Know-How, “Joint Arising Know-How,” such Patents, “Joint Arising Patents,” and collectively, the “Joint Arising Technology”), subject to any rights or licenses that are expressly granted by one Party to the other Party under this Agreement. Each Party will and hereby does assign to the other Party, without additional consideration, an equal, undivided interest in and to all of its rights, title and interests in and to such Joint Arising Technology, and such other Party hereby accepts such assignment.  Except to the extent either Party is restricted by the licenses granted by one Party to the other Party pursuant to this Agreement, or the covenants contained herein, each Party shall be entitled to practice and license the Joint Arising Technology without restriction and without consent of, or (subject to the financial provisions of this Agreement) an obligation to account to the other Party (and to the extent necessary by way of Applicable Laws of any jurisdiction regarding joint ownership of intellectual property rights, each Party grants the other Party the right and license to do the same), and each Party hereby waives any right it may have under Applicable Laws to require any such consent or accounting.

11.1.6

Assignment Obligation.  Each Party shall cause all employees, independent contractors, consultants and others who perform activities for such Party or its Affiliates under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party using reasonable efforts to negotiate such assignment obligation, provide an exclusive, perpetual, irrevocable, worldwide license under) their rights in and to any Know-How and all intellectual property rights therein to such Party (or to an entity that is obligated to assign such rights to such Party), except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a Party shall obtain a suitable license, or right to obtain such a license).  Further, each Party acknowledges and agrees that it will not intentionally take any action or make any statement that contradicts or negates any such assignment of Know-How or intellectual property rights by its employees, independent contractors, consultants or others who perform activities for such Party under this Agreement.

11.2	Prosecution, Maintenance and Defense.
11.2.1

Subject Patents.  As of the Effective Date and throughout the Term, GSK shall have the first right, but not the obligation, to prepare, file, prosecute and maintain each of the Patents within the ITEOS Technology and Joint Arising Technology (“Subject Patents”).  The Patent Liaison for the Party responsible for preparation, filing, prosecution and maintenance (the “Controlling Party”) shall keep the other Party’s Patent Liaison reasonably informed on a regular basis regarding such activities, including by providing copies of any material communications or correspondence received from relevant patent authorities to such Patent Liaison, and without limiting the generality of the foregoing, provide the other Party’s Patent Liaison with a copy of any proposed filing or correspondence with any patent authority at least [***] days prior to the anticipated filing or submission date thereof to allow such other Party to have a reasonable opportunity to comment and consult on, all such filings or correspondence, and the Controlling Party shall implement all such reasonable comments of the other Party with respect thereto.  The Controlling Party will give reasonable notice to the other Party, but in any event at least [***] days advance written notice, before determining to abandon the prosecution, maintenance or defense of any Subject Patent, and the other Party shall, upon receipt of such notice, be entitled to assume and thereafter direct such prosecution, maintenance or defense activities.  Upon provision of written notice by the other Party to the Controlling Party of its desire to assume control of such activities, the Controlling Party shall, and shall cause any patent counsel engaged by such Controlling Party to promptly transfer all relevant documents and records, and provide all such other necessary support to such other Party in order to promptly and fully transfer such activities to the other Party. In such circumstances, the Patent Liaison for the Controlling Party relinquishing direction of the prosecution, maintenance or defense activities will still be kept reasonably informed on a regular basis by the assuming Party’s Patent Liaison regarding, and provided with reasonable opportunity to comment and consult on, all such activities in compliance with the preceding principles in this Section 11.2.1 (Subject Patents) applied mutatis mutandis.

11.2.2

Subject Patent Costs.  Subject to Section 6.7.3 (Effects of Opt-Out), the Parties shall share all Patent Costs in the U.S. and the European Union as Development Costs with respect to Subject Patents during the Term until the Regulatory Approval of the first Licensed Product.  Following Regulatory Approval of the first Licensed Product, GSK shall pay all such Patent Costs in the Net Sales Territory and, subject to Section 6.7.3 (Effects of Opt-Out), the Parties shall share such Patent Costs with respect to Profit-Sharing Territory as set forth in the Pre-Tax Profit or Loss Schedule.

11.2.3

GSK Patent Prosecution and Costs.  GSK shall have the sole right to pursue and direct, at its own cost and discretion, the preparation, filing, prosecution and maintenance of GSK Background Patents, GSK Arising Patents and any other Patents Controlled by GSK or its Affiliates and used in the performance of this Agreement excluding Subject Patents (the “GSK Patents”) and shall have no obligation to keep ITEOS informed with respect to such activities. During the Term, GSK shall pay all Patent Costs with respect to GSK Patents.

11.2.4

Cooperation.  The Party that is not the Controlling Party will cooperate with the other Party, including furnishing a power of attorney, inventor declaration or assignment documentation, to allow such preparation, prosecution, maintenance or defense activities to be carried out effectively and expeditiously.

11.3	Enforcement Rights.
11.3.1

Notification of Infringement.  If either Party learns of any infringement or threatened or suspected infringement, or misappropriation or threatened or suspected misappropriation, of any (a) ITEOS Technology or GSK Technology by the Manufacture, use, Development or Commercialization by a Third Party of a product that competes with a Licensed Product (a “Competing Product”) or (b) Joint Arising Technology, whether or not such Third Party infringement is by a Competing Product (each of (a) and (b), an “Infringement”), such Party shall promptly, but in any event within [***] days of becoming aware of such Infringement, provide notice to the Patent Liaisons describing such Infringement (each, an “Infringement Notice”), including any notification of the submission of an Abbreviated Biologic License Application wherein a Licensed Product is the “Reference  Product” under the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) or receipt of manufacturing process from a subsection (k) applicant or other similar procedure where a response is required under Applicable Law (in order to avoid waiving rights), such Party shall provide notice as quickly as possible and in no event later than [***] days prior to the applicable deadline for filing a response.

11.3.2	Enforcement of Subject Patents.
(a)

Enforcement Right; Step-In Right. The Controlling Party shall have the initial right, but not the obligation, to pursue and direct enforcement of the applicable Subject Patent against such Infringement.  If the Controlling

Party decides not to abate such Infringement by way of enforcing one or more applicable Subject Patents against the relevant Third Parties, then the Controlling Party shall inform the other Party of such decision in writing no later than [***] days after such Controlling Party first becomes aware of such Infringement.  Upon receiving such notice from the Controlling Party, or if no such action to abate such Infringement is taken by the Controlling Party within such [***] day time period, the other Party shall thereafter immediately become deemed the Controlling Party for the purposes of this Section 11.3.2 (Enforcement and Recoveries).  The Controlling Party will keep the other Party reasonably informed through the Patent Liaisons on a regular basis regarding, and provide such other Party with reasonable opportunity to consult and comment on, all enforcement activities and materials in respect of the Subject Patents.  The non-Controlling Party shall have the right, to the extent permitted by Applicable Laws and procedural rules to join, using its own counsel, as a party to the enforcement actions included in such enforcement activities.

(b)

Subject Patent Recoveries. Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be allocated first to reimburse the Parties for the costs and expenses incurred by it in connection with such enforcement actions. Any amounts remaining will be allocated between the Parties as follows: (i) with respect to Infringement in the Profit-Sharing Territory by a Competing Product in relation to Licensed Products prior to the Cost Share End Date, such amounts will be shared by the Parties (50:50) as Other Income in accordance with the Pre-Tax Profit or Loss; and (ii) with respect to Infringement in the Net Sales Territory by a Competing Product in relation to Licensed Products, such amounts will be treated as Net Sales on which royalties shall be paid to ITEOS in accordance with the terms of this Agreement.

11.3.3

Enforcement of GSK Patents. GSK shall have the right to pursue and direct, at its own cost, enforcement of all GSK Patents.  Any damages or other monetary awards recovered from the settlement of or judgment from such enforcement actions shall be allocated as follows: (a) with respect to Infringement of a GSK Arising Patent in the Profit-Sharing Territory by a Competing Product in relation to Licensed Products prior to the Cost Share End Date, such amounts will be shared by the Parties (50:50) as Other Income in accordance with the Pre-Tax Profit or Loss, and (b) with respect to all other recoveries, retained by GSK.

11.3.4

Cooperation. If the Controlling Party brings an enforcement action or proceeding in accordance with Section 11.3.2 (Enforcement of Subject Patents), then the other Party shall cooperate as reasonably requested in the pursuit of such enforcement action, including if necessary by joining as a party to any such enforcement action for which it is a necessary or indispensable party or taking such other actions as are necessary for standing, furnishing a power of attorney, or for the Controlling Party to otherwise maintain or pursue such enforcement action effectively and expeditiously.
11.3.5

Settlement with a Third Party.  The Controlling Party that is controlling an enforcement action shall also have the right to control the settlement of such enforcement action; provided that the Controlling Party shall not admit the unenforceability or invalidity of Patents Controlled by the other Party or its Affiliates, or of Patents within the Joint Arising Technology, or that otherwise materially adversely affects the other Party’s interest in the ITEOS Technology or the Joint Arising Technology, in all cases, without such other Party’s prior written consent.

11.4	Infringement Claims by Third Parties.
11.4.1

Notice; Control.  Each Party shall promptly notify the other Party in writing of any allegation by a Third Party that any Development, Manufacture or Commercialization or other activities with respect to any Licensed Product infringes or misappropriates or may infringe or misappropriate the intellectual property rights of such Third Party (a “Third Party Infringement Claim”).  Each Party shall have the right to control the defense of the Third Party Infringement Claim brought against such Party.

11.4.2

Cooperation; Settlement.  Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party Infringement Claim through the Patent Liaisons. Such Party shall provide the other Party with copies of all filings by or correspondence from the counterparty(ies) in any suit or proceeding relating to such Third Party Infringement Claim, and with copies of proposed filings to be filed or material correspondence to be delivered to such counterparty(ies) by the Party defending such Third Party Infringement Claim in such proceedings at least [***] days prior to the anticipated filing or delivery date thereof for the other Party to comment on, and the Party defending such Third Party Infringement Claim shall take all such comments received under good faith consideration.  The Party defending such Third Party Infringement Claim may enter into a settlement or compromise of any Third Party Infringement Claim, provided that, if such settlement or compromise would admit liability on the part of the other Party or any of its Affiliates or would otherwise have a material adverse effect on the rights or interests of the other Party or its Affiliates (including by imposing any monetary obligation upon the other Party or its Affiliates or by limiting the scope of or admitting the unenforceability or invalidity of Patents owned or exclusively licensed by the other Party or its Affiliates), then such Party shall not enter into such settlement or compromise without the prior written consent of the other Party. Any counterclaims of Infringement shall be handled as set forth in Section 11.3 (Enforcement Rights).

11.4.3

Costs; Recoveries.  All out-of-pocket expenses incurred by a Party in defending a Third Party Infringement Claim (including outside counsel fees) and all amounts payable by either Party as a judgment based on a Third Party Infringement Claim or in settlement of such Third Party Infringement Claim, shall be allocated as follows: (a) with respect to Third Party Infringement Claims directed to the activities conducted hereunder for the Licensed Products in the Profit-Sharing Territory prior to the Cost Share End Date, then such out-of-pocket expenses will [***], and (b) with respect to Third Party Infringement Claims directed to the activities conducted hereunder for the Licensed Products in the Net Sales Territory, then [***].

11.5

Patent Lists Under the BPCIA.  GSK will have sole decision-making authority with respect to the determination of whether or not to submit Subject Patents or any GSK Patent, in each case, that Cover a Licensed Product, to the applicable regulatory authorities for listing as required under the BPCIA. The Patent Liaisons for each Party will discuss the selection of any such Patents for listing as required under the BPCIA, and GSK will consider the comments and concerns of ITEOS’s Patent Liaisons in good faith prior to making its selection.

Article 12
Term and Termination

12.1

Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12 (Term and Termination), will continue, on a Licensed Product-by-Licensed Product and country-by-country basis, until (a) in the event that the Cost Share End Date has not occurred, GSK or its Affiliates, Sublicensees, or assignees and ITEOS or its Affiliates, Sublicensees, or assignees, are no longer Commercializing the Licensed Products in the Territory or (b) in the event that the Cost Share End Date has occurred, the expiration of the Royalty Term for all Licensed Products in all countries in the Territory (the “Term”).

12.2

Termination by GSK for Convenience.  GSK will have the right, at its sole discretion, to terminate this Agreement in its entirety or as to one or more Licensed Products (a) upon not less than [***]’ prior written notice to ITEOS if such notice is provided prior to receipt of the first Regulatory Approval for a Licensed Product, and (b) upon not less than [***]’ prior written notice to ITEOS if such notice is provided following receipt of the first Regulatory Approval for a Licensed Product.

12.3	Termination for Material Breach.
12.3.1

Termination for Material Breach. Subject to Section 12.3.2 (Approved Co-Formulated Product Exception), upon (a) any material breach of this Agreement by ITEOS or (b) any material breach of this Agreement by GSK (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement with respect to the Licensed Product to which the alleged breach relates, or this Agreement in its entirety if all Licensed Products are adversely affected by such breach, by providing [***] days’ written notice to the Breaching Party with respect to any such breach of any payment obligation under this Agreement and [***] days’ written notice to the Breaching Party with respect to any other such breach, which notice will, in each case, (i) expressly reference this Section 12.3 (Termination for Material Breach), and (ii) reasonably describe the alleged breach which is the basis of such termination, including the Licensed Products to which the alleged breach relates; provided, that other than in the case of a breach of any payment obligation under this Agreement, if such breach is capable of being cured but is not cured within such [***]-day period and the Breaching Party initiates actions within such period to cure such breach in accordance with a plan to cure such breach that is reasonably acceptable to the other Party and thereafter diligently and in good faith pursues such actions, then the Breaching Party shall have an additional [***]-day period to cure such breach. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period, as such period may be extended as described in the foregoing sentence, provided, that if there is a good faith dispute with respect to the existence of a material breach or whether or not such material breach has been cured, and if the Breaching Party elects to dispute such alleged breach in good faith in writing within [***] days for any alleged payment breach or [***] days for any other alleged breach of the delivery of the breach notice, or alleged cure or failure to cure is contested within [***] days following expiration of the cure period, then the dispute resolution procedure set forth in Article 16 (Dispute Resolution) may be initiated by either Party to determine whether a material breach or a failure to cure has actually occurred. If either Party so initiates such dispute resolution procedure, then the applicable cure period (and the corresponding termination of this Agreement, in its entirety or with respect to one or more Licensed Products to which the material breach relates), will be tolled until such time as the dispute is finally resolved pursuant to Article 16 (Dispute Resolution).  [***] as used herein will include any material breach (following the applicable cure period without cure and following resolution of any dispute regarding the occurrence of the breach or failure to cure such breach) [***].

12.3.2

Approved Co-Formulated Product Exception. Notwithstanding any provision to the contrary set forth in this Agreement, if a Co-Formulated Product has received Regulatory Approval in at least one (1) country anywhere in the Territory, then [***].

12.4	[***]
12.5

Termination for Cessation of Development and Commercialization. Without prejudice to any other remedies available to it at law or in equity (including for any breach of the terms hereof), if GSK does not conduct, or cause to be conducted, any or otherwise ceases or abandons, all Development and Commercialization activities with respect to Licensed Antibodies and Licensed Products for a period [***] (“Cessation”), then, ITEOS will have the right to terminate this Agreement [***]; provided, that if there is a good faith dispute with respect to the existence of [***], then the dispute resolution procedure set forth in Article 16 (Dispute Resolution), may be initiated by either Party to determine whether [***]. If either Party so initiates such dispute resolution procedure, then the [***]-day period (and the corresponding termination of this Agreement), will be tolled until such time as the dispute is resolved pursuant to Article 16 (Dispute Resolution). Notwithstanding the foregoing, the [***] is the result of [***].
12.6

Termination for Failure to Meet Development Deadlines. ITEOS will have the right to terminate this Agreement if GSK does not achieve each of the Development milestone events set forth in Table 12.6 by the applicable deadline for achievement set forth in Table 12.6, in each case, by providing [***] days’ prior written notice to GSK, unless GSK cures such failure during such notice period. Notwithstanding the foregoing, the deadlines for achievement of such Development milestones (and any corresponding determination that GSK has failed to achieve such Development milestone by the applicable deadlines) shall be tolled (and once resolved still subject to such [***] day notice (and cure) period) to the extent that the delay in achieving the applicable Development milestone by the applicable deadline is the result of: [***].

Table 12.6 – Development Deadlines
Development Milestone Event	Deadline for Achievement
[***]	[***]
[***]	[***]
[***]	[***]

Article 13
Effects of Expiration or Termination

13.1

Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any early termination of this Agreement preclude either Party from pursuing any and all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

13.2

Effects of Termination. If either Party terminates this Agreement prior to expiration of the Term pursuant to Article 12 (Term and Termination), then the provisions of this Section 13.2 (Effects of Termination) will apply. If this Agreement is terminated solely with respect to one or more Licensed Products, but not in its entirety, then the following effects of termination will apply only with respect to such terminated Licensed Products. As referred to throughout this Article 13 (Effects of Expiration or Termination), the phrase “terminated Licensed Products” means, and is limited to, those Licensed Products with respect to which this Agreement has terminated.  All of the effects of termination (but not expiration) set forth in this Article 13 (Effects of Expiration or Termination) are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement and will not be construed to limit any such rights or remedies.

13.2.1

General Effects of Termination. Upon termination of this Agreement in its entirety pursuant to Article 12 (Term and Termination), the Parties’ rights and obligations under this Agreement will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 13.2 (Effects of Termination) or Section 13.3 (Survival). Upon termination of this Agreement with respect to one or more terminated Licensed Products, neither Party will have any further rights or obligations under this Agreement with respect to such terminated Licensed Products from and after the effective date of termination for such terminated Licensed Product, except as set forth in this Section 13.2 (Effects of Termination) or Section 13.3 (Survival).

13.2.2

[***] Terminated Licensed Products. In the event of termination of this Agreement with respect to a terminated Licensed Product that is [***], unless otherwise agreed by the Parties, the Parties shall file an amendment to the Marketing Approval with the applicable Regulatory Authorities for a change in the label for such terminated Licensed Product such that it shall no longer [***].

13.2.3

License Termination; Joint Arising Technology.  (i) All licenses granted to each Party under this Agreement, and any Sublicenses thereunder, shall be terminated and of no further force or effect with respect to such terminated Licensed Products; and (ii) each Party will maintain its ownership of its respective one-half undivided interest in and to any and all Joint Arising Technology with the right practice and license the Joint Arising Technology without restriction and without consent of, or an obligation to account to, the other Party;  provided that in each case doing so does not practice or otherwise Exploit any Background Technology owned or Controlled by the other Party other than in the case of ITEOS practicing or otherwise Exploiting the rights licensed to it under Section 13.2.8 (License of Certain IP); provided further that neither Party will practice or license any Joint Arising Technology in connection with any terminated [***].

13.2.4

Return of Confidential Information.  At the written request of the Disclosing Party promptly following the termination of this Agreement, the Receiving Party shall (and shall cause its Affiliates and their respective representatives to) return to the Disclosing Party or destroy all originals of documents (in paper or electronic form) and physical materials then in its possession, and copies thereof, to the extent containing Confidential Information received from the Disclosing Party (which is not also considered to be the Receiving Party’s Confidential Information) with respect to such terminated Licensed Products, and destroy all documents and other materials that it created to the extent including any such Confidential Information; provided that the Receiving Party may retain in confidence (a) one (1) archival copy of the Confidential Information in its legal files solely to permit the Receiving Party to determine compliance with its obligations hereunder; (b) any portion of the Confidential Information of the other Party which is contained in the Receiving Party’s laboratory notebooks or automatic computer backups; (c) any portion of the Confidential Information of the other Party which a Receiving Party is required by Applicable Law to retain; and (d) any Confidential Information that the Receiving Party has the right to continue to use (including in satisfying its obligations under this Article 13 (Effects of Expiration or Termination) or in connection with Exploitation of Licensed Products for which this Agreement has not terminated)

after the date of the Disclosing Party’s request after termination or expiration of this Agreement, as applicable.  Notwithstanding the return or destruction of the documents and tangible items described above, the Parties will continue to be bound by their obligations under Article 10 (Confidentiality; Publications and Presentations).

13.2.5

Termination Covenants. Except with respect to GSK fulfilling its obligations under this Section 13.2 (Effects of Termination), GSK will not Develop, Manufacture, or Commercialize (i) the Licensed Antibodies anywhere in the world following termination of this Agreement in its entirety or (ii) the terminated Licensed Products anywhere in the world following termination of this Agreement with respect to such Licensed Product, in each case ((i) and (ii)), unless and until the Parties agree otherwise in a written termination agreement pursuant to Section 13.2.16 (Terminated Co-Formulated Products).  For clarity, where as a result of the Development of a terminated Licensed Product under this Agreement, a product (other than a Licensed Product) incorporating one or more Other Components Controlled by GSK or its Affiliates has a label that provides for its use in a Co-Administration Therapy together with the EOS-448 Sole Active Product, GSK and its Affiliates Exploiting such product incorporating such Other Components is not a breach of this Section 13.2.5 (Termination Covenants).

13.2.6

Transitioning Activities. If there are any on-going Clinical Trials at termination or expiration of this Agreement involving the terminated Licensed Products, then unless there is a material safety or efficacy issue involving such terminated Licensed Products requiring a pause or cessation of Clinical Trials, the Parties will both complete such Clinical Trials that they are conducting as of the effective date of termination. In addition, the Parties will negotiate in good faith to establish an appropriate course of action, which may include transitioning activities from GSK to ITEOS or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all Applicable Laws.  The cost sharing with respect to all such Clinical Trials shall remain the same as it had been prior to such termination.

13.2.7

Regulatory Filings.  To the extent there are Regulatory Filings that solely pertain to the terminated Licensed Products [***], GSK will and hereby does, and will cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to ITEOS all such Regulatory Filings, including filings for Reimbursement Approval, Regulatory Approvals, Data and other material documentation, to the extent allowed under Applicable Law, that are then held by or owned or controlled by GSK or any of its Affiliates or Sublicensees.  To the extent assignment pursuant to the foregoing sentence is not permitted by Applicable Law or such materials that are then held by or owned or controlled by GSK or any of its Affiliates or Sublicensees do not solely pertain to such terminated Licensed Products, GSK will and hereby does grant to ITEOS an exclusive right of reference to such Regulatory Filings, including filings for Reimbursement Approval,

Regulatory Approvals, Data and other material documentation, to the extent allowed under Applicable Laws, solely for such terminated Licensed Products for the continued Development and Commercialization thereof by ITEOS.  Further, ITEOS will grant back to GSK a non-exclusive right of reference to such Regulatory Filings in order for GSK to continue Develop and Commercialize products owned or controlled by GSK or its Affiliates that incorporate an Other Component in a Co-Administration Therapy with such terminated Licensed Products.

13.2.8

License of Certain IP. GSK or its Affiliates will and hereby does grant to ITEOS, effective as of the effective date of termination of this Agreement in its entirety (without any further action required on the part of GSK), an exclusive license, with the right to sublicense (through multiple tiers) under the Patents and Know-How Controlled by GSK or its Affiliates Covering, with respect to Patents, or relating to, with respect to Know-How claiming or relating to the Exploitation of the Licensed Antibody (in the form the Licensed Antibody exists as of the effective date of termination) that are necessary or were actually used by GSK or its Affiliates in the Exploitation of the Licensed Antibody (in the form the Licensed Antibody exists as of the effective date of termination) on or before the effective date of the termination, for ITEOS to Exploit the Licensed Antibody in the Field in the Territory. GSK or its Affiliates will and hereby does grant to ITEOS, effective as of the effective date of termination of this Agreement with respect to one or more terminated Licensed Products that are EOS-448 Sole Active Products (without any further action required on the part of GSK) and subject to GSK’s retained rights to Exploit any Licensed Products for which this Agreement has not terminated, an exclusive license, with the right to sublicense (through multiple tiers) under the Patents and Know-How Controlled by GSK or its Affiliates claiming or relating to the Exploitation of the terminated EOS-448 Sole Active Products (in the form such EOS-448 Sole Active Products exist as of the effective date of termination, but after giving effect to Section 13.2.2 ([***] Terminated Licensed Products) (if applicable)) that are necessary or were actually used by GSK or its Affiliates in the Exploitation of the terminated EOS-448 Sole Active Products (in the form such EOS-448 Sole Active Products exist as of the effective date of termination) on or before the effective date of the termination, for ITEOS to Exploit the terminated EOS-448 Sole Active Products in the Field in the Territory. Notwithstanding the foregoing, neither this Section 13.2.8 (License of Certain IP) nor anything else in this Article 13 (Effects of Expiration or Termination) provides ITEOS any rights in or to (a) any Other Component Controlled by GSK, including where any Other Component has been used in any Combination Product or Co-Administration Therapy Developed under this Agreement, (b) any Patents or Know-How Controlled by GSK or its Affiliates Covering any Other Component Controlled by GSK or any Exploitation thereof, or (c) any other Third Party assets or rights licensed to GSK, whether or not utilized in connection with the Exploitation of any Licensed Product under the Agreement, in each case, unless the Parties agree otherwise in a written termination agreement entered into by the Parties pursuant to Section 13.2.16 (Terminated Co-Formulated Products). Further, if any exercise of any of the rights licensed to ITEOS under this Section 13.2.8 (License of Certain

IP) would give rise to any license fee or any other financial obligation or liability owed to any Third Party, then (i) GSK will notify ITEOS of such financial obligations, (ii) ITEOS will confirm in writing whether ITEOS would like the license granted to ITEOS under this Section 13.2.8 (License of Certain IP) to include the rights giving rise to such financial obligations, and (iii) (A) if ITEOS confirms that it would like the license granted to ITEOS under this Section 13.2.8 (License of Certain IP) to include such rights, then ITEOS shall be solely responsible for and shall timely pay, and shall hold GSK harmless with respect to, any and all such license fees and financial obligations and liabilities, or (B) if ITEOS confirms that it would like the license granted to ITEOS under this Section 13.2.8 (License of Certain IP) not to include such rights, then the license granted under this Section 13.2.8 (License of Certain IP) will not include such rights and ITEOS will not be responsible for such license fees or other financial obligations.

13.2.9

Release from Exclusivity. Notwithstanding any provision to the contrary set forth in this Agreement, if this Agreement is terminated for one or more, but not all, Licensed Products, then Section 9.12 (Exclusivity) will not apply to ITEOS’s Development, Manufacture, or Commercialization of such terminated Licensed Products following the effective date of termination.

13.2.10

Inventory; Supply. Upon termination of this Agreement, and for a period of up to [***] after the effective date of such termination, ITEOS will have the right to purchase all of GSK and its Affiliates’ then-current remaining inventory of non-GMP drug substance, and master or working cell banks in each case solely for one or more terminated Licensed Products that are EOS-448 Sole Active Products (for clarity, not including any terminated [***]. If ITEOS makes such purchase, GSK will provide the relevant primary drug substance reference standard, record of analysis, and a summary report describing its characterization. ITEOS will have the right to purchase such remaining non-GMP inventory of such terminated EOS-448 Sole Active Products at a price equal to GSK’s Manufacturing Costs for such inventory, less any amounts previously included in the calculation of Net Profit or Loss prior to termination of this Agreement. In addition, during this period of up to [***], (a) in the case that GSK is itself Manufacturing such terminated EOS-448 Sole Active Products, ITEOS will have the right to order additional (to be newly manufactured) supply of such terminated EOS-448 Sole Active Products at a price equal to GSK’s Manufacturing Costs for such inventory, and (b) in the case that a Third Party is Manufacturing such terminated EOS-448 Sole Active Products under contracts that only relate to such terminated EOS-448 Sole Active Products and that permit the assignment of such contracts to ITEOS, upon ITEOS’s request, GSK will assign to ITEOS (and upon such assignment ITEOS will assume), such contracts.

13.2.11

Trademarks. Unless and until the Parties agree otherwise in a written termination agreement pursuant to Section 13.2.16 (Terminated Co-Formulated Products), effective as of the date of termination, GSK will assign (or, if applicable, will cause its Affiliates or its or their Sublicensees to assign) to ITEOS all of GSK’s (and such Affiliates’ or its or their Sublicensees’) worldwide rights, title and interests in and to any Product Marks that are specific to and solely used for any such terminated Licensed Products (it being understood that the foregoing will not include any trademarks that (a) contain the corporate or business name(s) of GSK or any of its Affiliates or its or their Sublicensees or (b) refer to any Other Component Controlled by GSK or its Affiliates or products incorporating any such Other Component as a sole active ingredient).

13.2.12

Transition Plan.  (i) The Parties shall negotiate in good faith to agree to a plan acceptable to both Parties for the transition of Development and Manufacture of the terminated EOS-448 Sole Active Products to ITEOS, including, if necessary, a Manufacturing technology transfer to ITEOS, to be completed within [***] after such termination, of all Know-How Controlled by GSK that is necessary for ITEOS to Manufacture the terminated EOS-448 Sole Active Products (as such Licensed Product exists as of the effective date of termination), and (ii) GSK will, for the duration of the plan, provide any other reasonable assistance or take any other actions, in each case reasonably requested by ITEOS, as necessary to transfer to ITEOS the Development, Manufacture, and Commercialization of the Licensed Antibodies and terminated EOS-448 Sole Active Products, and will execute all documents as may be reasonably requested by ITEOS in order to give effect to this Section 13.2 (Effects of Termination).

13.2.13

Patent Information.  GSK, if requested in writing by ITEOS, will provide any (i) material correspondence with the relevant patent offices pertaining to GSK’s prosecution of the Subject Patents to the extent not previously provided to ITEOS during the Term and (ii) a report detailing the status of all Subject Patents at the time of termination, in each case ((i) and (ii)), relating to the terminated Licensed Products.

13.2.14

Joint Arising Technology. The Parties will negotiate in good faith the terms under which the Parties will prosecute, maintain, defend and enforce the Joint Arising Technology Covering (with respect to Patents) or relating to (with respect to Know-How) such terminated Licensed Products following termination of this Agreement in whole or in part, and neither Party may prosecute, maintain, defend, or enforce such Joint Arising Technology with respect to such terminated Licensed Products except as set forth in such agreed terms.

13.2.15	Cooperation. Each Party will use reasonable efforts to cause its Affiliates, its and their sublicensees and subcontractors to comply with the obligations in this Section 13.2 (Effects of Termination).
13.2.16	Terminated Co-Formulated Products. [***].
13.3

Survival. In addition to any other terms or conditions that are otherwise expressly stated to survive elsewhere in Section 13.2 (Effects of Termination), the following provisions shall survive termination or expiration of this Agreement: Section 3.7 (Performance of Development Activities; Development Records) (for the period of time provided therein), Section 3.11.2 (for the period of time provided therein), Sections 10.1-10.4 (for the period of time provided for in Section 10.2 (Confidentiality)), Section 11.1 (Ownership of Intellectual Property), Section 8.7.7 (Expiration of Royalty Term), and Section 14.4 (Disclaimer of Warranty) and Article 1 (Definitions), Article 13 (Effects of Expiration or Termination), Article 15 (Indemnification), Article 16 (Dispute Resolution), and Article 17 (Miscellaneous).

Article 14

Representations and Warranties AND Covenants

14.1	Mutual Representations, Warranties and Covenants. Each Party represents and warrants to the other Party as of the Execution Date, and covenants (as applicable) that:
14.1.1

such Party is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority and legal right to enter into this Agreement and to carry out the provisions hereof;

14.1.2	such Party has the right to grant the licenses to the other Party purported to be granted pursuant to this Agreement;
14.1.3

such Party has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with the terms and conditions hereof;

14.1.4

such Party has received all necessary licenses and certificates with respect to facilities within such Party’s ownership or control sufficient to allow such Party to conduct the activities assigned to such Party under the Global Development Plan, and such Party is in compliance with the requirements of such licenses and certificates;

14.1.5

entering into this Agreement by such Party (a) will not constitute a default under, or conflict with, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, (b) violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and (c) is not prohibited or limited by, and shall not result in the breach of or a default under, any provision of the certificate or articles of incorporation or bylaws of such Party;

14.1.6

except for any HSR Filings that may be required to comply with the HSR Act, it is not and will not be required to give any notice to any governmental authority or obtain any approval in connection with the execution and delivery of this Agreement;

14.1.7	such Party and its Affiliates have not employed and during the Term, will not employ any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent);
14.1.8

such Party and its Affiliates performing activities under this Agreement has in place or will have in place prior to its conduct of its activities under the Agreement a written agreement with its employees and other personnel it appoints to perform such activities hereunder to ensure that such Party has sufficient ownership or license rights to any Arising Technology invented, discovered, created or developed by such Party to grant the rights to the other Party as required to be granted under this Agreement;

14.1.9

as relevant to this Agreement: (a) such Party did not employ child labor, forced labor, or cruel or abusive disciplinary practices in the workplace; (b) such Party did not discriminate against any workers on any ground in violation of Applicable Law (including race, religion, disability, gender, sexual orientation or gender identity); and (c) such Party paid each employee at least the minimum wage, provided each employee with all legally mandated benefits, and complies with all Applicable Laws on working hours and employment rights in the countries in which it operates;

14.1.10

such Party has complied with Applicable Laws relating to anti-corruption and anti-bribery.  It has not prior to the Effective Date as relevant to this Agreement, and will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage, or improperly assisting such Party in obtaining or retaining business, or in any way with the purpose or effect of public or commercial bribery.  Each Party will use commercially reasonable efforts to prevent subcontractors, agents or any other Third Parties, subject to its control or determining influence, from doing any of the foregoing activities.  For the avoidance of doubt, the foregoing activities include facilitating payments, which are unofficial, improper, small payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action to which such Party is legally entitled; and

14.1.11

such Party shall, and shall cause its Affiliates and its and their respective subcontractors and Sublicensees to, conduct all activities undertaken pursuant to this Agreement in accordance with Applicable Law, including entering into any data protection agreements required under Data Protection Laws.

14.2

Representations, Warranties and Covenants of ITEOS. ITEOS represents and warrants to GSK, as of the Execution Date, and covenants (as applicable) as follows, except to the extent otherwise disclosed by ITEOS to GSK prior to such date:

14.2.1

ITEOS owns or otherwise Controls the ITEOS Background Patents and ITEOS Background Know-How included in the ITEOS Technology, and that the ITEOS Background Patents on Schedule 14.2.1 are solely owned by ITEOS except as otherwise noted on Schedule 14.2.1;

14.2.2

ITEOS has not entered into any agreement, and shall not enter into any agreement, granting any right, interest or claim in or to, any Licensed Antibodies or Licensed Products or the ITEOS Technology, in each case, that would conflict or contravene with the rights and licenses granted to GSK in this Agreement and has not granted, and will not grant, any right to any Third Party that would conflict or contravene with the rights granted to GSK hereunder;

14.2.3	all ITEOS Background Patents included in the ITEOS Technology are existing and, to ITEOS’s Knowledge, are not invalid or unenforceable;
14.2.4

to ITEOS’s Knowledge no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate any ITEOS Background Patents or ITEOS Background Know-How, in each case, included in the ITEOS Technology;

14.2.5

no claim or litigation has been brought or threatened in writing by any Person against ITEOS alleging that (a) any ITEOS Background Patents included in the ITEOS Technology are invalid or unenforceable, or (b) except to the extent otherwise disclosed by ITEOS to GSK prior to such date, the use or practice of any ITEOS Background Patents or ITEOS Background Know-How, or the disclosing, copying, making, assigning or licensing of any ITEOS Background Patents or ITEOS Background Know-How, in each case, included in the ITEOS Technology;

14.2.6

to ITEOS’s Knowledge, there are not any scientific or technical facts or circumstances that have not been disclosed by ITEOS to GSK, and that would, in ITEOS’s reasonable estimation, have a material adverse effect on the scientific, therapeutic or commercial potential of Licensed Antibodies and Licensed Product;

14.2.7

all information and data provided by or on behalf of ITEOS to GSK on or before the Effective Date in contemplation of this Agreement was and is true and accurate in all material respects at the time of disclosure thereof;

14.2.8

to ITEOS’s Knowledge, the conception and reduction to practice of any inventions and the use or development of any other information within the ITEOS Background Know-How owned by ITEOS have not constituted or involved the misappropriation of trade secrets of any Third Party;

14.2.9

ITEOS is in material compliance with (a) all Data Protection Laws; (b) all privacy policies and other related policies, programs and other notices of ITEOS relating to the privacy, protection and security of PII; and (c) all contractual and other legal requirements to which ITEOS is subject with respect to the privacy, protection, and security of PII; and has in place reasonable safeguards to protect the confidentiality and security of PII, including from unauthorized access or misuse, based on Applicable Law, in each case of (a) through (c), as applicable to the ITEOS’s operations and activities directly related to this Agreement; and

14.2.10

ITEOS has provided complete and accurate copies to GSK of ITEOS Background Agreements (which may be redacted as necessary to comply with obligations to such Third Party) and to ITEOS’s Knowledge, that are not any material breaches of any ITEOS Background Agreement that would give any Third Party the right to terminate the same.

14.3

Representations, Warranties and Covenants of GSK. GSK represents and warrants to ITEOS, as of the Execution Date, as follows, except to the extent otherwise disclosed by GSK to ITEOS prior to such date:

14.3.1

GSK is in material compliance with (a) all Data Protection Laws; (b) all privacy policies and other related policies, programs and other notices of GSK relating to the privacy, protection and security of PII; and (c) all contractual and other legal requirements to which GSK is subject with respect to the privacy, protection, and security of PII; and has in place reasonable safeguards to protect the confidentiality and security of PII, including from unauthorized access or misuse, based on Applicable Law, in each case of (a) through (c), as applicable to GSK’s operations and activities directly related to this Agreement;

14.3.2	[***]; and
14.3.3	[***].
14.4

Disclaimer of Warranty.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, AND BOTH PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

14.5

Time For Claims. Except in the case of any fraud or intentional misrepresentation by a Party: (a) no claim may be made or suit instituted alleging breach or seeking indemnification pursuant to Article 15 (Indemnification) for any breach of, or inaccuracy in, any representation or warranty contained in Section 14.1 (Mutual Representations, Warranties and Covenants), Section 14.2 (Representations, Warranties and Covenants of ITEOS), and Section 14.3 (Representations, Warranties and Covenants of GSK) unless a written notice is provided to the Indemnifying Party at any time prior to the date that is [***] following the Effective Date, and (b) after such [***] period, no Party may bring any claim against the other Party arising from or relating to such other Party’s breach of such representations and warranties.

Article 15
Indemnification

15.1	Indemnification.
15.1.1	Indemnification by ITEOS. ITEOS hereby agrees to indemnify, defend and hold harmless GSK and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns any of the foregoing (“GSK Indemnitees”), from and against any and all suits, claims, actions, demands, losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) asserted by a Third Party to the extent arising from (a) any inaccuracy as of the date when made of any of ITEOS’s representations and warranties hereunder, (b) an ITEOS Indemnitee’s breach of this Agreement, gross negligence or willful misconduct, or (c) the Development and Commercialization by or on behalf of ITEOS or its Affiliates pursuant to this Agreement, except to the extent such Losses arise out of (i) Product Claims relating to or asserted in the Profit-Sharing Territory, other than to the extent attributable to gross negligence or willful misconduct of GSK or its Affiliates, Sublicensees or Third Party contractors, or (ii) the conduct described in Section 15.1.2(a)-(d) (Indemnification by GSK) below.

15.1.2

Indemnification by GSK.  GSK hereby agrees to indemnify, defend and hold harmless ITEOS and its Affiliates and their respective directors, officers, employees and agents, and the respective successors and assigns of any of the foregoing (“ITEOS Indemnitees”), from and against any and all Losses asserted by a Third Party to the extent arising from (a) any inaccuracy as of the date when made of any of GSK’s representations and warranties hereunder, (b) a GSK Indemnitee’s breach of this Agreement, gross negligence or willful misconduct, or (c) the Development, Commercialization or other Exploitation of the Licensed Antibodies and Licensed Products by or on behalf of GSK or its Affiliates pursuant to this Agreement, except to the extent such Losses arise out of (i) Product Claims relating to or asserted in the Profit-Sharing Territory other than to the extent attributable to gross negligence or willful misconduct of ITEOS or its Affiliates, Sublicensees or Third Party contractors, or (ii) the conduct described in Section 15.1.1(a)–(b) (Indemnification by ITEOS) above.

15.1.3

Indemnification Procedures.  Upon becoming aware or receipt of notice of any Third Party claim that may be subject to indemnification by the other Party (the “Indemnifying Party”) under this Section 15.1 (Indemnification), any GSK Indemnitee or any ITEOS Indemnitee (each, an “Indemnitee”), as the case may be, shall promptly notify the Indemnifying Party in writing. The Indemnifying Party shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any action for which indemnification is sought, and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof.  The Indemnifying Party may settle any action, claim or suit for which the Indemnitee is seeking indemnification; provided that the Indemnifying Party shall first give the Indemnitee advance notice of any proposed compromise or settlement and obtains such Indemnitee’s prior written approval, such approval not to be unreasonably withheld.  The Parties and their employees shall cooperate fully with each other and their legal representatives in the investigation, defense, prosecution, negotiation, or settlement of any such claim or suit. Each Party’s indemnification obligations under this Article 15

(Indemnification) shall not apply to amounts paid by an Indemnitee in settlement of any action with respect to a Third Party claim, if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. In no event shall the Indemnifying Party settle or abate any Third Party claim in a manner that would diminish the rights or interests of the Indemnitee, admit any liability on the part of the Indemnitee, or obligate the Indemnitee to make any payment, take any action, or refrain from taking any action, without the prior written approval of the Indemnitee.

15.2	Insurance.
15.2.1

ITEOS’s Insurance Obligations.  ITEOS shall maintain, at its cost, reasonable insurance against liability and other risks associated with its activities contemplated by this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are determined to be advisable by ITEOS, based on advice from insurance professionals, for companies of similar size and with similar resources for the activities to be conducted by it under this Agreement taking into account the scope of the activities for which ITEOS is responsible hereunder.  ITEOS shall furnish to GSK evidence of such insurance, upon request.

15.2.2

GSK’s Insurance Obligations.  GSK shall maintain, at its cost, insurance or self-insurance with respect to liabilities and other risks associated with its activities and obligations under this Agreement, including its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices for large companies in the pharmaceutical industry for the activities to be conducted by GSK under this Agreement.  GSK shall furnish to ITEOS evidence of such insurance or self-insurance, upon reasonable request.

15.3

LIMITATION OF CONSEQUENTIAL DAMAGES.  EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1 (INDEMNIFICATION), A BREACH OF A PARTY’S OBLIGATIONS UNDER SECTION 9.12 (EXCLUSIVITY) OR A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS IN Article 10 (CONFIDENTIALITY; PUBLICATIONS AND PRESENTATIONS), NEITHER ITEOS NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES, FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

Article 16
DISPUTE RESOLUTION

16.1

Dispute Resolution.  Except as otherwise pursuant to Sections 7.7 (Decision-Making), 8.17 (Resolution of Financial Disputes) or 8.18 (Specific Finance Disputes), any dispute arising out of or relating to the Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provisions:

16.1.1

In the event a Dispute arises, the Parties agree that they shall attempt in good faith to resolve the Dispute by negotiation between an appropriate representative of GSK that is a direct report to GSK’s Chief Executive Officer and ITEOS’s Chief Executive Officer (or their respective designee with power and authority to resolve such dispute) (each, a “Senior Executive”).  Either Party may refer a Dispute to the applicable Senior Executive of the other Party by serving notice that such Dispute has arisen and demand that negotiations commence (“Notice of Dispute”).

16.1.2

If the Parties’ Senior Executives are unable for any reason to resolve a Dispute by no later than [***] days after service of the Notice of Dispute, then the Parties agree that they shall try in good faith to resolve the Dispute by referring it for confidential mediation under the CPR Mediation Procedure in effect at the start of mediation, before resorting to arbitration. If the Parties cannot agree on a mediator within [***] days after the Dispute was referred to mediation, the mediator shall, upon request by either Party, be appointed by CPR pursuant to CPR Mediation Procedure.  The cost of mediator shall be borne equally by the Parties.

16.2

Arbitration.  Any Dispute not resolved within [***] days (or within such other time period as may be agreed to by Parties in writing) after appointment of the mediator shall be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association (the “AAA Rules”).

16.2.1	Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitrator(s).
16.2.2	There shall be one or more arbitrators appointed in accordance with the AAA Rules.
16.2.3

The governing law in Section 17.1 (Governing Law) shall govern such proceedings.  The place of arbitration shall be New York, New York, unless otherwise agreed to by the Parties, and the language of the arbitration shall be English.

16.2.4

The arbitrator(s) shall use their best efforts to rule on the Dispute within [***] days after appointment of the arbitrator(s).  The determination of the arbitrator(s) as to the resolution of any Dispute shall be binding and conclusive upon the Parties, absent manifest error.  All rulings of the arbitrator(s) shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.  Nothing contained herein shall be construed to permit the arbitrator(s) to award punitive, exemplary or any similar damages.  Any arbitration award may be entered in and enforced by a court in accordance with Sections 16.2.5 (Award), 16.2.7 (Injunctive Relief) and 16.2.10 (Patent Disputes).
16.2.5

Award.  Subject to Section 8.10 (Tax Matters), any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 16.2.4 (Arbitration) shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 16 (Dispute Resolution), and agrees that judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award.

16.2.6	Costs. The arbitrator(s) shall award to the prevailing Party, if any, as determined by the arbitrator(s), the prevailing Party’s cost, fees and expenses incurred in connection with such arbitration.
16.2.7

Injunctive Relief.  Nothing in this Article 16 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  For the avoidance of doubt, nothing in this Section 16.2.7 (Injunctive Relief) shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 12.3 (Termination for Material Breach).

16.2.8

Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by Applicable Law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party. The existence of any Dispute submitted to arbitration, and any award shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.  Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 10 (Confidentiality; Publications and Presentations) above.

16.2.9	Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.
16.2.10

Patent Disputes.  Notwithstanding this Section 16.2 (Arbitration), any dispute, controversy or claim to the extent regarding the validity, scope, enforceability, or inventorship of intellectual property rights shall be submitted to a court of competent jurisdiction or patent office in the country in which such intellectual property rights were granted or arose.

Article 17
MISCELLANEOUS

17.1

Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with the laws of the State of New York, without reference to conflicts of laws principles. The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce and a foreign (non-U.S.) Party. Notwithstanding the provision in the preceding sentence with respect to the applicable substantive law, any arbitration, decision or award rendered hereunder and the validity, effect and interpretation of the arbitration provision shall be governed by the Federal Arbitration Act.

17.2

Assignment.  Neither Party may assign this agreement nor the licenses granted hereunder in whole or in part to any Third Party without the prior written consent of the other Party hereto.  Notwithstanding the foregoing, either Party may assign its rights and delegate its obligations under this Agreement, in whole or in part, without the consent of the other Party, to (a) an Affiliate or (b) to a Third Party that acquires all or substantially all of the business or assets of such Party to which the subject matter of this Agreement pertains (whether by merger, reorganization, acquisition, sale of assets or otherwise); provided that, if any withholding taxes are imposed with respect to any payment contemplated under this Agreement as a result of or following an assignment or other transfer by a Party of its rights or obligations hereunder to another entity (or as a result of a subsequent transfer following such assignment or transfer), and such withholding taxes would not have been imposed with respect to such payment under then-applicable Tax laws if such Party had not assigned or transferred its rights or obligations hereunder (or had such subsequent transfer not occurred), then clause (b) of Section 8.10.2 shall apply, such that the amount payable under this Agreement shall be increased to take into account the Increased Withholding Taxes so that the recipient of such payment receives an amount equal to the sum it would have received had no such Increased Withholding Taxes been withheld.  The assigning Party remains fully liable for the performance of its obligations hereunder by any such assignee. In addition, and notwithstanding the foregoing, ITEOS may assign its right to receive payments under this Agreement as part of a royalty factoring transaction undertaken for bona fide financing purposes. Any assignment of this Agreement in violation of this Section 17.2 (Assignment) will be null, void, and of no legal effect.  This Agreement will be binding on and will inure to the benefit of the permitted successors and assigns of the Parties.

17.3

Non-Solicitation of Employees.  [***] thereafter, each Party agrees that neither it nor any of its Affiliates will recruit, solicit, or induce any employee of the other Party that such Party knew was directly and substantially involved in the Exploitation of Licensed Antibodies or Licensed Products under this Agreement to terminate his or her employment with such other Party and become employed by or consult for such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing,

“recruit,” “solicit,” or “induce” will not be deemed to mean (a) circumstances where an employee of a Party (i) initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (ii) responds to general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements or postings, and (b) discussions, interviews, negotiations, offers, or acceptances of employment or similar activities that arise as a result of circumstances described in (a).

17.4

Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice to the other Party.  Such excuse shall be continued so long as the condition constituting Force Majeure continues and the non-performing Party takes commercially reasonable efforts to remove the condition, for up to a maximum of [***], after which time the Parties will negotiate in good faith any modifications of the terms and conditions of this Agreement that may be necessary to arrive at an equitable solution.  To the extent possible, each Party shall use commercially reasonable efforts to minimize the duration of any Force Majeure.

17.5

Notices.  Any notice required or permitted to be given by either Party under this Agreement shall be in writing and shall be personally delivered or sent by a nationally recognized private express courier, or by first class mail (registered or certified) to the respective Parties as set forth below.  Notices will be deemed effective (a) the next day if sent by courier; or (b) five (5) Business Days after deposit, postage prepaid, if mailed.  Either Party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Section 17.5 (Notices).

If to GSK:

GlaxoSmithKline

259 E Grand Ave Fifth Floor, Suite 1

San Francisco, CA 94080

Attn.: SVP & Head R&D Business Development

With a copy (which shall not constitute notice to):

GlaxoSmithKline

980 Great West Road

Brentford, Middlesex TW8 9GS

United Kingdom

Attn.: VP & Head of Legal Business Development & Corporate

If to ITEOS:

iTeos Therapeutics

139 Main Street

Cambridge, MA 02142

Attn.: Chief Operating Officer

With a copy (which shall not constitute notice to):

Ropes & Gray LLP

800 Boylston St.; Prudential Tower

Boston, MA 02199

Attn.: Hannah H. Freeman

17.6

Export Clause.  Each Party acknowledges that the Applicable Laws of the United States and other Applicable Laws restrict the export and re-export of certain commodities and technical data.  Each Party agrees that it will not export or re-export restricted commodities or technical data of the other Party in any form without the appropriate United States or foreign government licenses.

17.7

Waiver.  The terms and conditions of this Agreement may be waived or released only by a written instrument executed by the Party or Parties waiving or releasing compliance.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver or subsequent waiver of such condition or term or of another condition or term.

17.8

Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, then the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or of such provision in any other jurisdiction, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without such invalid provisions.

17.9

Performance by Affiliates.  Either Party may exercise its rights and perform its obligations under this Agreement directly or through one or more of its Affiliates.  Each Party’s Affiliates will have the benefit of all rights (including all licenses) of such Party under this Agreement.  Accordingly, in this Agreement “ITEOS” will be interpreted to mean “ITEOS or its Affiliates” and “GSK” will be interpreted to mean “GSK or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights provided to the applicable Party in this Agreement; provided, however, that in any event each Party will remain responsible hereunder for the acts and omissions of its respective Affiliates.

17.10

Entire Agreement.  This Agreement, together with the Schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the CDA, and all information exchanged between the Parties under the CDA shall be considered Confidential Information exchanged hereunder upon the Effective Date.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of both Parties.

17.11

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

17.12

Independent Contractors.  Nothing herein shall be construed to create a partnership, or any relationship of employer and employee, agent and principal, or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party, and neither Party shall represent that it has such authority.  Neither Party shall report the transactions and undertakings contemplated by this Agreement as a partnership for United States federal income tax purposes unless the arrangement between the Parties as contemplated by this Agreement is determined to constitute an Entity under Applicable Law (as determined based on the opinion (on a “should” basis) of a nationally recognized law or accounting firm) or by a tax authority on audit or other examination.

17.13	Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.
17.14

Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

17.15	Supremacy. To the extent of any express conflict or inconsistency between this Agreement and any Schedule hereto, the terms and conditions of this Agreement shall control.
17.16

Counterparts.  This Agreement may be executed and delivered (including by PDF or any other electronically transmitted signatures) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.17

Binding Effect; No Third Party Beneficiaries.  As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  This Agreement is intended for the benefit of the Parties, their respective permitted successors and assigns, and is not for the benefit of, nor many any provision hereof be enforced by, any other Person other than with respect to the indemnification provisions in Article 15 (Indemnification) and as otherwise expressly set forth herein.

17.18

Interpretation. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms.  The word “any” will mean “any and all” unless otherwise clearly indicated by context.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the word “or” will be interpreted to mean “and/or”, (f) all references herein to Articles, Sections, or Exhibits, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Exhibits of this Agreement, (g) the words “include” and “including” will be interpreted to mean “include without limitation” and “including without limitation,” respectively, (h) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another, (i) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, and (j) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e‑mail and instant messaging).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Execution Date by their respective duly authorized representatives as set forth below.

GLAXOSMITHKLINE INTELLECTUAL
PROPERTY (NO. 4) LIMITED

/s/ John Sadler

By:	John Sadler

Its:	Corporate Director

ITEOS belgium s.a.

/s/ Michel Detheux

By:	Michel Detheux

Its:	Board Member

/s/ Gregory Driessens

By:	Gregory Driessens

Its:	Board Member

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